As filed with the Securities and Exchange Commission on February 13, 1998.
                                                     Registration No. 333-______

                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                 ------------------


                                      FORM S-4
                               REGISTRATION STATEMENT
                                        UNDER
                             THE SECURITIES ACT OF 1933

                                 ------------------

                        INTERNATIONAL SHIPHOLDING CORPORATION
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          Delaware                               4412                          36-2989662
(STATE OR OTHER JURISDICTION              (PRIMARY STANDARD                  (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)    INDUSTRIAL CLASSIFICATION CODE)        IDENTIFICATION NO.)

                                  650 Poydras Street
                             New Orleans, Louisiana  70130
                                    (504) 529-5461
                  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
              INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   Gary L. Ferguson
                      Vice President and Chief Financial Officer
                         International Shipholding Corporation
                                  650 Poydras Street
                             New Orleans, Louisiana  70130
                                    (504) 529-5461
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                      INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                      Copies to:
                           L. Richards McMillan, II, Esq.
                        Jones, Walker, Waechter, Poitevent,
                             Carrere & Denegre, L.L.P.
                               201 St. Charles Avenue
                            New Orleans, Louisiana 70170
                                    504-582-8188

                                 ------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                                 ------------------

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                                 ------------------

                           CALCULATION OF REGISTRATION FEE

                                                                          PROPOSED                PROPOSED
                                                                           MAXIMUM                 MAXIMUM             AMOUNT OF
           TITLE OF EACH CLASS OF                 AMOUNT TO BE         OFFERING PRICE             AGGREGATE           REGISTRATION
        SECURITIES TO BE REGISTERED                REGISTERED             PER UNIT            OFFERING PRICE(1)           FEE
        ---------------------------                ----------             --------            -----------------           ---
     7 3/4% Series B Senior Notes Due 2007        $110,000,000              100%                $110,000,000            $32,450

(1) Determined solely for the purpose of calculating the registration fee in accordance with Rule 457(f).

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

******************************************************************************
*                                                                            *
*   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A    *
*   REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED       *
*   WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT    *
*   BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE          *
*   REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT      *
*   CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR   *
*   SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH   *
*   OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR   *
*   QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.               *
*                                                                            *
******************************************************************************
                 SUBJECT TO COMPLETION, DATED FEBRUARY 13, 1998
PROSPECTUS

       OFFER FOR ALL OUTSTANDING 7 3/4% SERIES A SENIOR NOTES DUE 2007 IN
               EXCHANGE FOR 7 3/4% SERIES B SENIOR NOTES DUE 2007
                                       OF
                      International Shipholding Corporation

           THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
                     TIME ON MARCH __, 1998 UNLESS EXTENDED.

   International Shipholding Corporation (the "Company" or "ISC"), hereby offers (the "Exchange Offer") to exchange an aggregate principal amount of up to $110,000,000 of its 7 3/4% Series B Senior Notes due 2007 (the "New Notes") for a like principal amount of its 7 3/4% Series A Senior Notes due 2007 (the "Old Notes") outstanding on the date hereof upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (the "Letter of Transmittal"). The New Notes and the Old Notes are collectively referred to hereinafter as the "Notes." The terms of the New Notes are identical in all material respects to those of the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes. The New Notes will be issued pursuant to, and entitled to the benefits of the indenture governing the Old Notes (the "Indenture"). Interest on the New Notes will accrue from the last interest payment date on which interest was paid on the Old Notes surrendered in exchange therefor or, if no interest has been paid on the Old Notes, from the date of original issue of the Old Notes (the "Issue Date"). Interest on the New Notes will be payable semi-annually on April 15 and October 15 of each year, commencing on April 15, 1998 at the rate of 7 3/4% per annum. The New Notes will mature on October 15, 2007. The New Notes will not be redeemable prior to maturity.

   Upon a Change of Control (as defined herein), the Company is required to make an offer to purchase all of the outstanding New Notes at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, through the redemption date. See "Description of the Notes - Certain Covenants -- Purchase of Notes Upon Change of Control." In addition, the Company is obligated in certain instances to offer to purchase the New Notes at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, with the net cash proceeds of certain asset sales or other dispositions. See "Description of the Notes - Certain Covenants -- Disposition of Proceeds of Asset Sales."

   The New Notes will be general unsecured senior obligations of the Company ranking PARI PASSU in right of payment with all other senior indebtedness of the Company (including any Old Notes not exchanged) and senior in right of payment to all subordinated indebtedness of the Company. The Company is a holding company with limited assets and conducts substantially all of its business through subsidiaries. The New Notes will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries. As of September 30, 1997, after giving pro forma effect to the offering of the Old Notes (the "Offering") and the New Credit Facility (as defined herein), and the application of the proceeds therefrom, the Company would have had approximately $108.6 million of senior indebtedness outstanding other than the Notes (not including guarantees of $77.1 million of indebtedness of the Company's subsidiaries), and the Company's subsidiaries would have had approximately $113.3 million of indebtedness outstanding (other than intercompany indebtedness).

   The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated as of January 22, 1998 (the "Registration Rights Agreement"), among the Company, Citicorp Securities, Inc., Citibank Canada Securities Limited and Citibank International plc (the "Initial Purchasers"), with respect to the Offering.

   The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date (as defined herein) for the Exchange Offer. In the event the company terminates the Exchange Offer and does not accept for exchange any Old Notes with respect to the Exchange Offer, the Company will promptly return such Old Notes to the holders thereof. See "The Exchange Offer."

   Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivery of a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

   Prior to the Exchange Offer, there has been no public market for the Old Notes. The Company currently intends to apply for listing of the New Notes on the New York Stock Exchange. There can be no assurance that any public market for the New Notes will develop; however, if a market for the New Notes should develop, such New Notes could trade at a discount from their principal amount.

   The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange pursuant to the Exchange Offer.

   SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY PROSPECTIVE PURCHASERS IN EVALUATING AN INVESTMENT IN THE NEW NOTES.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                               ------------------

          The date of this Prospectus is                     , 1998.

                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder, and in accordance therewith files periodic reports, proxy statements and other documents with the Securities and Exchange Commission (the "Commission" or "SEC"). All documents filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) that contains information regarding registrants, such as the Company, that file electronically with the Commission. The Company's Common Stock is traded on the New York Stock Exchange and its reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Company's Annual Report on Form 10-K for the year ended December 31, 1996 and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 and the Company's Current Report on Form 8-K dated January 22, 1998, each of which was filed by the Company with the Commission under the Exchange Act, are incorporated into this Prospectus by reference.

      All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Information appearing herein or in any particular document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information appearing in all of the documents incorporated herein by reference and should be read together therewith. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference in this Prospectus, except that exhibits to such documents will not be provided unless they are specifically incorporated by reference into such documents. Requests for copies of any such document should be directed to International Shipholding Corporation, 650 Poydras Street, New Orleans, Louisiana 70130, Attention: Gary L. Ferguson, Vice President and Chief Financial Officer, Telephone: (504) 529-5461.

                  NOTICE REGARDING FORWARD-LOOKING STATEMENTS

      Certain of the matters discussed under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus and incorporated by reference in this Prospectus may constitute "forward-looking" statements, and as such may involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results to be materially different from the anticipated future results expressed or implied by such forward-looking statements. Such forward- looking statements may include, without limitation, statements with respect to the Company's anticipated future performance, financial position and liquidity, growth opportunities, business and competitive outlook, demand for services, business strategies, and other similar statements of expectations or objectives that are highlighted by words such as "expects," "anticipates," "intends," "plans," "believes," "projects," "seeks," "estimates," "should" and "may," and variations thereof and similar expressions. Important factors that could cause the actual results of the Company to differ materially from the Company's expectations may include, without limitation: (i) the Company's ability to identify customers with marine transportation needs requiring specialized vessels or operating techniques; (ii) the Company's ability to secure financing on satisfactory terms to acquire, modify, or construct vessels if such financing is necessary to service the potential needs of current or future customers; (iii) the Company's ability to obtain new contracts or renew existing contracts that would employ certain of its vessels or other assets upon the expiration of contracts currently in place; (iv) the Company's ability to manage the amount and rate of growth of its general and administrative expenses and costs associated with crewing certain of its vessels; (v) the Company's ability to manage its growth in terms of implementing internal controls and information systems and hiring or retaining key personnel, among other things;
(vi) changes in cargo rates and fuel prices that could increase or decrease the Company's gross voyage profit from its liner services; (vii) the rate at which competitors add or scrap vessels in the markets in which the Company operates;
(viii) changes in interest rates that could increase or decrease the amount of interest the Company incurs on borrowings with variable rates of interest, (ix) the impact on the Company's financial statements of nonrecurring accounting charges that may result from the Company's ongoing evaluation of business strategies, asset valuations and organizational structures; (x) changes in accounting policies and practices adopted voluntarily or as required by generally accepted accounting principles; (xi) changes in laws and regulations such as those related to government assistance programs and tax rates, among other things, (xii) unanticipated outcomes of current or possible future legal proceedings; and (xiii) other economic, competitive, governmental and technological factors that may affect the Company's operations. See "Risk Factors" and "Business." Due to these uncertainties, each prospective investor is cautioned not to place undue reliance upon the Company's forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise any of its forward-looking statements.

                                    SUMMARY

      THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN AND DOES NOT PURPORT TO BE COMPLETE. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE HEREIN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. SEE "GLOSSARY" FOR THE DEFINITION OF CERTAIN TERMS USED IN THIS PROSPECTUS. UNLESS THE CONTEXT REQUIRES OTHERWISE, ALL REFERENCES TO THE COMPANY IN THIS PROSPECTUS SHALL INCLUDE INTERNATIONAL SHIPHOLDING CORPORATION AND ITS SUBSIDIARIES.

                                  THE COMPANY

      THE COMPANY, THROUGH ITS SUBSIDIARIES, OPERATES A DIVERSIFIED FLEET OF U.S. AND FOREIGN FLAG VESSELS THAT PROVIDE INTERNATIONAL AND DOMESTIC MARITIME TRANSPORTATION SERVICES TO COMMERCIAL AND GOVERNMENTAL CUSTOMERS PRIMARILY UNDER MEDIUM- TO LONG-TERM CHARTERS OR CONTRACTS. SUBSTANTIALLY ALL OF THESE CHARTERS OR CONTRACTS ARE EITHER RENEWALS OR EXTENSIONS OF PREVIOUS AGREEMENTS. THE COMPANY'S FLEET CONSISTS OF 31 OCEAN-GOING VESSELS, 15 TOWBOATS, 129 RIVER BARGES, 26 SPECIAL PURPOSE BARGES, APPROXIMATELY 1,850 LASH (LIGHTER ABOARD
SHIP) BARGES AND RELATED SHORESIDE HANDLING FACILITIES. FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1997, THE COMPANY GENERATED REVENUES OF $388.3 MILLION AND EBITDA (AS DEFINED HEREIN) OF $92.7 MILLION.

      THE COMPANY IS THE ONLY SIGNIFICANT OPERATOR OF THE LASH TRANSPORTATION SYSTEM, WHICH IT PIONEERED IN 1969. THE COMPANY'S FLEET INCLUDES 12 LARGE LASH VESSELS, FOUR LASH FEEDER VESSELS AND APPROXIMATELY 1,850 LASH BARGES. THE LASH TRANSPORTATION SYSTEM USES SPECIALLY DESIGNED BARGES OF UNIFORM SIZE WHICH ARE LOADED WITH CARGO AT VARIOUS LOCATIONS, TOWED TO A CENTRALIZED FLEETING AREA, LOADED ABOARD A LARGE OCEAN-GOING LASH VESSEL BY A 500-TON CAPACITY SHIPBOARD CRANE AND TRANSPORTED OVERSEAS, WHERE ANOTHER SET OF PREVIOUSLY LOADED LASH BARGES AWAITS PICK-UP. IN ITS TRANSOCEANIC LINER SERVICES, THE COMPANY USES THE LASH SYSTEM PRIMARILY TO GATHER CARGO ON RIVERS, IN ISLAND CHAINS AND IN HARBORS THAT ARE TOO SHALLOW FOR TRADITIONAL VESSELS. THE 400-TON CAPACITY LASH BARGES ARE IDEALLY SUITED TO TRANSPORT LARGE UNIT SIZE ITEMS SUCH AS FOREST PRODUCTS, NATURAL RUBBER AND STEEL THAT CANNOT BE TRANSPORTED EFFICIENTLY TO AND FROM SUCH AREAS IN CONTAINER SHIPS. THE LASH VESSEL'S SHIPBOARD CRANE PERMITS RAPID LOADING AND UNLOADING OF LASH BARGES EITHER DOCKSIDE OR AT ANCHOR. THIS RAPID LOADING AND UNLOADING CAPABILITY PROVIDES QUICK VESSEL TURNAROUND AND MINIMIZES PORT TIME, CARGO HANDLING AND RELIANCE UPON SHORESIDE SUPPORT FACILITIES.

      IN ADDITION TO LASH VESSELS, THE COMPANY'S FLEET CONSISTS OF (I) TWO FOREIGN FLAG AND TWO U.S. FLAG PURE CAR CARRIERS THAT ARE SPECIALLY DESIGNED TO TRANSPORT FULLY ASSEMBLED AUTOMOBILES; (II) TWO U.S. FLAG ICE-STRENGTHENED MULTI- PURPOSE VESSELS, ONE OF WHICH SUPPORTS SCIENTIFIC AND DEFENSE OPERATIONS IN THE POLAR REGIONS AND THE OTHER OF WHICH IS USED BY THE MILITARY SEALIFT COMMAND ("MSC"), A BRANCH OF THE U.S. DEPARTMENT OF DEFENSE, TO CARRY THE COMPONENTS OF A 500-BED U.S. MARINE CORPS FIELD HOSPITAL IN THE INDIAN OCEAN;
(III) ONE FOREIGN FLAG CAPE-SIZE BULK CARRIER; (IV) ONE U.S. FLAG MOLTEN SULPHUR CARRIER, WHICH IS USED TO CARRY MOLTEN SULPHUR FROM LOUISIANA AND TEXAS TO A PROCESSING PLANT ON THE FLORIDA GULF COAST; (V) TWO FOREIGN FLAG FLOAT-ON/FLOAT-OFF SPECIAL PURPOSE VESSELS ("FLO-FLO SPVS" OR "SPVS") AND ONE 5,000-TON CONTAINER VESSEL, WHICH, TOGETHER WITH ANCILLARY VESSELS, ARE USED TO TRANSPORT SUPPLIES FOR THE INDONESIAN OPERATIONS OF A MAJOR MINING COMPANY; (VI) ONE U.S. FLAG CONVEYER-EQUIPPED SELF-UNLOADING COAL CARRIER WHICH CARRIES COAL IN THE COASTWISE AND NEAR-SEA TRADE; (VII) THREE ROLL-ON/ROLL-OFF VESSELS ("RO/ROS") THAT PERMIT RAPID DEPLOYMENT OF ROLLING STOCK, MUNITIONS AND OTHER MILITARY CARGOES REQUIRING SPECIAL HANDLING; AND (VIII) 14 INLAND WATERWAY TOWBOATS AND 111 SUPER-JUMBO RIVER BARGES THAT TRANSPORT COAL FROM INDIANA TO FLORIDA FOR AN ELECTRIC UTILITY AND UNLOAD VIA SHORESIDE FACILITIES OWNED AND OPERATED BY THE COMPANY.

      THE COMPANY'S FLEET IS DEPLOYED BY ITS PRINCIPAL OPERATING SUBSIDIARIES, CENTRAL GULF LINES, INC. ("CENTRAL GULF"), LCI SHIPHOLDINGS, INC. ("LCI"), FOREST LINES INC. ("FOREST LINES") AND WATERMAN STEAMSHIP CORPORATION ("WATERMAN"). THE COMPANY PROVIDES FIVE TYPES OF SERVICES:

      o DOMESTIC TRANSPORTATION SERVICES - the Company provides domestic transportation services, primarily involving its long-term coal and sulphur transportation contracts and its ownership of an intermodal transfer and warehouse facility in Memphis, Tennessee and a coal transfer facility in Gulf County, Florida;

      o LINER SERVICES - the Company operates a foreign flag LASH liner service between U.S. Gulf and East Coast ports and ports in Northern Europe, and a U.S. flag LASH liner service between U.S. Gulf and East Coast ports and ports in South Asia, the Middle East and Northern Africa;

      o MILITARY SEALIFT COMMAND CHARTERS - the Company time charters vessels to the MSC for use in the MSC's military prepositioning program and its scientific and defense operations in the Arctic and Antarctic;

      o PURE CAR CARRIERS - the Company transports fully assembled Toyota and Honda automobiles from Japan to the United States and fully assembled Hyundai automobiles from South Korea primarily to the United States and Europe; and

      o SPECIAL PURPOSE VESSELS - the Company provides ocean transportation services under a long-term contract with a major mining company for its Indonesian operations.

BUSINESS STRATEGY

      The Company's strategy is to (i) identify customers with high credit quality and marine transportation needs requiring specialized vessels or operating techniques, (ii) seek medium- to long-term charters or contracts with those customers and, if necessary, modify, acquire or construct vessels to meet the requirements of those charters or contracts and (iii) provide its customers with reliable, high quality service at a reasonable cost. The Company believes that its strategy has produced stable operating cash flows and valuable long-term relationships with its customers. The Company plans to continue this strategy by expanding its relationships with existing customers, seeking new customers and selectively pursuing acquisitions.

COMPETITIVE STRENGTHS

      LARGEST LASH TRANSPORTATION SYSTEM PROVIDER. The Company is the only significant commercial operator of the LASH transportation system, which it pioneered in 1969. The Company owns all 12 of the LASH vessels that are currently used worldwide for commercial services. A key advantage of the LASH transportation system is that it minimizes port and cargo handling time. While a LASH vessel is transporting one set of LASH barges overseas, another set of LASH barges is being loaded with cargo and gathered at the destination staging area. Other advantages of the Company's LASH transportation system include the ability to access areas that lack traditional port facilities and to carry larger than container sized cargo.

      The Company believes that the cost of replicating its LASH transportation system is a significant barrier to entry for a potential competitor. Management believes that a new competitor would have to acquire not only a LASH vessel (estimated to cost $80 million to build), but also three sets of approximately 90 barges each (estimated to cost $100,000 per barge to build) to achieve similar operating efficiencies.

      STABLE CASH FLOW. The Company's historical cash flows have been relatively stable because of the length and structure of the Company's contracts with creditworthy customers, as well as the Company's diversified customer and cargo bases. Approximately 75% of the Company's EBITDA for the twelve months ended September 30, 1997, was generated from its medium- to long-term contracts. Primarily as a result of such contracts, as of September 30, 1997, 67% of the Company's aggregate vessel capacity was firmly committed for fiscal year 1998, and approximately 45% of its aggregate vessel capacity was firmly committed for all periods through 2004. The Company's medium- to long-term charters provide for a daily charter rate that is payable whether or not the charterer utilizes the vessel. These charters generally require the charterer to pay certain voyage operating costs, including fuel, port and stevedoring expenses, and often include cost escalation features covering certain of the Company's expenses. In addition, the Company's medium- to long-term contracts of affreightment guarantee a minimum amount of cargo for transportation. Furthermore, the Company's diversified cargo and customer bases have contributed to the stability of the Company's operating cash flow. Over the last five years, no single customer, other than the MSC, has accounted for more than 12% of the Company's gross voyage profits (total revenues less voyage expenses and vessel and barge depreciation). The Company also believes that the high credit quality of its customers and the length of its contracts help reduce the effects of cyclical market conditions. See "Business - Customers and Cargo."

      LONG-STANDING CUSTOMER RELATIONSHIPS. The Company currently has medium- to long-term time charters with, or contracts to carry cargo for, high credit quality commercial customers that include International Paper Company, Freeport-McMoRan Resource Partners, Limited Partnership, P.T. Freeport Indonesia Company, The Goodyear Tire and Rubber Company, Toyota Motor Corporation, Honda Motor Co. Ltd., Hyundai Motor Company, Seminole Electric Cooperative and New England Power Co. Most of these companies have been customers of the Company for over ten years. Substantially all of the Company's current cargo contracts and charter agreements are renewals or extensions of previous agreements. In recent years the Company has been successful in winning extensions or renewals of substantially all of the contracts rebid by its commercial customers. Additionally, for over 30 years the Company has been operating vessels for the MSC under charters or contracts that typically contain extension options for one or more periods. Historically, the MSC has exercised substantially all of its renewal options. The Company believes that its long-standing customer relationships are in part due to the Company's excellent reputation for providing quality specialized maritime service in terms of on-time performance, low cargo loss, minimal damage claims and reasonable rates. See "Business Customers and Cargo."

      COST CONTAINMENT. In 1993, the Company implemented a cost reduction program designed to reduce administrative and general expenses. In the first quarter of 1997, the Company effected a 7.0% reduction of shoreside personnel. As a result of the Company's general cost reduction efforts since 1993, administrative and general expenses for 1996 were $1.95 million lower (6.9%) than in 1993, notwithstanding a 9.6% increase in revenue during such period.

      EXPERIENCED MANAGEMENT TEAM. The Company's management team has substantial experience in the shipping industry. The Company's Chairman and President have each served the Company in various management capacities since its founding in 1947. In addition, the Company's two Executive Vice Presidents and the Chief Financial Officer have over 72 years of collective experience with ISC. The Company believes that the experience of its management team is important to maintaining long-term relationships with its customers.

                              --------------------

      The Company is a Delaware corporation headquartered in New Orleans, Louisiana, with administrative and sales offices in New York, Houston, Chicago, Washington, D.C. and Singapore, and a network of marketing agents in other major cities around the world. The Company's principal office is located at 650 Poydras Street, New Orleans, Louisiana 70130, telephone number (504) 529-5461.

                   THE ORIGINAL OFFERING AND USE OF PROCEEDS

      The Old Notes were sold by the Company on January 22, 1998 to the Initial Purchasers and were thereupon offered and sold by the Initial Purchasers only to certain qualified institutional buyers. The Company will use substantially all of the net proceeds from the Offering to refinance approximately $103.0 million in principal amount of secured indebtedness of certain of the Company's subsidiaries, including prepayment penalties of $427,000 payable in connection therewith, and to repay approximately $1.3 million of the Company's existing revolving credit facilities. The Company will not receive any proceeds from the Exchange Offer.

                              THE EXCHANGE OFFER

Securities Offered................  Up to $110,000,000 aggregate principal amount of 7 3/4% Series B Senior Notes due
                                    2007. The terms of the New Notes and Old
                                    Notes are identical in all material
                                    respects, except for certain transfer
                                    restrictions and registration rights
                                    relating to the Old Notes.

The Exchange Offer................  The New Notes are being offered in exchange for a like principal amount of Old Notes.
                                    Old Notes may be exchanged only in integral multiples of $1,000. The issuance of the New Notes is intended to satisfy obligations of the Company contained in the Registration Rights Agreement.

Expiration Date; Withdrawal of
 Tender...........................  The Exchange Offer will expire at 5:00 p.m.,
                                    New York City time, on March ____, 1998, or such later date and time to which it is extended by the Company. The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Certain Conditions to the Exchange
 Offer............................  The Company's obligation to accept for exchange, or to issue New Notes in exchange for, any Old Notes is subject to certain customary conditions relating to compliance with any applicable law, or any applicable interpretation by the staff of the Commission, or any order of any governmental agency or court of law, which may be waived by the Company in its reasonable discretion. The Company currently expects that each of the conditions will be satisfied and that no waivers will be necessary. See "The Exchange Offer - Certain Conditions to the Exchange Offer."

Procedures for Tendering Old
Notes.............................  Each holder of Old Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Old Notes and any other required documentation, to the Exchange Agent (as hereinafter defined) at the address set forth herein. Persons holding Old Notes through a book-entry transfer facility and wishing to accept the Exchange Offer must do so in accordance with such book-entry transfer facility's procedures for transfer. See "The Exchange Offer - Procedures for Tendering Old Notes" and "- Book-Entry Transfer."

Guaranteed Delivery
 Procedures.......................  Holders of Old Notes who wish to tender their Old Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer - Guaranteed Delivery Procedures."

Use of Proceeds...................  There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer.

Exchange Agent....................  The Bank of New York is serving as the
                                    Exchange Agent in connection with the
                                    Exchange Offer.
United States Federal Income
Tax Consequences..................  The exchange of Notes pursuant to the
                                    Exchange Offer will not be a taxable event for United States federal income tax purposes. See "The Exchange Offer - United States Federal Income Tax Consequences of the Exchange of Notes."

      CONSEQUENCES OF EXCHANGING OLD NOTES PURSUANT TO THE EXCHANGE OFFER

        If a holder of Old Notes does not exchange such Old Notes for New Notes pursuant to the Exchange Offer, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. See "Description of the Notes - Registration Rights."

      Based on certain interpretive letters issued by the staff of the Commission to third parties in unrelated transactions, the Company believes that holders of Old Notes (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchange their Old Notes for New Notes pursuant to the Exchange Offer generally may offer such New Notes for resale, resell such New Notes and otherwise transfer such New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such New Notes are acquired in the ordinary course of the holders' business and such holders have no arrangement with any person to participate in a distribution of such New Notes. However, the Company does not intend to request the SEC to consider, and the SEC has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with state securities laws, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the Notes for offer or sale under the securities or blue sky laws of such states as any holder of the Notes reasonably requests in writing. Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. See "The Exchange Offer - Consequences of Failure to Exchange; Resales of New Notes."

      The Old Notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. Following commencement of the Exchange Offer but prior to its consummation, the Old Notes may continue to be traded in the PORTAL market. Following consummation of the Exchange Offer, the New Notes will not be eligible for PORTAL trading.

                                 THE NEW NOTES

Issuer............................  International Shipholding Corporation

Securities Offered................  $110,000,000 principal amount of 7 3/4%
                                    Senior Notes due 2007.

Interest .........................  The Notes will bear interest at a rate of
                                    7 3/4% per annum. Interest on the New Notes will accrue from the last interest payment date on which interest was paid on the Old Notes surrendered in exchange therefor or, if no interest has been paid on the Old Notes, from the date of original issue of the Old Notes. Interest on the New Notes will be payable semi-annually on each April 15 and October 15 commencing on April 15, 1998.

Maturity Date.....................  October 15, 2007.

Redemption........................  The New Notes will not be redeemable prior to maturity, nor will the Company be
                                    required to make any mandatory sinking fund payments in respect of the New Notes.

Ranking...........................  The New Notes will be (as the Old Notes are)
                                    general unsecured senior obligations of the Company and will rank PARI PASSU in right of payment with all other senior indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. The Company is a holding company with limited assets and conducts substantially all of its business through subsidiaries. The New Notes will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries. As of September 30, 1997, after giving pro forma effect to the Offering and the application of the proceeds therefrom, the Company would have had approximately $108.6 million of senior indebtedness outstanding other than the Notes (not including guarantees of $77.1 million of indebtedness of the Company's subsidiaries), and the Company's subsidiaries would have had approximately $113.3 million of indebtedness outstanding (other than intercompany indebtedness).

Change of Control.................  In the event of a Change of Control (as defined herein), the Company will be
                                    obligated to make an offer to purchase all of the outstanding New Notes (and any outstanding Old Notes) at a redemption price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date. See "Description of the Notes - Certain Covenants--Purchase of Notes upon Change of Control."

Asset Sale Proceeds...............  The Company will be obligated in certain circumstances to offer to purchase the New
                                    Notes (and any outstanding Old Notes) at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest, if any, with the net cash proceeds of certain sales or other dispositions of assets. See "Description of the Notes - Certain Covenants -- Disposition of Proceeds of Asset Sales."

Certain Covenants.................  The Indenture contains covenants with respect to the following matters: (i)
                                    limitations on additional indebtedness; (ii) limitations on restricted payments; (iii) limitations on transactions with affiliates;
                                    (iv) limitations on liens; (v) limitations on guarantees of subsidiaries; (vi) restrictions on preferred stock issuances by subsidiaries; (vii) limitations on dividends and other payment restrictions affecting subsidiaries; (viii) limitations on unrestricted subsidiaries; (ix) limitations on sale and leaseback transactions; and (x) restrictions on mergers, consolidations and transfers of all or substantially all of the assets of the Company to another person.

Registration Rights  .............  Holders of New Notes are not entitled to any registration rights with respect to the New
                                    Notes. Pursuant to the Registration Rights
                                    Agreement, the Company agreed to file, at its cost, the registration statement of which this Prospectus is a part with respect to the Exchange Offer (the "Exchange Offer Registration Statement"). See "Description of the Notes - Registration Rights."

                                 RISK FACTORS

      Prospective purchasers of the Notes should consider carefully all of the information contained in this Prospectus and, in particular, should evaluate the specific factors set forth herein under "Risk Factors" regarding certain risks involved in an investment in the Notes.

                                 RISK FACTORS

      HOLDERS OF OLD NOTES SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

SUBSTANTIAL LEVERAGE

      At September 30, 1997, after giving pro forma effect to the Offering and the New Credit Facility, and the application of the net proceeds therefrom, the Company and its subsidiaries would have had outstanding aggregate long-term indebtedness, including the current portion thereof (other than intercompany indebtedness), of $331.3 million and a debt-to-equity ratio of 1.9 to 1. See "Capitalization." Upon consummation of the Offering and the application of the proceeds therefrom, the Company will continue to be highly leveraged and to devote a substantial portion of its operating income to debt service. To date, the Company has been able to generate sufficient cash from operations to meet annual interest and principal payments on its indebtedness. The Company's ability to pay interest on the New Notes and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control. If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay capital expenditures, sell assets, obtain additional equity capital or restructure its debt. There can be no assurance that the Company will be able to generate sufficient cash flow to cover required interest and principal payments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." Subject to compliance with various financial and other covenants imposed by the Indenture and other debt instruments governing the existing indebtedness of the Company and its subsidiaries, the Company and its subsidiaries may incur additional indebtedness from time to time. See "Description of the Notes."

      The degree to which the Company is leveraged could have important consequences to holders of the New Notes. Among other things, high leverage may:
(i) impair the Company's ability to obtain additional financing for working capital, capital expenditures, vessel and other acquisitions, and general corporate purposes; (ii) require the Company to dedicate a substantial portion of its cash flow from operations to the payment of principal and interest; (iii) place the Company at a competitive disadvantage to less highly-leveraged competitors; and (iv) make the Company more vulnerable to economic downturns and limit its ability to withstand competitive pressures.

RANKING OF THE NEW NOTES; HOLDING COMPANY STRUCTURE

      The New Notes (as the Old Notes are) will be general unsecured senior obligations of the Company and, as such, will rank PARI PASSU in right of payment with all other existing and future senior indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. As of September 30, 1997, after giving pro forma effect to the Offering and the New Credit Facility, and the application of the proceeds therefrom, the Company would have had approximately $108.6 million of senior indebtedness outstanding other than the Notes (not including guarantees of $77.1 million of indebtedness of the Company's subsidiaries), and the Company's subsidiaries would have had approximately $113.3 million of indebtedness outstanding (other than intercompany indebtedness).

      The Company is a holding company with limited assets and conducts substantially all of its business through subsidiaries. Accordingly, the New Notes (as the Old Notes are) will effectively be subordinated to all existing and future liabilities of the Company's subsidiaries. Any right of the Company to participate in any distribution of the assets of any of the Company's subsidiaries upon the liquidation, reorganization or insolvency of such subsidiary (and the consequent right of the holders of the New Notes to participate in the distribution of those assets) will be subject to the prior claims of the subsidiary's creditors, except to the extent that the Company otherwise has a claim against such subsidiary as a creditor of such subsidiary. The debt obligations of the Company's subsidiaries are generally secured, and, collectively, these obligations are secured by substantially all of the subsidiaries' assets, including vessels, charter agreements and certain other contracts. As of September 30, 1997, after giving pro forma effect to the Offering, the New Credit Facility and the application of proceeds therefrom, the Company would have had approximately $113.3 million of consolidated secured indebtedness. A substantial portion of these obligations is guaranteed by the Company.

      The Company's ability to make required principal and interest payments on its indebtedness, including the New Notes, depends on the earnings of its subsidiaries and on its ability to receive funds from such subsidiaries through dividends or other payments. Certain of the subsidiaries' loan agreements restrict the ability of the subsidiaries to pay dividends to the Company. Currently, under the terms of such agreements, certain of the Company's principal subsidiaries are able to pay as dividends to the Company only 40% of their net income (as defined) but may make loans or advances to the Company provided that such subsidiaries continue to comply with certain financial tests. Because the ability to make such dividend payments or loans and advances is dependent upon such subsidiaries' continued compliance with certain financial tests, there is no assurance that in the future any such dividends or loans and advances will be permitted. The Company anticipates that it will be able to make required interest and principal payments on the Notes whether or not such subsidiaries are able to make maximum permissible dividend payments of 40% of their respective net incomes. See "Description of Certain Indebtedness" and "Description of the Notes."

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

      The Indenture restricts, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends or make certain other restricted payments, incur liens to secure indebtedness, apply net proceeds from certain asset sales, merge or consolidate with any other person, sell, lease, or otherwise dispose of substantially all of the assets of the Company, or enter into certain transactions with affiliates. In addition, various other agreements under which the Company and its subsidiaries have borrowed money contain other more restrictive covenants. Under the most restrictive of such covenants, the Company or its subsidiaries or both are required to maintain (i) positive working capital positions, (ii) minimum levels of net worth, (iii) maximum debt to net worth ratios and (iv) minimum levels of liquidity. See "Description of Certain Indebtedness." As a result of these covenants, the ability of the Company to respond to changes in business and economic conditions and to secure additional financing, if needed, may be significantly restricted, and the Company may be prevented from engaging in transactions that otherwise might be considered beneficial to the Company. See "Description of the Notes - Certain Covenants." Certain of these other agreements also require the Company to satisfy certain financial tests. The breach of any of these covenants could result in a default under several other of these agreements. Upon the occurrence of an event of default under any such agreement, the lenders thereunder could elect to declare all amounts outstanding thereunder to be immediately due and payable. If the Company were unable to repay those amounts, such lenders could proceed against the collateral securing that indebtedness. If amounts outstanding under such agreements were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to generate sufficient cash flow to repay in full the New Notes or any other indebtedness of the Company and its subsidiaries.

REGULATION

      The Company's business is materially affected by government regulation in the form of international conventions, national, state and local laws and regulations, and laws and regulations of the flag nations of the Company's vessels, including laws relating to the discharge of materials into the environment. Because such conventions, laws and regulations are often revised, the Company is unable to predict the ultimate costs of compliance. In addition, the Company is required by various governmental and quasi-governmental agencies to obtain and maintain certain permits, licenses and certificates with respect to its operations. In certain instances, the failure to obtain or maintain such permits, licenses or certificates could have a material adverse effect on the Company's business. In the event of war or national emergency, the Company's U.S. flag vessels are subject to requisition by the United States without any guarantee of compensation for lost profits, although the United States government has traditionally paid fair compensation in such circumstances. See "Business - Regulation."

REDUCTION OF SUBSIDY PAYMENTS

      Until early 1997, the Company received operating differential subsidy payments with respect to four of its LASH vessels under a federal program designed to allow U.S. ships to compete with lower-cost foreign competitors. For the years ended December 31, 1994, 1995 and 1996, the Company received aggregate subsidy payments under this program of $21.7 million, $22.7 million and $25.6 million, respectively. Although the Company's operating differential subsidy ("ODS") agreement has lapsed, all four of the Company's LASH vessels that previously received such subsidies, and three of its other vessels, have qualified to participate in a new subsidy program created under the Maritime Security

Act of 1996 (the "MSA"). Under this new program, each participating vessel is eligible to receive annual subsidy payments of $2.1 million through fiscal 2005. Also, this program eliminates the trade route restrictions imposed by the ODS program and provides flexibility to operate freely in the competitive market. Payments under this program are subject to annual appropriation by Congress and are not guaranteed. If sufficient appropriations are not made by Congress in any fiscal year with respect to this program, the Company would be permitted to reflag its vessels under foreign registry. See "Management's Discussion and Analysis of Financial Condition and Results of Operations General" and "Business
- Regulation."

DEPENDENCE ON GOVERNMENT CHARTERS AND CONTRACTS

      The Company is materially dependent on various charters or contracts with agencies of the United States government. Companies engaged in government contracting are subject to certain unique business risks. Among these risks are dependence on congressional appropriations and administrative allotment of funds, and changing policies and regulations. Because the government contracts held by the Company are usually awarded for relatively short periods of time and are subject to renewal options in favor of the government, the stability and continuity of that portion of the Company's business depends on the periodic exercise by the government of contract renewal options. Further, the government contracting laws provide that the United States government is to do business only with responsible contractors. In this regard, federal agencies have the authority under certain circumstances to suspend or debar a contractor from further government contracting for a certain period of time in order to protect the government's interest. The Company has never been suspended or debarred from government contracting, nor has it ever been the subject of any proceeding for such a purpose.

      Revenues from charters and contracts with the MSC were $69.6 million and $54.1 million (or 18.4% and 18.5% of total revenues) for the fiscal year ended December 31, 1996 and the nine-month period ended September 30, 1997, respectively. The Company currently has nine vessels under time charter or contract to the MSC. During any extension period under each MSC charter or contract, the MSC has the right to terminate the charter or contract upon 30 days' notice. Historically, the MSC has exercised substantially all of its renewal options on the Company's charters or contracts, and the Company generally has been successful in winning charter or contract renewals when they are rebid. See "Business - Military Sealift Command" and "- Regulation."

COMPETITION

      The shipping industry is intensely competitive and can be influenced by economic and political events that are outside the control of shipping companies. There can be no assurance that the Company will be able to renew expiring charters on economically attractive terms, maintain attractive freight rates or otherwise successfully compete against its competitors. See "Business - Competition."

CONTROL BY PRINCIPAL STOCKHOLDERS

      Niels W. Johnsen, the Chairman of the Board and Chief Executive Officer of the Company, Erik F. Johnsen, the President and Chief Operating Officer of the Company (and the brother of Niels W. Johnsen) and their spouses, children and grandchildren (collectively, the "Johnsen Family"), beneficially owned an aggregate of 29.0% of the common stock of the Company as of November 30, 1997. By virtue of such ownership, the Johnsen Family may continue to have the power to determine many of the policies of the Company and its subsidiaries, the election of the Company's directors and officers and the outcome of various corporate actions requiring shareholder approval.

YEAR 2000 COMPLIANCE

      The Company uses a significant number of computer systems, including applications used in sales, shipping, communications, finance and various administrative functions. To the extent that the Company's software applications contain source code that is unable to appropriately interpret calendar year 2000 and subsequent years, some level of modification or replacement of such applications will be necessary. The Company has reviewed all of its systems in order to verify that they are "year 2000 compliant" and has concluded that they are, with limited exceptions that will require only minor modification. Accordingly, management does not expect year 2000 compliance costs to have a material adverse impact on the Company. No assurance can be given, however, that all of the Company's systems will be year 2000 compliant or that compliance costs or the impact of the Company's failure to achieve full year 2000 compliance will not have a material adverse effect on the Company. Additionally, the Company could be adversely affected by the failure of one or more of its customers, lenders, supplies or other organizations with which it conducts business to become fully year 2000 compliant.

CHANGE OF CONTROL

      Upon a "Change of Control" each holder of New Notes (and of any outstanding Old Notes) will have the right to require the Company to purchase all or a portion of such holder's Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest through the date of purchase. There can be no assurance that sufficient funds will be available to the Company at the time of any Change of Control to make any required repurchase of Notes tendered. Certain of the other debt instruments of the Company and its subsidiaries have change of control provisions that, if triggered, would result in an event of default under such other indebtedness. The definition of change of control in these instruments varies and, in several instances, includes a material change in the management of the Company. See "Description of the Notes - Certain Covenants -- Purchase of Notes Upon Change of Control" and "Description of Certain Indebtedness."

CONSEQUENCES OF FAILURE TO EXCHANGE AND REQUIREMENTS FOR TRANSFER OF NEW NOTES

      Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act.

      Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. However, the Company does not intend to request the SEC to consider, and the SEC has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) cannot rely on the applicable interpretations of the staff of the SEC and (ii) must comply with registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 calendar days following the consummation of the Exchange Offer, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

      In addition, to comply with the state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or blue sky laws of such states as any holder of the Notes reasonably requests in writing. See "The Exchange Offer Consequences of Failure to Exchange; Resales of New Notes."

ABSENCE OF PUBLIC MARKET FOR THE NEW NOTES

      The New Notes are new securities for which there is currently no market. Although Citicorp Securities, Inc. has informed the Company that it currently intends to make a market in the New Notes, it is not obligated to do so and any such market making may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the Exchange Offer or the effectiveness of a shelf registration statement in lieu thereof. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Old Notes currently are eligible for trading by qualified buyers in the PORTAL market. The Company intends to apply for listing of the New Notes on the New York Stock Exchange ("NYSE").

       The Exchange Offer is not conditioned upon any minimum or maximum aggregate principal amount of Old Notes being tendered for exchange. No assurance can be given as to the liquidity of the trading market for the New Notes (or any Old Notes not exchanged) following the Exchange Offer.

      The liquidity of, and trading market for, the New Notes (and any outstanding Old Notes) may also be adversely affected by a general decline in the market or by a decline in the market for similar securities. Such declines may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

                                USE OF PROCEEDS

      There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer.

                                CAPITALIZATION

      The following table sets forth the cash and cash equivalents, current maturities of long-term debt and consolidated capitalization of the Company as of September 30, 1997 and as adjusted to give effect to the Offering and the New Credit Facility, and the application of the net proceeds therefrom. This information should be read in conjunction with the Company's Consolidated Financial Statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                        SEPTEMBER 30, 1997
                                                    -------------------------
                                                     ACTUAL       AS ADJUSTED
                                                    --------      -----------
                                                         (IN THOUSANDS)
Cash and cash equivalents(1) ..................     $ 25,208        $ 22,608
                                                    ========        ========

Current maturities of long-term debt(2) .......     $ 37,400        $ 13,269
                                                    --------        --------
Long-term debt:
    9% Senior Notes Due 2003 ..................     $ 93,891        $ 93,891
    Title XI guaranteed ship financing bonds ..       36,676          33,214
    Notes payable to banks and other
      financial institutions ..................      147,415          51,785
    New Credit Facility .......................         --            14,670
    Old Notes(3) ..............................         --           109,435
    Capitalized lease obligations .............       14,994          14,994
                                                    --------        --------
        Total long-term debt ..................      292,976         317,989
                                                    --------        --------
Total debt ....................................     $330,376        $331,258
                                                    ========        ========
Stockholders' investment ......................     $172,853        $171,827(4)
                                                    ========        ========
Total capitalization(5) .......................     $465,829        $489,816
                                                    ========        ========
------------
(1) Includes approximately $12.2 million of cash and cash equivalents that the Company is required to maintain pursuant to restrictive covenants contained in various of its financing agreements, $8.7 million of which the Company is required to maintain for the account of its insurance subsidiary. These restrictive covenants prohibit the Company from using such cash and cash equivalents to repay any of the Company's outstanding indebtedness.

(2) Includes current maturities of capitalized lease obligations of $2.6 million.

(3)   Net of unamortized discount of $564,960.

(4) Includes the payment of $427,000 in make-whole premium on one of the Company's loans as well as the write-off of approximately $1.2 million of unamortized costs on the retired indebtedness, net of tax effects.

(5) Includes long-term debt and stockholders' investment. Excludes current maturities of long-term debt.

                     SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected consolidated financial information is qualified by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein and the Company's Consolidated Financial Statements and the related notes thereto incorporated by reference into this Prospectus. The financial information as of and for each of the years in the five-year period ended December 31, 1996, are derived from the Company's audited Consolidated Financial Statements. The financial information as of and for the nine-month periods ended September 30, 1996 and 1997, are derived from unaudited consolidated financial statements of the Company, which in the opinion of management reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations as of such dates and for such periods. The results of operations for the first nine months of 1997 are not necessarily indicative of the results of operations that might be expected for the entire year.

                                                                      YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                                  ---------------------------------------------------------   ---------------------
                                                     1992       1993        1994        1995        1996        1996        1997
                                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
    Revenue ....................................  $ 304,872   $ 322,313   $ 320,585   $ 319,084   $ 353,346   $ 263,773   $ 280,434
    Operating differential subsidy .............     19,736      19,338      21,748      22,705      25,581      19,655      12,389
                                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Total revenue ..............................    324,608     341,651     342,333     341,789     378,927     283,428     292,823
    Voyage expenses including vessel and
        barge depreciation .....................    267,027     277,333     277,018     277,253     311,979     232,689     250,636
                                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Gross voyage profit ........................     57,581      64,318      65,315      64,536      66,948      50,739      42,187
    Administrative and general expenses ........     26,540      28,206      27,454      26,615      26,256      19,723      19,422
    Gain (loss) on sales of equipment and
        investments ............................       (106)        374        --        17,409        --          --          --
                                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Operating income ...........................     30,935      36,486      37,861      37,921      40,692      31,016      22,765
    Interest expense ...........................     21,679      21,245      21,650      25,561      28,528      21,478      20,879
    Investment income ..........................      1,135       1,748       2,826       2,676       1,935       1,516       1,081
    Other income ...............................      2,059        --          --          --          --          --          --
    Equity in net income (loss) of
        unconsolidated entities (net of
        applicable taxes) ......................     (1,421)     (2,289)        776         331        --          --          --
                                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Income before provision for income taxes,
        extraordinary item  and cumulative
        effect of accounting change ............     11,029      14,700      19,813      32,776      14,099      11,054       2,967
    Provision for income taxes .................      4,530       7,055       6,762      11,796       5,463       4,068       1,292
                                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Income before cumulative effect of
        accounting change or extraordinary
        item ...................................      6,499       7,645      13,051      20,980       8,636       6,986       1,675
    Cumulative effect of accounting change .....     (3,218)       --          --          --          --          --          --
    Extraordinary loss on early retirement of
        debt ...................................       --        (1,716)       --          --          (813)       --          --
                                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Net income .................................  $   3,281   $   5,929   $  13,051   $  20,980   $   7,823   $   6,986   $   1,675
                                                  =========   =========   =========   =========   =========   =========   =========
OTHER FINANCIAL DATA:
    EBITDA(1) ..................................  $  75,209   $  81,166   $  79,482   $  81,877   $  94,929   $  71,021   $  68,770
    Depreciation and amortization expense ......     42,215      44,680      41,621      43,963      54,248      40,005      46,005
    Capital expenditures:
        Vessel acquisition costs ...............     12,074       1,700      52,200     121,600      57,900      50,600      13,112
        Barge acquisition and refurbishment
            and vessel life extension costs(2)       44,989       7,844       1,877       3,342       4,504       1,000       2,573
        Drydocking, positioning and other
            costs(2) ...........................     27,514      22,112       9,088      14,682      30,871      28,593      16,385
    Cash dividends per common share (3) ........       0.16        0.16        0.16        0.18        0.25        0.19        0.19
    Ratio of earnings to fixed charges(4) ......       1.6x        1.8x        1.9x        2.2x        1.5x        1.5x        1.1x
    Cash flow from:
        Operating activities ...................     54,259      63,219      58,834      53,978      48,954      35,782      45,555
        Investing activities ...................    (84,717)    (48,962)    (56,809)    (79,166)    (76,569)    (62,707)    (39,956)
        Financing activities ...................     23,500     (23,510)      5,960      49,858      16,354      15,345     (23,411)
    Principal payments on long-term
        debt and capital lease
        obligations(5) .........................    (87,612)   (154,224)    (83,121)    (53,930)   (126,704)    (86,302)    (95,147)

                                                                                                                NINE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                             SEPTEMBER 30,
                                                 -------------------------------------------------------         ----------------
                                                 1992        1993        1994         1995          1996         1996        1997
                                                 ----        ----        ----         ----          ----         ----        ----
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA (at end of period):
    Working capital........................    $  7,920   $  17,649    $  16,819    $  13,407     $  26,928    $ 21,848     $ 16,301
    Vessels, property and other equipment..     461,360     465,785      522,857      678,810       722,020     709,089      734,988
    Total assets...........................     519,963     531,372      547,091      647,580       661,596     648,486      627,743
    Total debt (6).........................     277,037     271,011      280,028      331,749       352,527     349,823      330,376
    Redeemable preferred stock(7)..........      12,000         ---          ---          ---           ---         ---          ---
    Stockholders' investment...............     124,004     134,497      146,316      166,261       172,407     172,003      172,853

-----------
(1) EBITDA represents operating income plus depreciation and amortization expense. EBITDA is not presented as an alternative to net income or cash flows, but rather to provide additional information related to debt service capacity and because it is a widely accepted indicator of funds available to service debt. While the Company believes that EBITDA provides useful information, it should not be considered in isolation or as an alternative to net income and cash flows as determined under generally accepted accounting principles. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of liquidity and operating results.

(2) Refurbishment and life extension costs are limited to major, non-recurring expenditures that materially extend the estimated useful life of the vessel or barge, whereas drydocking and positioning costs are recurring in nature.

(3) Per share data have been restated to reflect a 25% stock dividend declared in the fourth quarter of 1995.

(4) For purposes of computing the ratio of earnings to fixed charges (a) earnings consist of income before extraordinary items, income taxes and equity in net income (loss) of unconsolidated entities plus fixed charges and distributed dividends from unconsolidated entities and (b) fixed charges consist of (i) interest expense, (ii) amortization of debt expense, and (iii) the portion (approximately 1/3) of rental expense that management believes is representative of the interest component of rental expense.

(5) Includes repayment of amounts drawn on revolving credit facilities of $48,600,000 $45,000,000 $0, $24,500,000 and $63,700,000 for the years ended December 31, 1992, 1993, 1994, 1995, and 1996, respectively, and $55,500,000 and $69,500,000 for the nine month periods ended September 30, 1996 and 1997.

(6) Total debt includes short-term borrowings, long-term debt (including the current portion thereof) and long-term capital lease obligations (including the current portion thereof).

(7) Represents the redemption value of the Company's cumulative redeemable preferred stock, which was redeemed in 1993.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

      The Company's vessels are operated under a variety of charters and contracts. The nature of these arrangements is such that, without a material variation in gross voyage profits (total revenues less voyage expenses and vessel and barge depreciation), the revenues and expenses attributable to a vessel deployed under one type of charter or contract can differ substantially from those attributable to the same vessel if deployed under a different type of charter or contract. Accordingly, depending on the mix of charters or contracts in place during a particular accounting period, the Company's revenues and expenses can fluctuate substantially from one period to another even though the number of vessels deployed, the number of voyages completed, the amount of cargo carried and the gross voyage profit derived from the vessel remain relatively constant. As a result, fluctuations in voyage revenues and expenses are not necessarily indicative of trends in profitability, and management believes that gross voyage profit is a more appropriate measure of operating performance than revenues. Accordingly, the discussion below addresses variations in gross voyage profits rather than variations in revenues.

      In 1993 the Company implemented a cost reduction program designed to reduce administrative and general expenses. In the first quarter of 1997 the Company effected a 7.0% reduction of shoreside personnel. As a result of the Company's general cost reduction efforts since 1993, administrative and general expenses for 1996 were $1.95 million lower (6.9%) than in 1993, notwithstanding a 9.6% increase in revenue during such period.

      For the years ended December 31, 1994, 1995, and 1996, the Company received aggregate ODS payments of $21.7 million, $22.7 million, and $25.6 million, respectively. The Company's ODS agreement for the four LASH vessels currently employed in its Waterman liner service on Trade Routes 18 and 17 terminated on December 31, 1996, although ODS payments continued for voyages in progress on that date until such vessels returned to the United States in early 1997. The Maritime Security Act of 1996 (the "MSA"), which provides for a new subsidy program for up to 47 U.S. flag vessels owned by several U.S. companies, was signed into law on October 8, 1996. The Company's four LASH vessels that received subsidy payments under the ODS, two of the Company's pure car carriers ("PCC"), and one of the Company's LASH vessels currently on contract with MSC have qualified to participate in this program. The two PCCs began receiving MSA payments in late 1996, and the four LASH vessels operating under ODS began receiving MSA payments upon the termination of their ODS payments in early 1997. The LASH vessel under contract to MSC will be eligible to receive payments upon the expiration of that contract in 2000, or the Company may substitute another vessel and receive payments earlier. Under this new MSA program, each participating vessel is eligible to receive annual subsidy payments of $2.1 million through fiscal year 2005. Also, this program eliminates the trade route restrictions imposed by the ODS program and provides flexibility to operate freely in the competitive market. Payments under the MSA are subject to appropriation each year by Congress and are not guaranteed. Under the Company's previous ODS agreement, subsidy payments for the four LASH vessels employed on Trade Routes 18 and 17 were approximately $5.8 million per year per vessel. In an effort to partially offset the decrease in the amount of subsidy payments to be provided under the MSA, as compared to ODS, the Company has implemented initiatives to reduce crew costs and other expenses.
See "Business - Regulation."

RESULTS OF OPERATIONS

      NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

      GROSS VOYAGE PROFIT. Gross voyage profit decreased 16.9% to $42.2 million in the first nine months of 1997 as compared to $50.7 million in the same period of 1996. The primary reasons for this decline were lower profitability from operating a three-vessel transatlantic liner service in lieu of a two-vessel service, the reduction of ODS payments, and expensing of certain previously deferred costs. In the first quarter of 1997, the Company added a newly-acquired and refurbished LASH vessel, the ATLANTIC FOREST, to its transatlantic liner service with the objective of phasing out one of the older vessels in that service, the ACADIA FOREST. Because opportunities to acquire LASH vessels are very limited, the Company purchased the ATLANTIC FOREST and placed it in service earlier than the optimal time in order to take advantage of the opportunity to purchase the vessel, which might not have been available at a later date. While there was an overlap of service with the two other vessels, putting her in service in 1997 enabled the Company to shake down the new vessel before retiring the old vessel. However, the Company was unable to economically fill the additional cargo space of the three vessels primarily due to a strengthened U.S. dollar, which contributed to a decline in U.S. exports and softened demand for shipping services. This situation contributed to lower gross voyage profit for the first nine months in 1997 as compared to the same period in 1996. The ACADIA FOREST is now scheduled to be retired from the service in 1998, thereby returning the service to a two-vessel operation. As market conditions improve, the Company believes that it should return to profitability levels historically experienced with a two-vessel operation.

      The Company's ODS agreements for its four LASH vessels in Waterman's liner service expired for each of the vessels during the first and second quarters of 1997. Upon the expiration of the ODS agreements, these vessels and two others began participation in the Maritime Security Program ("MSP") which provides for subsidy payments of approximately $2.1 million per vessel per year, as compared to approximately $5.8 million per vessel per year under the ODS agreements. As a result, subsidy payments were $7.3 million less for the first nine months in 1997 as compared to the same period in 1996. This loss of revenue was substantially offset by the Company's cost reduction programs that reduced shipboard and shoreside expenses. Going forward, the Company believes that it will be able to further offset the loss of subsidy payments with additional cost reduction programs and increased revenue that may be derived from the operating flexibility permitted under the new subsidy program.

      The Company's gross voyage profit was also negatively affected when the Company decided to forego development of a new LASH service between the U.S. Gulf and Brazil. During the second quarter of 1997, previously deferred costs of approximately $1.3 million were charged to operating expense for termination costs and the repositioning of equipment related to this service.

      Additionally, gross voyage profit on the Company's U.S. flag coal carrier, the ENERGY ENTERPRISE, was lower in the first nine months of 1997, as compared to the same period in 1996, due to the vessel being out of service for 28 additional days in 1997 to complete refurbishment work initially started in September 1995. The work was not completed at that time because the vessel was required to meet cargo requirements in early February 1996.

      Furthermore, scheduled charter hire rate reductions effective January 1, 1997 for the Company's three RO/ROs employed in the MSC's military prepositioning program further contributed to the decrease in gross voyage profit during this period.

      Decreases in the Company's gross voyage profit during the first nine months of 1997, as compared to the first nine months of 1996, were partially offset by increased demand for transportation services under the Company's long-term contract with P.T. Freeport Indonesia Company. Additionally, the first nine months of 1996 were negatively affected by a damage claim made against the Company's insurance subsidiary, which resulted in a comparative increase in gross profit for this subsidiary for the first nine months of 1997.

      Vessel and barge depreciation for the first nine months of 1997 increased 6.2% to $25.8 million as compared to $24.3 million in the same period of 1996 due to the commencement of operations of the ENERGY ENTERPRISE, JAVA SEA, ATLANTIC FOREST and associated LASH barges, in February of 1996, September of 1996, and January of 1997, respectively. These increases were partially offset by a decrease resulting from the sale, in mid-1996, of the Company's semi-submersible barge, the CAPS EXPRESS.

      ADMINISTRATIVE AND GENERAL EXPENSES. Cost savings from the Company's 1997 reduction in shoreside personnel were the primary reason for the decrease in administrative and general expenses from $19.7 million for the first nine months of 1996 to $19.4 million for the same period in 1997.

      OTHER INCOME AND EXPENSES. Interest expense decreased 2.8% from $21.5 million in the first nine months of 1996 to $20.9 million in the same period of 1997 primarily due to regularly scheduled payments on outstanding debt, the expiration in 1996 of an interest rate swap agreement on which the Company had incurred interest during the first half of 1996, and the early repayment of $9.5 million of long-term debt at the end of the first quarter of 1996. These decreases were partially offset by increases resulting from interest incurred on higher outstanding balances drawn on lines of credit, additional draws on the long-term financing of the SPVs, the financing of the ATLANTIC FOREST and associated barges, and the financing of the JAVA SEA.

      Investment income decreased from $1.5 million in the first nine months of 1996 to $1.1 million in the same period of 1997 reflecting a reduction in the balance of invested funds.

      INCOME TAXES. The Company provided $1.0 million for federal income taxes in the first nine months of 1997 as compared to $3.8 million in the first nine months of 1996. The statutory rate was 35% for both periods.

      YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

      GROSS VOYAGE PROFIT. Gross voyage profit increased 3.7% to $66.9 million in 1996 as compared to $64.5 million in 1995. Gross voyage profit was favorably impacted by the commencement, in February of 1996, of operations of the ENERGY ENTERPRISE, a U.S. flag coal carrier under contract to a major U.S. utility company, and the full commencement of operations, in early 1996, of two SPVs under contract to provide transportation services to a major mining company conducting operations in Indonesia. Improved freight rates for the Company's LASH vessels employed in liner service between ports on the U.S. Gulf/U.S. Atlantic Coast and South Asia (Trade Routes 18 and 17) and increased charter hire rates for two of the Company's LASH vessels under contract with the MSC also positively impacted gross voyage profit.

      These increases in gross voyage profit were partially offset by increased fuel prices for the Company's liner services, lower charter hire rates on the Company's cape-size bulk carrier, and the redelivery of one of the Company's vessels at the end of its MSC contract in late 1995. This vessel was operated in the spot market until it commenced a new contract with the MSC in July 1997.

      Additionally, the Company's fleet experienced increased out-of-service days in 1996 compared to 1995 primarily due to regularly scheduled drydockings, shipyard work required to prepare two LASH vessels for their MSC contract with the MSC, and a propeller shaft casualty sustained by one of the vessels operating in the Waterman service which required an unscheduled drydock of approximately two months duration. This vessel was fully repaired and returned to service during July 1996. Results of the Company's insurance subsidiary were also negatively impacted by this casualty.

      The Company currently charters nine vessels to the MSC including three RO/RO vessels employed in the MSC's military prepositioning program, four LASH vessels, and two ice-strengthened multi-purpose vessels. The contracts for the RO/ROs are fixed through the years 2009 and 2010. During 1996, the ice-strengthened multi-purpose vessel, the GREEN WAVE, began the second of two seventeen month option periods which will terminate at the end of 1997. In July 1997, the Company's other ice-strengthened multi-purpose vessel, the GREEN RIDGE, commenced operating under a seventeen month contract with MSC which includes two seventeen month option periods. In mid-1996, the MSC contracts for two of the Company's LASH vessels were each renewed for 17 months, with two 17-month option periods extending through 2000. In May 1997, a third LASH vessel commenced operating under a new contract that expires in 2001. The fourth LASH vessel chartered to MSC is operating under a contract that expires in 1999.

      Vessel and barge depreciation increased to $32.6 million during 1996 as compared to $24.7 million in 1995 primarily due to the addition of the ENERGY ENTERPRISE and the two SPVs and related barges.

      ADMINISTRATIVE AND GENERAL EXPENSES. Administrative and general expenses decreased slightly to $26.3 million during 1996 as compared to $26.6 million in 1995 stemming from a continuing cost reduction program.

      OTHER INCOME AND EXPENSES. Interest expense increased 11.6% to $28.5 million in 1996 as compared to $25.6 million in 1995 primarily due to interest incurred on the financing of the ENERGY ENTERPRISE and the two SPVs and related barges. These increases were partially offset by reductions resulting from regularly scheduled payments on other outstanding debt.

      Investment income decreased from $2.7 million in 1995 to $1.9 million in 1996 reflecting reductions in interest rates and the average balance of invested funds.

      During 1995, the Company sold its 7.7% interest in a Norwegian shipowning company for approximately $48.0 million resulting in a before-tax gain of approximately $17.0 million. For a description of this sale, see a discussion of results of operations for the year ended December 31, 1995 compared to the year ended December 31, 1994, presented later in this report.

      INCOME TAXES. The Company provided $4.8 million and $11.4 million for federal income taxes at the statutory rate of 35% for 1996 and 1995, respectively. Income of unconsolidated entities is shown net of applicable taxes.

      EXTRAORDINARY LOSS ON THE EARLY EXTINGUISHMENT OF DEBT. During 1996, the Company recognized an extraordinary loss of $0.8 million, net of taxes, resulting from a make-whole premium required when the Company refinanced certain debt in the fourth quarter to reduce interest costs.

      YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

      GROSS VOYAGE PROFIT. Gross voyage profit decreased 1.2% to $64.5 million in 1995 as compared to $65.3 million in 1994. Gross voyage profit was negatively impacted by lower freight rates and higher operating costs for the Company's LASH vessels employed in liner service on Trade Routes 18 and 17. A scheduled rate reduction on one of the Company's vessels chartered to the MSC also contributed to the slight decrease in gross voyage profit. These reductions were partially offset by the addition of a molten sulphur carrier in early fourth quarter of 1994.

      Vessel and barge depreciation increased by 6.3% to $24.7 million during 1995 as compared to $23.3 million in 1994 primarily due to the addition of the molten sulphur carrier in early fourth quarter of 1994. This increase was partially offset by the life extension of two LASH vessels which were purchased in 1994 upon the termination of the capital lease of these vessels.

      ADMINISTRATIVE AND GENERAL EXPENSES. Administrative and general expenses decreased 3.1% to $26.6 million during 1995 as compared to $27.5 million in 1994 stemming from a continuing cost reduction program.

      OTHER INCOME AND EXPENSES. Interest expense increased 18.1% to $25.6 million in 1995, as compared to $21.7 million in 1994, primarily due to interest incurred on the financing of the molten sulphur carrier, interest rate conversion agreements, and financing received in early 1995 for general corporate purposes. These increases were partially offset by regularly scheduled debt payments of $28.5 million.

      Investment income decreased slightly from $2.8 million in 1994 to $2.7 million in 1995 reflecting a reduction in the average balance of invested funds.

      The Company's equity in net income of unconsolidated entities was $0.3 million in 1995 as compared to equity in losses of $0.1 million in 1994. The Company's interest in these entities was liquidated in 1995.

      As of December 31, 1994, the Company held an approximate 12.6% interest, including both direct and indirect interests, in Havtor AS, a publicly traded Norwegian company listed on the Oslo Stock Exchange. The Company also held a 14.2% interest in A/S Havtor Management, a privately held Norwegian ship management company affiliated with Havtor AS. As of December 31, 1994, the Company held a 50% interest in a foreign entity, Bulk-owners 1984, which was formed to own and operate two combination dry cargo/petroleum products, PROBO vessels. The Company also held a 10% interest in a limited partnership with certain Norwegian interests to construct and own a Liquified Petroleum Gas carrier which was delivered in 1993.

      During the first half of 1995, A/S Havtor Management and the gas carrier activities of Kvaerner, an unrelated Norwegian company, merged into Havtor AS. In addition, Havtor AS agreed to acquire other vessels and vessel interests, including the 50% interest held by the Company in two PROBO vessels and the 10% interest held in a Liquified Petroleum Gas carrier. Subsequent to the merger, the Company's interest, including both direct and indirect interests, in Havtor AS approximated 7.7%. During November 1995, the Company sold this 7.7% interest in Havtor AS for approximately $48.0 million. The sale resulted in a before tax gain of approximately $17.0 million.

      INCOME TAXES. The Company provided $11.4 million and $6.6 million for federal income taxes at the statutory rate of 35% for 1995 and 1994, respectively. Income of unconsolidated entities is shown net of applicable taxes.

LIQUIDITY AND CAPITAL RESOURCES

      The Company's working capital decreased from $26.9 million at December 31, 1996, to $16.3 million at September 30, 1997. Cash and cash equivalents decreased during the first nine months of 1997 by $17.8 million to a total of $25.2 million, because cash used for investing and financing activities of $40.0 million and $23.4 million, respectively, substantially exceeded operating cash flows of $45.6 million.

      Positive cash flows were achieved from operating activities in the first nine months of 1997 in the amount of $45.6 million. The major sources of cash from operations were collections on accounts receivable and net income, adjusted for non-cash provisions such as depreciation, amortization and adjustments to self-retention insurance reserves. These sources of cash were partially offset by decreases in accrued liabilities resulting from payments of accrued interest expense and accrued vessel refurbishment costs related to the ATLANTIC FOREST.

      Net cash used for investing activities amounted to $40.0 million during the first nine months of 1997. Major investments included the purchase for $3.1 million of a LASH vessel built in 1987, the WILLOW, and capital improvements on the following: the ENERGY ENTERPRISE; the ATLANTIC FOREST and associated LASH barges; and one of the LASH vessels operating in the Waterman liner service which amounted to $5.7 million, $4.4 million, and $1.8 million, respectively. Other uses of cash included $14.8 million for drydocking charges, which were charged to deferred charges on the Company's balance sheet, and $8.0 million invested in short-term marketable securities.

      Net cash used by financing activities during the first nine months of 1997 totaled $23.4 million. Proceeds from the issuance of debt obligations of $73.1 million included $55.5 million drawn under the Company's lines of credit, of which $16.0 million was outstanding as of September 30, 1997, $6.5 million from the refinancing of balloon notes due on certain of the Company's debt early this year, $6.1 million associated with the refurbishment of the ATLANTIC FOREST and associated LASH barges, and $5.0 million borrowed in early third quarter for general corporate purposes. Cash used for financing activities included $69.5 million to repay amounts drawn under lines of credit in late 1996 and in 1997, $25.6 million for regularly scheduled payments on other outstanding debt and capital lease obligations, and $1.3 million to meet common stock dividend requirements.

      In June 1997, the Company purchased a LASH vessel renamed WILLOW for $3.1 million. This vessel will be refurbished and added to the Company's LASH fleet or will replace one of the Company's older LASH vessels. The purchase was financed with draws on the Company's lines of credit.

      On January 23, 1998, the Company entered into the New Credit Facility, which will replace the Company's existing revolving credit facilities aggregating $35.0 million with certain of the Company's subsidiaries, of which approximately $16.0 million was outstanding as of September 30, 1997. The existing facilities are scheduled to expire at various times during 1998 and 1999.

      Upon completion of the Offering and the New Credit Facility, the Company will have replaced a substantial portion of its subsidiaries' debt, most of which is secured and relatively short-term, with longer-term unsecured debt at the Company level. As a result, the Company will substantially reduce its debt amortization obligations over the next several years and increase the amount of cash flow available for further debt retirement, fleet expansion and other corporate purposes. In addition, the Company believes that the terms of the Notes are less restrictive than those of the indebtedness to be retired, and will afford the Company greater flexibility to operate its business.

RECENT DEVELOPMENTS

      On December 18, 1997, the Company announced that fourth quarter 1997 net earnings are expected to be flat or below the average of the previous three quarters of 1997. Additionally, the Company expects EBITDA for the fourth quarter of 1997 to be less than the comparable quarter of 1996. As the Company stated in its previous reports for these three quarters, its Trans-Atlantic LASH service has been unable to economically fill the cargo space made available during the year while the Company phased-in a newly acquired, 1984 built, LASH vessel to this service. At year end, as planned, the Company will retire the older LASH vessel that the newer vessel will replace. The older vessel will be disposed of shortly thereafter at an amount which, when compared to book value, should have no material financial impact. Therefore, beginning in January 1998, the Trans-Atlantic LASH service will return to a two-vessel operation as was the case before 1997.

      In January 1998, the Company acquired a 1989-built LASH vessel. This vessel is intended as a replacement for an older LASH vessel in the Company's fleet and will be used temporarily to perform auxiliary service in one of the Company's liner services.

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

      The Old Notes were issued and sold by the Company to the Initial Purchasers on January 22, 1998 pursuant to the Purchase Agreement dated January 14, 1998 by and among the Company and the Initial Purchasers (the "Purchase Agreement"). The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A and other exemptions from registration under the Securities Act. The Company and the Initial Purchasers also entered into the Registration Rights Agreement pursuant to which the Company agreed, with respect to the Old Notes, to (i) cause to be filed, by March 23, 1998, the Exchange Offer Registration Statement with the SEC under the Securities Act concerning the Exchange Offer, and (ii) (a) to cause such registration statement to be declared effective by the SEC by June 21, 1998 and (b) to cause the Exchange Offer to remain open for a period of not less than 30 days (or longer if required by applicable law). The Exchange Offer is intended to satisfy the Company's exchange offer obligations under the Registration Rights Agreement.

      Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

      Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes that are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New York City time, on March ___, 1998; provided, however, that if the Company has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

      As of the date of this Prospectus, $110 million aggregate principal amount of the Old Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about February ___, 1998, to all holders of Old Notes known to the Company. The Company's obligation to accept the Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions a set forth under "- Certain Conditions to the Exchange Offer" below.

      The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving notice of such extension to the holders thereof known to the Company. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the Exchange Offer.

      The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "- Certain Conditions to the Exchange Offer." The Company will give notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

      The tender to the Company of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to The Bank of New York (the "Exchange Agent") at one of the addresses set forth below under "- Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or the holder must comply with the guaranteed delivery procedures described below.

      THE METHOD OF DELIVERY OF OLD NOTES, LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

      Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm that is a member or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program, or by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange in satisfactory form as determined by the Company in its sole discretion and duly executed by, the registered holder with the signature thereon guaranteed by an Eligible Institution.

      Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the Letter of Transmittal and delivering the owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in the beneficial owner's name or obtain a properly completed and executed bond power from the registered holder. The transfer of registered ownership may take considerable time.

      All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of Old Notes tendered for exchange will be determined by the Company, in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The Company's interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange; nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

      If any Letters of Transmittal, Old Notes, bond powers or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

      By tendering, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes and that such holder is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. In the case of a holder that is not a broker-dealer, such holder, by tendering, will also represent to the Company that such holder is not engaged in and does not intend to engage in, a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE, DELIVERY OF NEW NOTES

      For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given thereafter.

      In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such accepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration of the Exchange Offer.

BOOK-ENTRY TRANSFER

      The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "- Exchange Agent" on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

      If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

      Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "- Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn, including the principal amount of such Old Notes, and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes that have been tendered for exchange but are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of the tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "- Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

      Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer if at any time before the Expiration Date, the Company determines that the Exchange Offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

      If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Notes, and the Company will extend the Exchange Offer for a period of time, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Old Notes, if the Exchange Offer would otherwise expire during such period. Holders of Old

Notes will have certain rights under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer. See "Description of the Notes
- Registration Rights."

      The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its reasonable discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

      In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes if, prior to the Expiration Date, any stop order shall be threatened or in effect with respect to the registration statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "TIA"). In any such event, the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

      The Bank of New York has been appointed as the Exchange Agent of the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

BY MAIL/HAND DELIVERY/OVERNIGHT DELIVERY:   BY REGISTERED OR CERTIFIED MAIL:
        The Bank of New York                      The Bank of New York
Corporate Trust Services Window, Ground Level    101 Barclay Street, 7E
         101 Barclay Street                        New York, NY  10286
         New York, NY  10286                   Attn:  ____________________
      Attn:  __________________

                                VIA FACSIMILE:

                            (212) _________________

                             CONFIRM BY TELEPHONE:

                            (212) _________________

                             FOR INFORMATION CALL:

                            (212) _________________

DELIVERY OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

      The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

      The expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

      The New Notes will be recorded at the same carrying value as the Old Notes, which is the principal amount as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be capitalized for accounting purposes.

TRANSFER TAXES

      Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE; RESALES OF NEW NOTES

      Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities law. Old Notes not exchanged pursuant to the Exchange Offer will continue to accrue interest at 7 3/4% per annum and otherwise will remain outstanding in accordance with their terms. Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. However, in certain circumstances the Company will be obligated to file a registration statement on the appropriate form under the Securities Act relating to the Old Notes. See "Description of the Notes - Registration Rights."

      Based on certain interpretive letters issued by the staff of the Commission to third parties in unrelated transactions, the Company is of the view that New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases Notes from the Company for resale pursuant to Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no intention, or any arrangement or understanding with any person, to participate in the distribution of such New Notes. However, the Company does not intend to request the SEC to consider, and the SEC has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) cannot rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 calendar days following the consummation of the Exchange Offer, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

      In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Notes reasonably requests in writing.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF NOTES

      The Company believes that the following summary fairly describes the material United States federal income tax consequences expected to apply to the exchange of Old Notes for New Notes and the ownership of New Notes under currently applicable federal income tax law. The following summary of the material anticipated federal income tax consequences of the issuance of New Notes and the Exchange Offer is based upon the provisions of the Internal Revenue Code of 1986, as amended, the final, temporary and proposed regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. The following summary is not binding on the Internal Revenue Service ("IRS") and there can be no assurance that the IRS will take a similar view with respect to the tax consequences described below. No ruling has been or will be requested by the Company from the IRS on any tax matters relating to the New Notes or the Exchange Offer. This discussion is for general information only and does not purport to address all of the possible federal income tax consequences or any state, local or foreign tax consequences of the acquisition, ownership and disposition of the Old Notes, the New Notes or the Exchange Offer. It is limited to investors who will hold the Old Notes and the New Notes as capital assets and does not address the federal income tax consequences that may be relevant to particular investors in light of their unique circumstances or to certain types of investors (such as dealers in securities, insurance companies, financial institutions, foreign corporations, partnerships, trusts, nonresident individuals, and tax-exempt entities) who may be subject to special treatment under federal income tax laws. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR INTERNATIONAL TAXING JURISDICTION.

      The exchange of the Old Notes for the New Notes pursuant to the Exchange Offer will not be treated as an exchange or other taxable event to holders for United States federal income tax purposes because the terms of the New Note are not materially different from the terms of the Old Notes. The New Notes should be treated as a continuation of the Old Notes. Consequently, for United States federal income tax purposes, no gain or loss will be realized by a holder upon receipt of a New Note; the holding period of the New Note will include the holding period of the Old Note exchanged therefor, and the adjusted tax basis of the New Note will be the same as the adjusted tax basis of the Old Note exchanged therefor immediately before the exchange.

      A holder of a New Note will be required to report stated interest on the New Note as interest income in accordance with the holder's method of accounting for tax purposes.

      The foregoing does not discuss special rules that may affect the treatment of holders that acquired the Old Notes other than at par. Any such holders should consult their tax advisors regarding the consequences of the Exchange Offer.

                                   BUSINESS

COMPANY OVERVIEW

      The Company was originally founded as Central Gulf Steamship Corporation in 1947 by the late Niels F. Johnsen and his sons, Niels W. Johnsen, the Company's current Chairman, and Erik F. Johnsen, its current President. Central Gulf was privately held until 1971 when it merged with Trans Union Corporation. In 1978, ISC was formed to act as a holding company for Central Gulf, LCI and certain other affiliated companies in connection with the 1979 spin-off by Trans Union of the Company's common stock to Trans Union's stockholders. In 1986, the Company acquired the assets of Forest Lines, and in 1989, the Company acquired the ownership of Waterman. Since its spin-off from Trans Union, the Company has continued to act solely as a holding company, and its only significant assets consist of the capital stock of its subsidiaries.

      The Company, through its subsidiaries, operates a diversified fleet of U.S. and foreign flag vessels that provide international and domestic maritime transportation services to commercial and governmental customers primarily under medium- to long-term charters or contracts. Substantially all of these charters or contracts are either renewals or extensions of previous agreements. The Company's fleet consists of 31 ocean-going vessels, 15 towboats, 129 river barges, 26 special purpose barges, approximately 1,850 LASH barges and related shoreside handling facilities. For the twelve months ended September 30, 1997, the Company generated revenues of $388.3 million and EBITDA of $92.7 million.

      The Company is the only significant operator of the LASH transportation system, which it pioneered in 1969. The Company's fleet includes 12 large LASH vessels, four LASH feeder vessels and approximately 1,850 LASH barges. The LASH transportation system uses specially designed barges of uniform size which are loaded with cargo at various locations, towed to a centralized fleeting area, loaded aboard a large ocean-going LASH vessel by a 500-ton capacity shipboard crane and transported overseas, where another set of previously loaded LASH barges awaits pick-up. In its transoceanic liner services, the Company uses the LASH system primarily to gather cargo on rivers, in island chains and in harbors that are too shallow for traditional vessels. The 400-ton capacity LASH barges are ideally suited to transport large unit size items such as forest products, natural rubber and steel that cannot be transported efficiently to and from such areas in container ships. The LASH vessel's shipboard crane permits rapid loading and unloading of LASH barges either dockside or at anchor. This rapid loading and unloading capability provides quick vessel turnaround and minimizes port time, cargo handling and reliance upon shoreside support facilities.

      In addition to LASH vessels, the Company's fleet consists of (i) two foreign flag and two U.S. flag pure car carriers that are specially designed to transport fully assembled automobiles; (ii) two U.S. flag ice-strengthened multi-purpose vessels, one of which supports scientific and defense operations in the polar regions and the other of which is used by the MSC to carry the components of a 500-bed U.S. Marine Corps field hospital in the Indian Ocean;
(iii) one foreign flag cape-size bulk carrier; (iv) one U.S. flag molten sulphur carrier, which is used to carry molten sulphur from Louisiana and Texas to a processing plant on the Florida Gulf Coast; (v) two FLO-FLO SPVs and one 5,000-ton container vessel, which, together with ancillary vessels, are used to transport supplies for the Indonesian operations of a major mining company; (vi) one U.S. flag conveyer-equipped self-unloading coal carrier which carries coal in the coastwise and near-sea trade; (vii) three RO/ROs that permit rapid deployment of rolling stock, munitions and other military cargoes requiring special handling; and (viii) 14 inland waterway towboats and 111 super-jumbo river barges that transport coal from Indiana to Florida for an electric utility and unload via shoreside facilities owned and operated by the Company.

      The Company's fleet is deployed by its principal operating subsidiaries, Central Gulf, LCI, Forest Lines and Waterman. The Company provides five types of services:


      o DOMESTIC TRANSPORTATION SERVICES - the Company provides domestic transportation services, primarily through its long-term coal and sulphur transportation contracts and its ownership of an intermodal transfer and warehouse facility in Memphis, Tennessee and a coal transfer terminal in Gulf County, Florida;

      o LINER SERVICES - the Company operates a foreign flag LASH liner service between U.S. Gulf and East Coast ports and ports in Northern Europe, and a U.S. flag LASH liner service between U.S. Gulf and East Coast ports and ports in south Asia, the Middle East and Northern Africa;

      o MILITARY SEALIFT COMMAND CHARTERS - the Company time charters vessels to the MSC for use in the MSC's military prepositioning program and its scientific and defense operations in the Arctic and Antarctic;

      o PURE CAR CARRIERS - the Company transports fully assembled Toyota and Honda automobiles from Japan to the United States and fully assembled Hyundai automobiles from South Korea primarily to the United States and Europe; and

      o SPECIAL PURPOSE VESSELS - the Company provides ocean transportation services under a long-term contract with a major mining company for its Indonesian operations.

BUSINESS STRATEGY

      The Company's strategy is to (i) identify customers with high credit quality and marine transportation needs requiring specialized vessels or operating techniques, (ii) seek medium- to long-term charters or contracts with those customers and, if necessary, modify, acquire or construct vessels to meet the requirements of those charters or contracts and (iii) provide its customers with reliable, high quality service at a reasonable cost. The Company believes that its strategy has produced stable operating cash flows and valuable long-term relationships with its customers. The Company plans to continue this strategy by expanding its relationships with existing customers, seeking new customers and selectively pursuing acquisitions.

COMPETITIVE STRENGTHS

      LARGEST LASH TRANSPORTATION SYSTEM PROVIDER. The Company is the only significant commercial operator of the LASH transportation system, which it pioneered in 1969. The Company owns all 12 of the LASH vessels that are currently used worldwide for commercial services. A key advantage of the LASH transportation system is that it minimizes port and cargo handling time. While a LASH vessel is transporting one set of LASH barges overseas, another set of LASH barges is being loaded with cargo and gathered at the destination staging area. Other advantages of the Company's LASH transportation system include the ability to access areas that lack traditional port facilities and to carry larger than container sized cargo.

      The Company believes that the cost of replicating its LASH transportation system is a significant barrier to entry for a potential competitor. Management believes that a new competitor would have to acquire not only a LASH vessel (estimated to cost $80 million to build), but also three sets of approximately 90 barges each (estimated to cost $100,000 per barge to build) to achieve similar operating efficiencies.

      STABLE CASH FLOW. The Company's historical cash flows have been relatively stable because of the length and structure of the Company's contracts with creditworthy customers, as well as the Company's diversified customer and cargo bases. Approximately 75% of the Company's EBITDA for the twelve months ended September 30, 1997, was generated from its medium- to long-term contracts. Primarily as a result of such contracts, as of September 30, 1997, 67% of the Company's aggregate vessel capacity was firmly committed for fiscal year 1998, and approximately 45% of its aggregate vessel capacity was firmly committed for all periods through 2004. The Company's medium- to long-term charters provide for a daily charter rate that is payable whether or not the charterer utilizes the vessel. These charters generally require the charterer to pay certain voyage operating costs, including fuel, port and stevedoring expenses, and often include cost escalation features covering certain of the Company's expenses. In addition, the Company's medium- to long-term contracts of affreightment guarantee a minimum amount of cargo for transportation. Furthermore, the Company's diversified cargo and customer bases have contributed to the stability of the Company's operating cash flow. Over the last five years, no single customer, other than the MSC, has accounted for more than 12% of the Company's gross voyage profits. The Company also believes that the high credit quality of its customers and the length of its contracts help reduce the effects of cyclical market conditions. See "- Customers and Cargo."

      LONG-STANDING CUSTOMER RELATIONSHIPS. The Company currently has medium- to long-term time charters with, or contracts to carry cargo for, high credit quality commercial customers that include International Paper Company, Freeport-McMoRan Resource Partners, Limited Partnership, P.T. Freeport Indonesia Company, The Goodyear Tire and Rubber Company, Toyota Motor Corporation, Honda Motor Co. Ltd., Hyundai Motor Company, Seminole Electric Cooperative and New England Power Co. Most of these companies have been customers of the Company for over ten years. Substantially all of the Company's current cargo contracts and charter agreements are renewals or extensions of previous agreements. In recent years the Company has been successful in winning extensions or renewals of substantially all of the contracts rebid by its commercial customers. Additionally, for over 30 years the Company has been operating vessels for the MSC under charters or contracts that typically contain extension options for one or more periods. Historically, the MSC has exercised substantially all of its renewal options. The Company believes that its long-standing customer relationships are in part due to the Company's excellent reputation for providing quality specialized maritime service in terms of on-time performance, low cargo loss, minimal damage claims and reasonable rates. See "- Customers and Cargo."

      COST CONTAINMENT. In 1993 the Company implemented a cost reduction program designed to reduce administrative and general expenses. In the first quarter of 1997 the Company effected a 7.0% reduction of shoreside personnel. As a result of the Company's general cost reduction efforts since 1993, administrative and general expenses for 1996 were $1.95 million lower (6.9%) than in 1993, notwithstanding a 9.6% increase in revenue during such period.

      EXPERIENCED MANAGEMENT TEAM. The Company's management team has substantial experience in the shipping industry. The Company's Chairman and President have each served the Company in various management capacities since its founding in 1947. In addition, the Company's two Executive Vice Presidents and the Chief Financial Officer have over 72 years of collective experience with ISC. The Company believes that the experience of its management team is important to maintaining long-term relationships with its customers.

                               TYPES OF SERVICE

      The Company through its principal operating subsidiaries, provides five types of service: Domestic Transportation Services, Liner Services, Military Sealift Command Charters, Pure Car Carriers and Special Purpose Vessels. The Company provides specialized maritime transportation services to its customers primarily under medium-to long-term contracts. Approximately 75% of the Company's EBITDA for the twelve months ended September 30, 1997 was generated from its medium- to long-term contracts.

DOMESTIC TRANSPORTATION SERVICES

      COAL. In 1981, the Company entered into a 22-year contract expiring in 2004 with Seminole Electric Cooperative, Inc., a Florida based rural electric generation and transmission cooperative for the transportation of coal from Mt. Vernon, Indiana to Gulf County, Florida. Under this contract, which was awarded pursuant to competitive bidding, the Company is guaranteed annually a minimum of
2.7 million tons of coal to be transported by inland waterways through its operation of 14 chartered towboats, 108 chartered super-jumbo river barges and three such barges that it owns. Under this contract, the Company typically has transported approximately 3.0 million tons of coal per year. To protect both parties against cost variations, the contract contains escalation and de-escalation clauses designed to adjust the contract price for fluctuations in fuel costs, wages and other operating expenses. The Company is also responsible for unloading the barges at the discharge point in Gulf County, Florida, and transferring the coal into railcars. To facilitate this process, the Company owns and operates an automated terminal facility which can be operated by relatively few employees and is capable of loading and unloading three times the amount of coal currently transported through the facility under the contract.

      In late 1995, the Company purchased an existing U.S. flag conveyor-equipped, self-unloading coal carrier which it concurrently chartered to a New England Power Company under a 15-year contract of affreightment to carry coal in the coastwise and near-sea trade. The ship will also be used, from time to time during this charter period, to carry coal and other bulk commodities for the account of other major charterers.

      MOLTEN SULPHUR. In 1994, the Company entered into a 15-year transportation contract with Freeport McMoRan Resource Partners, Limited Partnership, a major sulphur producer for which it had built a 24,000 DWT molten sulphur carrier that carries molten sulphur from Louisiana and Texas to a fertilizer plant on the Florida Gulf Coast. Under the terms of this contract, the Company is guaranteed the transportation of a minimum of 1.8 million tons of sulphur per year. The contract also gives the charterer three five-year renewal options. The vessel was delivered and began service during late 1994. For 1995 and 1996, the Company transported an average of 2.16 million tons of sulphur per year.

      LITCO FACILITY. During 1991, the Company entered into an agreement with Cooper/T. Smith Stevedoring pursuant to which the Company acquired a 50% interest in a newly constructed, all weather rapid cargo transfer facility at the river port of Memphis, Tennessee, for handling LASH barges transported by subsidiaries of the Company in its LASH liner services. LITCO (LASH Intermodal Terminal Company) began operations in May of 1992 and provides 287,500 square feet of enclosed warehouse and loading/discharging stations for LASH barge, rail, truck and heavy-lift operations. In June of 1993, the Company purchased the remaining 50% interest from Cooper/T. Smith Stevedoring, which continues to manage the facility under a management agreement with the Company.

LINER SERVICES

      FOREIGN FLAG. Under the name "Forest Lines," the Company operates three foreign flag LASH vessels, the ACADIA FOREST, the RHINE FOREST and the ATLANTIC FOREST, and a self-propelled, semi-submersible feeder vessel, the SPRUCE, on a scheduled transatlantic liner service. The ATLANTIC FOREST was purchased and refurbished in 1996 and entered this service in early 1997. The oldest of these three vessels, the ACADIA FOREST, will be retired from this service in 1998 and sold shortly thereafter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." Each Forest Lines LASH vessel normally makes 10 round trip sailings per year between U.S. Gulf and East Coast ports and ports in Northern Europe. Until early 1997, approximately one-half of the aggregate eastbound cargo space was historically reserved for International Paper Company under a long-term contract of affreightment. The remaining space was provided on a voyage affreightment basis to commercial shippers. In recent years, approximately 10% was used by other forest products exporters, and the remaining 40% was used by various commercial shippers to carry a variety of general cargo. While the third ship was in this service in 1997, the total eastbound cargo space reserved for International Paper was approximately 33%.

      The Company has had ocean transportation contracts with International Paper since 1969 when the Company had two LASH ships built to accommodate International Paper's trade. The Company's contract of affreightment with International Paper is for the carriage of wood pulp, liner board and other forest products, the characteristics of which are well suited for transportation by LASH vessels. The LASH system minimizes damage to such cargo by reducing the number of times that the cargo is handled and permits the Company to load and unload these products at the shipper's and the receiver's facilities, which are generally located on river systems that container ships and break bulk vessels do not serve. The Company's current contract with International Paper is for a ten-year term ending in 2002.

      Over the years, the Company has established a base of commercial shippers to which it provides space on the westbound Forest Lines service. The principal westbound cargoes are steel and other metal products, high-grade paper and wood products, and other general cargo. Over the last five years, the westbound utilization rate for these vessels averaged approximately 85% per year.

      U.S. FLAG. Waterman operates a U.S. flag liner service between U.S. Gulf and East Coast ports and ports in South Asia (Trade Routes 17 and 18). In connection with this service, Waterman operates four U.S. flag LASH vessels, the GREEN ISLAND, SAM HOUSTON, ROBERT E. LEE, and STONEWALL JACKSON, as well as three FLASH vessels, the PINE FOREST, FLASH I and FLASH II, which are used as feeder vessels in Southeast Asia.

      Until early 1997, Waterman received ODS payments from the U.S. government with respect to each of the four LASH vessels used in this service. The subsidy payments were in amounts approximating the excess of certain vessel expenses, primarily wages, over comparable costs of the Company's principal foreign flag competitors on the same trade routes. In 1996, the Company received approximately $25.6 million of ODS payments. The MSA established a new subsidy program for certain U.S. flag vessels. This program eliminates the trade route restrictions imposed by the ODS program and provides flexibility to operate freely in the competitive market. Under this new program, each participating vessel is eligible to receive an annual subsidy payment of $2.1 million, subject to annual appropriations. Seven of the Company's vessels have qualified for participation, including the four LASH vessels deployed in Waterman's U.S. flag liner service. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - General" and "- Regulation."

      On the eastbound portion of Waterman's U.S. flag liner service, a significant part of each vessel's cargo traditionally has been shipped to lesser developed countries under the Public Law-480 program, pursuant to which the United States government sells or donates surplus food products for export to developing countries. Seventy-five percent of this cargo is reserved for carriage by U.S. flag vessels, if they are available at reasonable rates. Awards under the Public Law-480 program are made on a voyage-to-voyage basis through periodic competitive bidding. The remaining eastbound cargo consists of general cargo, including some military equipment. Over the last five years, these vessels generally have been fully utilized on their eastbound voyages.

      On the westbound portion of this service, Waterman provides a significant portion of its cargo space to Goodyear for the transportation of natural rubber under a contract of affreightment expiring in December 1998. Space is also provided on a voyage-to-voyage basis to other importers of natural rubber, including Uniroyal Goodrich Tire Co., Bridgestone/Firestone, Inc. and certain other importers of natural rubber. The Company has had a continuing relationship with such companies since the early 1970s. The Company's LASH barges are ideally suited for large shipments of natural rubber because compression damage is minimal as compared to the damage that can occur when shipments are made in traditional break bulk vessels. Waterman is the largest U.S. flag carrier of natural rubber from Southeast Asia to the United States. The remaining westbound cargo generally consists of coffee, jute, guar, piece goods and other general cargo. Over the last five years, these vessels generally have been fully utilized on their westbound voyages.

      BULK CARRIER. In 1990, the Company acquired a 148,000 DWT-cape-size drybulk carrier, the AMAZON. The vessel has since been fully employed in the commercial market under various time charters in specific trading areas where bulk cargoes move on a regular basis.

MILITARY SEALIFT COMMAND CHARTERS

      GENERAL. The Company has had contracts with the MSC (or its predecessor) almost continuously for over 30 years. Currently, the Company's subsidiaries have nine vessels under contract to the MSC. These vessels are employed in the MSC's prepositioning programs, which strategically place military equipment and supplies throughout the world, or are chartered to the MSC mainly to service military and scientific operations in the Arctic and Antarctic. The Company believes that the demand for military prepositioning vessels will remain steady during the near term, notwithstanding planned reductions in overall military spending, because prepositioning military cargo is a key component of the military's established plans to respond quickly to international incidents without incurring the significant costs of operating foreign bases, some of which have been closed in recent years.

      MSC charters and contracts are awarded through competitive bidding for fixed terms with options allowing the MSC to extend the charters or contracts for additional periods. During the initial contract period, the MSC typically pays higher charter rates to cover significant expenses incurred in preparing the vessels for deployment, and therefore generally has an economic incentive to extend or renew a charter or contract if the vessel is still needed rather than paying a new shipowner to reconfigure a different vessel. Except in two cases, the MSC has always exercised its extension options, and the Company generally has been successful in winning renewals when the charters and contracts are rebid. All charters and contracts require the MSC to pay certain voyage operating costs such as fuel, port and stevedoring expenses, and certain charters and contracts include cost escalation features covering certain of the expenses paid by the Company. For a discussion of the MSC's rights to cancel charters or contracts during option periods, see "- Regulation."

      LASH VESSELS. The Company currently time charters to the MSC four U.S. flag LASH vessels, the GREEN VALLEY, GREEN HARBOUR, JEB STUART and AUSTRAL RAINBOW, which are used in the military's Afloat Prepositioning Force in the Indian Ocean. Three of these charters expire in May 1999, September 2000 and November 2000, and the fourth expires in October 1998, subject to one 17-month renewal option.

      ICE-STRENGTHENED MULTI-PURPOSE VESSELS. The Company owns and operates the only two U.S. flag ice-strengthened multi-purpose vessels, the GREEN WAVE and the GREEN RIDGE. These vessels are capable of transporting containerized and break bulk cargo. The GREEN WAVE is being operated under a charter with the MSC that will expire in January of 1998. The vessel is being used by the MSC to resupply Pacific rim military bases and to supply scientific projects in the Arctic and Antarctic. The GREEN RIDGE began operations under a new charter with the MSC in July 1997 under which it will be used by the MSC to carry the components of a 500-bed U.S. Marine Corps field hospital in the Indian Ocean through December 1998 with renewal options through October 2000.

      ROLL-ON/ROLL-OFF VESSELS. In 1983, Waterman was awarded a contract to operate three U.S. flag roll-on/roll-off vessels under time charters to the MSC for use by the United States Navy in its maritime prepositioning ship ("MPS") program. These vessels represent three of the four MPS vessels currently in the MSC's Atlantic fleet, which provides support for the U.S. Marine Corps. These ships, the SGT. MATEJ KOCAK, PFC. EUGENE A. OBREGON and MAJ. STEPHEN W. PLESS, are designed primarily to carry rolling stock and containers, and each can carry support equipment for 17,000 military personnel. Waterman sold the three vessels to unaffiliated corporations shortly after being awarded the contract but retained the right to operate the vessels under operating agreements. The MSC time charters commenced in late 1984 and early 1985 for initial five-year periods and were renewable at the MSC's option for additional five-year periods up to a maximum of twenty-five years. In 1993, the Company reached an agreement with the MSC to make certain reductions in future charter hire payments in consideration of fixing the period of these charters for the full 25 years.
The charters and related operating agreements will terminate in 2009 and 2010.

PURE CAR CARRIERS

      U.S. FLAG. In 1986, the Company entered into multi-year charters to carry Toyota and Honda automobiles from Japan to the United States. To service these charters, the Company had constructed two pure car carriers, the GREEN BAY and the GREEN LAKE, which are specially designed to carry 4,000 and 4,660 fully assembled automobiles, respectively. Both vessels were built in Japan, but are registered under the U.S. flag, making them two of only three U.S. flag pure car carriers in the Japanese trade. To be competitive with foreign flag vessels operated by foreign crews, the Company worked in close cooperation with the unions representing the Company's U.S. citizen shipboard personnel. Service under these charters commenced in the fourth quarter of 1987. These charters were initially renewed in 1992, each for a five-year period, and the Honda charter was recently renewed through November 2003. The Toyota charter is scheduled for renewal by the second quarter of 1998. Based on the Company's preliminary negotiations with Toyota, the Company anticipates that the Toyota charter will be renewed, although no assurances to that effect can be given.

      FOREIGN FLAG. Since 1988, the Company has transported Hyundai automobiles from South Korea primarily to the United States and Europe under two long-term charters that expire in 2000. To service these charters, the Company had two new pure car carriers, the CYPRESS PASS and the CYPRESS TRAIL, constructed by a shipyard affiliated with Hyundai.
Each of the vessels has a carrying capacity of 4,800 fully assembled automobiles.

      Under each of the Company's car carrier charters, the charterers are responsible for voyage operating costs such as fuel, port and stevedoring expenses, while the Company is responsible for other operating expenses including crew wages, repairs and insurance. The Hyundai charters also include escalation features covering certain of the expenses paid by the Company. During the terms of these charters, the Company is entitled to its full fee irrespective of the number of voyages completed or the number of cars carried per voyage.

SPECIAL PURPOSE VESSELS

      During 1994, the Company entered into a long-term contract to provide ocean transportation services to P.T. Freeport Indonesia Company, a major mining company producing copper and gold concentrates at its mine in West Irian Jaya, Indonesia. The Company acquired two SPVs, the BALI SEA and the BANDA SEA, and one container/break bulk vessel, the JAVA SEA, and had 26 cargo barges constructed for use with those vessels. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." The Company's contract is through 2006 with seven three-year renewal options.

ANCILLARY SERVICES

      The Company has several subsidiaries providing ship charter brokerage, agency, barge fleeting and other specialized services to the Company's subsidiaries and, in the case of ship charter brokerage and agency services, to unaffiliated companies. The income produced by these services substantially covers the related overhead expenses. These services facilitate the Company's operations by allowing it to avoid reliance on third parties to provide these essential shipping services.

MARKETING

      The Company maintains marketing staffs in Washington, D.C., New York, New Orleans, Houston, Chicago and Singapore and maintains a network of marketing agents in major cities around the world who market the Company's liner, charter and contract services. The Company markets its Trans-Atlantic LASH liner service under the trade name "Forest Lines," and its LASH liner service between the U.S. Gulf and Atlantic coast ports and South Asia ports under the Waterman house flag. The Company advertises its services in trade publications in the United States and abroad.

CUSTOMERS AND CARGO

      The Company's historical cash flow has been relatively stable principally due to the structure and length of its medium- to long-term contracts with creditworthy customers, as well as the Company's diversified customer and cargo bases. The Company defines contracts or charters with a duration of three to five years as medium-term contracts and those with a duration in excess of five years as long-term contracts. Approximately 75% of the Company's EBITDA for the twelve months ended September 30, 1997, was generated from its medium- to long-term contracts. Most of the Company's medium- to long-term charters provide for a daily charter rate that is payable whether or not the charterer utilizes the vessel. In addition, most of these medium- to long-term contracts guarantee a minimum amount of cargo for transportation and require the charterer to pay certain voyage operating costs, including fuel, port and stevedoring expenses, and often include cost escalation features covering certain of the Company's expenses.

      Substantially all of the current cargo contracts and charter agreements with commercial customers are renewals or extensions of previous agreements. In recent years the Company has been successful in winning extensions or renewals of substantially all of the contracts rebid by its commercial customers. Additionally, for over 30 years the Company has been operating vessels for the MSC under charters or contracts that typically contain extension options for one or more periods. Historically, the MSC has exercised nearly all of these extension options.

      As a result of the length of the Company's contracts and charter agreements, at September 30, 1997, 67% of the Company's aggregate vessel capacity was firmly committed for fiscal year 1998, and approximately 45% of its aggregate vessel capacity was firmly committed for all periods through 2004. The Company's capacity utilization rate for the period from 2005 through 2009 will be approximately 16% if none of the Company's contracts expiring before 2005 are renewed.

      The Company's diversified customer base and its long-standing customer relationships have contributed to its historically stable cash flow. Over the last five years, no single customer other than the MSC has accounted for more than 12% of the Company's gross voyage profits. Furthermore, the Company believes that the high credit quality of its customers and the length of its contracts help reduce competitive pressures and the effects of cyclical market conditions. The Company believes that its long-standing customer relationships are in part due to the Company's reputation for providing specialized quality service in terms of ontime performance, low cargo loss, minimal damage claims and reasonable rates.

      The following table sets forth (i) the Company's top ten customers, which collectively accounted for 70% of the Company's 1996 gross voyage profit, (ii) the type of cargo generally transported for each customer, and (iii) the year in which each company became a customer of the Company.


          CUSTOMER                     CARGO TYPE      CUSTOMER SINCE
          --------                     ----------      --------------
Military Sealift Command (U.S. Navy).. Military             1949
New England Power Company............. Coal                 1995
Freeport McMoRan Resource
   Partners, Limited Partnership...... Sulphur              1992
Seminole Electric Cooperative, Inc.... Coal                 1982
P. T. Freeport Indonesia Company...... General              1995
Hyundai Motor Company................. Automobiles          1988
International Paper Company........... Forest Products      1969
Toyota Motor Company.................. Automobiles          1986
Honda Motor Company................... Automobiles          1986
The Goodyear Tire and Rubber Company.. Rubber               1970

      In addition to its diversified customer base, the Company believes its customers' diversified cargo base has further insulated the Company from cyclical market conditions and further contributed to its relatively stable historical cash flow. The following table sets forth the percentage of the Company's total revenues by cargo type for the nine months ended September 30, 1997.

                                                 % OF TOTAL REVENUES FOR THE
                                                      NINE MONTHS ENDED
    CARGO TYPE                                        SEPTEMBER 30, 1997
    ----------                                        ------------------
General cargo...........................                   21.3%
Military cargo..........................                   21.0%
Coal....................................                   12.7%
Iron and steel products.................                   12.0%
Agricultural products...................                   10.8%
Forest products.........................                    8.4%
Automobiles.............................                    5.2%
Natural rubber..........................                    4.6%
Sulphur.................................                    4.0%
                                                        --------
      Total.............................                  100.0%

VESSEL DEPLOYMENT

      The following table sets forth information about each of the ocean-going vessels owned (or bareboat chartered) and operated by the Company. All vessels are owned by the Company unless otherwise indicated. Except as otherwise indicated, appraised values are based on appraisals conducted by Jacq. Pierot Jr. & Sons Co., Inc. during the third quarter of 1997.

                                                       CONSTRUCTION/LIFE
                                                           EXTENSION         APPRAISED
SERVICE TYPE                 VESSEL                        COMPLETION          VALUE     CARRYING
AND VESSEL NAME               TYPE             FLAG         DATE(1)         (MILLIONS)   CAPACITY         CURRENT DEPLOYMENT
---------------              ------            ----        ---------        ----------   --------          ------------------
LINER SERVICES/CONTRACTS
OF AFFREIGHTMENT
                                                                                                   ---
GREEN ISLAND                  LASH             U.S.        1974/1991        $  11.0    89 LASH barges |  Operating under
                                                                                                      |  Waterman's transoceanic
SAM HOUSTON                   LASH             U.S.           1974             11.0    89 LASH barges |  liner service between U.S.
                                                                                                      |- Gulf and Atlantic Coast
ROBERT E. LEE                 LASH             U.S.           1974             11.0    89 LASH barges |  ports and ports in south
                                                                                                      |  Asia on trade routes 17 and
STONEWALL JACKSON             LASH             U.S.           1974             11.0    89 LASH barges |  18.
                                                                                                   ---
                                                                                                   ---
ACADIA FOREST                 LASH           Liberia       1969/1990/          7.0     83 LASH barges |  Operating in Forest Lines'
                                                              1996                                    |  transatlantic liner service
                                                                                                      |  between U.S. Gulf and
RHINE FOREST                  LASH           Liberia       1972/1990/          7.5     83 LASH barges |- East Coast ports and ports
                                                              1996                                    |  in Northern Europe.
                                                                                                      |
ATLANTIC FOREST               LASH           Liberia          1984             20.0    82 LASH barges |
                                                                                                   ---

WILLOW                        LASH           Liberia          1987           20.0(2)   82 LASH barges    Idle, pending
                                                                                                         refurbishment
                                                                                                  ---
FLASH I                      FLASH           Liberia          1974             0.9     8 LASH barges |  Operating as feeder vessels
                                                                                                     |  in Waterman's U.S. flag
FLASH II                     FLASH           Liberia          1975             1.0     8 LASH barges |- liner service between
                                                                                                     |  Southeast Asia ports.
PINE FOREST                  FLASH           Liberia          1975             1.0     8 LASH barges |
                                                                                                  ---

SPRUCE                      Dockship         Liberia          1975             3.5     15 LASH barges    Operating as a feeder
                                                                                                         vessel between Northern
                                                                                                         Europe ports in Forest
                                                                                                         Lines' transatlantic liner
                                                                                                         service.

AMAZON                     Cape-Size        Singapore         1981             13.5    148,600 DWT       Operating under time
                          Bulk Carrier                                                                   charter contracts in the
                                                                                                         commercial market.
MILITARY SEALIFT COMMAND

GREEN HARBOUR                 LASH             U.S.        1974/1992           9.0     89 LASH barges    Time chartered to the MSC
                                                                                                         through November 2000.

GREEN VALLEY                  LASH             U.S.        1975/1991           9.0     89 LASH barges    Time chartered to the MSC
                                                                                                         through  September 2000.

AUSTRAL RAINBOW               LASH             U.S.           1972             5.25    73 LASH barges    Time chartered to the MSC
                                                                                                         through May 1999.

                                                   CONSTRUCTION/LIFE
                                                        EXTENSION         APPRAISED
SERVICE TYPE               VESSEL                       COMPLETION          VALUE           CARRYING
AND VESSEL NAME             TYPE             FLAG        DATE(1)         (MILLIONS)         CAPACITY         CURRENT DEPLOYMENT
---------------            ------            ----       ---------        ----------         --------         ------------------
JEB STUART                  LASH             U.S.       1970/1989         12.5(3)      83 LASH barges   Time chartered to the MSC
                                                                                                        through October 1998 with
                                                                                                        renewal options exercisable
                                                                                                        by the MSC through
                                                                                                        August 2001.

GREEN RIDGE(4)             Multi-            U.S.          1979             6.5        12,487 DWT       Time chartered to the MSC
                          purpose                                                                       through December 1998
                                                                                                        with renewal options
                                                                                                        exercisable by the MSC
                                                                                                        through October 2000.

GREEN WAVE(4)              Multi-            U.S.          1980             6.5        10,364 DWT       Time chartered to the MSC
                          purpose                                                                       through January 1998.

PFC. E.A. OBREGON         Roll-On/           U.S.          1985            --(5)       25,476 DWT       Time chartered to the MSC
                          Roll-Off                                                                      with options exercisable by
                                                                                                        the MSC through January
                                                                                                        2010.

SGT. MATEJ KOCAK          Roll-On/           U.S.          1984            --(5)       25,476 DWT       Time chartered to the MSC
                          Roll-Off                                                                      with options exercisable by
                                                                                                        the MSC through October
                                                                                                        2009.

MAJ. STEPHEN W. PLESS     Roll-On/           U.S.          1985            --(5)       25,476 DWT       Time chartered to the MSC
                          Roll-Off                                                                      with options exercisable by
                                                                                                        the MSC through April
                                                                                                        2010.
PURE CAR CARRIERS
GREEN BAY                 Pure Car           U.S.          1987             20.0       4,000 autos      Time chartered to transport
                          Carrier                                                                       Honda automobiles
                                                                                                        through November 2003.

GREEN LAKE                Pure Car           U.S.          1987             26.0       4,660 autos      Time chartered to transport
                          Carrier                                                                       Toyota automobiles
                                                                                                        through April 1998.
                                                                                                  ---
CYPRESS PASS              Pure Car         Liberia         1988             25.0       4,800 autos   |  Time chartered to transport
                          Carrier                                                                    |- Hyundai automobiles
                                                                                                     |  through March and June of
CYPRESS TRAIL             Pure Car         Liberia         1988             25.0       4,800 autos   |  2000.
                          Carrier                                                                 ---
SPECIAL PURPOSE VESSELS
                                                                                                  ---
BALI SEA                 Float-On/        Singapore     1982/1995           35.0       22,000 DWT    |  Operating under a long-
                         Float-Off                                                                   |  term contract with P.T.
                                                                                                     |  Freeport Indonesia
BANDA SEA                Float-On/        Singapore     1982/1996           35.0       22,000 DWT    |- Company through 2000
                         Float-Off                                                                   |  with seven three-year
                                                                                                     |  renewal options.
JAVA SEA                 Container/       Singapore        1988             6.5        5,000 contain-|
                         break bulk                                                           ers    |
                                                                                                  ---

                                       38


                                                                  CONSTRUCTION/LIFE
                                                    EXTENSION         APPRAISED
SERVICE TYPE              VESSEL                    COMPLETION          VALUE        CARRYING
AND VESSEL NAME            TYPE          FLAG        DATE(1)         (MILLIONS)      CAPACITY             CURRENT DEPLOYMENT
---------------           ------         ----       ---------        ----------      --------             ------------------
DOMESTIC SERVICES

SULPHUR ENTERPRISE        Molten         U.S.          1994           55.0(3)       24,000 DWT           Under contract of
                         Sulphur                                                                         affreightment with
                         Carrier                                                                         Freeport-McMoRan
                                                                                                         Resource Partners, Limited
                                                                                                         Partnership through 2009
                                                                                                         with renewal options
                                                                                                         through 2024.

ENERGY ENTERPRISE    Coal Carrier        U.S.          1983           71.0(3)       38,000 DWT           Time chartered to New
                                                                                                         England Power Company
                                                                                                         through 2010.

-------------------------
(1) Indicates year construction was completed and, where applicable, year of completion of life extension refurbishment work.

(2)   The appraised value for this vessel assumes a $10 million refurbishment.

(3) The appraised value for these vessels includes the appraised value of the vessel and the charter or contract under which it is currently operating.

(4)   Ice-strengthened vessels.

(5) No appraisal obtained. These vessels are owned by third parties but are operated by the Company under operating agreements that, subject to certain exceptions, cannot be canceled by the MSC without the payment of cancellation penalties.

PROPERTIES

      VESSELS AND BARGES. Of the 31 ocean-going vessels in the Company's fleet, 28 are owned by the Company and three are operated under operating contracts. Of approximately 1,850 LASH barges in the Company's fleet, approximately 1,763 are operated in conjunction with the Company's LASH and FLASH vessels. Of these, the Company owns approximately 1,443 barges and leases 320 barges under capital leases with 12-year terms expiring in late 2003 and early 2004. The remaining 87 LASH barges owned by the Company are not required for current vessel operations. All of the Company's barges are registered under the U.S. flag. The Company bareboat charters in 108 super-jumbo river barges (and owns three such barges) and 14 towboats specially built to meet the requirements of one of the Company's coal transportation contracts. The Company also owns 18 standard river barges, which are chartered to unaffiliated companies on a short-term basis and one towboat, which is currently operated in the spot market.

      All of the vessels owned, operated or leased by the Company are in good condition except for the 87 LASH barges not required for current vessel operations. Since 1988, the Company has completed life extension work on eight LASH vessels and completed the refurbishment of the LASH barges operated with those vessels. Under governmental regulations, insurance policies and certain of the Company's financing agreements and charters, the Company is required to maintain its vessels in accordance with standards of seaworthiness, safety and health prescribed by governmental regulations or promulgated by certain vessel classification societies. The Company is also in the process of implementing the quality and safety management program mandated by the International Maritime Organization and plans to obtain timely certification of all vessels by the end of 1999. Vessels in the fleet are maintained in accordance with governmental regulations and the highest classification standards of the American Bureau of Shipping or, for certain vessels registered overseas, of Norwegian Veritas or Lloyd's Register classification societies.

      Certain of the vessels and barges owned by the Company's subsidiaries are mortgaged to various lenders to secure such subsidiaries' long-term debt. See Note B - Long-Term Debts of the Notes to the Consolidated Financial Statements incorporated by reference into this Prospectus.

      OTHER PROPERTIES. The Company leases its corporate headquarters in New Orleans, its administrative and sales office in New York and office space in Houston, Chicago, Washington, D.C. and Singapore. The Company also leases space in St. Charles and Orleans Parishes, Louisiana, for the fleeting of barges. Additionally, the Company leases a totally enclosed multi-modal cargo transfer terminal in Memphis, Tennessee, under a lease that expires in June 2003, with one five-year renewal option. In 1996, the aggregate annual rental payments under these operating leases totaled approximately $2.4 million.

      The Company owns two separate facilities in St. Charles Parish, Louisiana, and one facility in Jefferson Parish, Louisiana, that are used primarily for the storage and fleeting of barges. The Company also owns a bulk coal transfer terminal in Gulf County, Florida, that is used in its coal transportation contract referred to above.

INSURANCE

      The Company maintains protection and indemnity ("P&I") insurance to cover liabilities arising out of the ownership or operation of vessels with Assurance affreightment GARD and the Standard Steamship Owners' Protection & Indemnity Association (Bermuda) Ltd., which are mutual shipowners' insurance organizations commonly referred to as P&I clubs. Both clubs are participants in and subject to the rules of their respective international group of P&I associations. The premium terms and conditions of the P&I coverage provided to the Company are governed by the rules of each club.

      The Company maintains hull and machinery insurance policies on each of its vessels in amounts related to the value of each vessel. This insurance coverage, which includes increased value, freight and time charter hire, is maintained with a syndicate of hull underwriters from the United States, British, French and Scandinavian insurance markets. The Company maintains war risk insurance on each of the Company's vessels in an amount equal to each vessel's total insured hull value. War risk insurance is placed through U.S., British, French and Scandinavian insurance markets and covers physical damage to the vessels and P&I risks for which coverage would be excluded by reason of war exclusions under either the hull policies or the rules of the applicable P&I club.

      The Company also maintains loss of hire insurance with U.S., British, French and Scandinavian markets to cover its loss of revenue in the event that a vessel is unable to operate for a certain period of time due to loss or damage arising from the perils covered by the hull and machinery policy.

      Insurance coverage for shoreside property, shipboard consumables and inventory, spare parts, workers' compensation, office contents, and general liability risks are maintained with underwriters in the United States and British markets. The Company also carries insurance to meet certain liabilities that could arise from the discharge of oil or hazardous substances in U.S. or international foreign waters.

      Insurance premiums for the coverage described above vary from year to year depending upon the Company's loss record and market conditions. In order to reduce premiums, the Company maintains certain deductible and co-insurance provisions that it believes are prudent and generally consistent with those maintained by other shipping companies and in recent years has increased the self-retention portion under its insurance program while capping its self-retention exposure under stop-loss insurance coverage.

REGULATION

      The Company's operations between the United States and foreign countries are subject to the Shipping Act of 1984 (the "Shipping Act"), which is administered by the Federal Maritime Commission, and certain provisions of the Federal Water Pollution Control Act, the Oil Pollution Act of 1990 and the Comprehensive Environmental Response Compensation and Liability Act, all of which are administered by the U.S. Coast Guard and other federal agencies, and certain other international, federal, state and local laws and regulations, including international conventions and laws and regulations of the flag nations of its vessels. Pursuant to the requirements of the Shipping Act, the Company has on file with the Federal Maritime Commission tariffs reflecting the outbound and inbound rates currently charged by the Company to transport cargo between the United States and foreign countries as a common carrier in connection with its liner services. These tariffs are filed by the Company either individually or in connection with its participation as a member of rate or conference agreements, which are agreements that (upon becoming effective following filing with the Federal Maritime Commission) permit the members to agree concertedly upon rates and practices relating to the carriage of goods in U.S. and foreign ocean commerce. Tariffs filed by a company unilaterally or collectively under rate or conference agreements are subject to Federal Maritime Commission approval. Once a rate or conference agreement is filed, rates may be changed in response to market conditions on 30 days' notice, with respect to a rate increase, and one day's notice, with respect to a rate decrease. Legislation is pending in the U.S. Senate that would amend the Shipping Act in certain material respects, including reducing the publication requirements for all service contracts, eliminating requirements that all similarly situated shippers receive the same service contract terms, and prohibiting ocean common carriers from requiring their members to disclose their negotiations on service contracts. It is unclear at this time when or if this legislation will be enacted into law. The Majority Leader of the U.S. Senate recently announced that he intends to bring this legislation to the floor of the Senate in early 1998.

      The Merchant Marine Act of 1936, as amended (the "Merchant Marine Act"), authorizes the federal government to pay an operating differential subsidy to U.S. flag vessels employed in the foreign trade of the United States. The operating differential subsidy program is designed to allow U.S. ships to compete on an equal footing with their lower-cost foreign competitors. Under the program, the U.S. Maritime Administration ("MarAd") is authorized to pay qualified U.S. flag operators (i) the differential between U.S. and foreign crew wage costs and (ii) the differential between U.S. and foreign costs of protection and indemnity insurance, hull and machinery insurance, and maintenance and repairs not compensated by insurance. Waterman's operating differential subsidy payments terminated in early 1997. Currently, two other liner operators and five bulk carrier operators hold operating differential subsidy contracts for a total of six liner and nine bulk ships. One of the remaining ODS contracts for liner vessels will expire on December 31, 1997, and the final ODS contract for liner vessels will expire by December 31, 1998. The ODS contracts for the bulk ships will all expire by September 18, 2001.

      The federal government has entered into no New ODS contracts since 1981 and recent administrations have indicated that existing ODS agreements will be allowed to lapse. However, on October 8, 1996, Congress adopted the Maritime Security Act of 1996 which created the Maritime Security Program and authorized the payment of $2.1 million per year per ship for 47 U.S. flag ships through fiscal year 2005. Congress has appropriated a total of $135.5 million to date for the MSP. This program eliminates the trade route restrictions imposed by the ODS program and provides flexibility to operate freely in the competitive market. On December 20, 1996, Waterman entered into MSP contracts with MarAd for each of its four LASH vessels that operated under ODS contracts until early 1997, and Central Gulf entered into MSP contracts with MarAd for each of its two car carriers and one of its LASH vessels currently on charter to the MSC. Waterman's vessels began receiving payments under the MSP in early 1997 upon the lapse of Waterman's ODS payments. Central Gulf's two car carriers commenced immediate operation in the MSP on December 20, 1996 and its LASH vessel is eligible to begin receiving MSP payments upon the termination of its MSC charter, or the Company may substitute another vessel and receive payments earlier. By law, the MSP is subject to annual appropriations. In the event that sufficient appropriations are not made for the MSP by Congress in any fiscal year, the Maritime Security Act of 1996 permits MSP contractors, such as Waterman and Central Gulf, to re-flag their vessels under foreign registry expeditiously.

      Seven of the Company's U.S. flag LASH vessels were constructed with the aid of construction differential subsidies and Title XI loan guarantees administered by MarAd, the receipt of which obligates the Company to comply with various dividend and other financial restrictions. Vessels constructed with the aid of construction differential subsidies may not be operated in domestic coastwise trade or domestic trade with Hawaii, Puerto Rico or Alaska without the permission of MarAd and without repayment of the construction differential subsidy under a formula established by law. Recipients of Title XI loan guarantees must pay an annual fee of up to 1% of the loan amount.

      Under the Merchant Marine Act, U.S. flag vessels are subject to requisition or charter by the United States whenever the President declares that the national security requires such action. The owners of any such vessels must receive just compensation as provided in the Merchant Marine Act, but there is no assurance that lost profits, if any, will be fully recovered. In addition, during any extension period under each MSC charter or contract, the MSC has the right to terminate the charter or contract on 30 days' notice. However, the MSC has never exercised such termination right with respect to the Company.

      Certain of the Company's operations, including its carriage of U.S. foreign aid cargoes, as well as the Company's coal and molten sulphur transportation contracts and its Title XI financing arrangements, require the Company to be as much as 75% owned by U.S. citizens. The Company monitors its stock ownership to verify its continuing compliance with these requirements and has never had more than 1% of its common stock held of record by non-U.S. citizens. In April 1996, the Company's shareholders amended the Company's charter and stock transfer procedures to limit the acquisition of its common stock by non-U.S. citizens. Under the amendment, any transfer of the Company's common stock that would result in non-U.S. citizens owning more than 23% (the "permitted amount") of the total voting power of the Company would be void and ineffective against the Company. With respect to any shares owned by non-U.S. citizens in excess of the permitted amount, the voting rights will be denied and the dividends will be withheld. Furthermore, the Company is authorized to redeem shares of common stock owned by non-U.S. citizens in excess of the permitted amount to reduce ownership by non-U.S. citizens to the permitted amount.

      The Company is required by various governmental and quasi-governmental agencies to obtain permits, licenses and certificates with respect to its vessels. The kinds of permits, licenses and certificates required depend upon such factors as the country of registry, the commodity transported, the waters in which the vessel operates, the nationality of the vessel's crew, the age of the vessel and the status of the Company as owner or charterer. The Company believes that it has, or can readily obtain, all permits, licenses and certificates necessary to permit its vessels to operate.

      The International Maritime Organization (IMO) has mandated that vessels documented under the laws of its member countries, including the United States, develop and implement quality and safety programs by July 1, 1998 or July 1, 2002, depending on the type of vessels. Vessels operating without the required compliance certificates could either be fined or denied entry into or detained in the ports of those countries that are members of the International Maritime Organization. The Company is in the process of implementing a comprehensive program to obtain timely IMO certification for all of its vessels and plans to obtain IMO certification for three of its vessels, which require certification prior to July 1, 1998, by January, February and March 1998, respectively. The Company plans to obtain certification for the remainder of its fleet subject to the certification requirements by the end of 1999, although no assurances to this effect can be given.

COMPETITION

      The shipping industry is intensely competitive and is influenced by events largely outside the control of shipping companies. Varying economic factors can cause wide swings in freight rates and sudden shifts in traffic patterns. Vessel redeployments and new vessel construction can lead to an overcapacity of vessels offering the same service or operating in the same market. Changes in the political or regulatory environment can also create competition that is not necessarily based on normal considerations of profit and loss. The Company's strategy is to reduce competitive pressures and the effects of cyclical market conditions by operating specialized vessels in niche market segments and deploying a substantial number of its vessels under medium- to long-term charters or contracts with creditworthy customers and on trade routes where it has established market shares. The Company also seeks to compete effectively in the traditional areas of price, reliability and timeliness of service.

      Competition principally comes from numerous break bulk vessels and, occasionally, container ships.

      Much of the Company's revenue is generated by contracts with the MSC and contracts to transport Public Law-480 U.S. government-sponsored cargo, a cargo preference program requiring that 75% of all foreign aid "Food for Peace" cargo must be transported on U.S. flag vessels, if they are available at reasonable rates. The Company competes with all U.S. flag companies, including Overseas Shipholding Group, Inc., OMI Corporation, Marine Transport Lines, Inc., Farrell Lines, Inc., Lykes Lines, Inc., Sea-Land Service, Inc. and American President Lines, Inc. for the MSC work and the Public Law-480 cargo. Additionally, the Company's principal foreign competitors include Hoegh Lines, Star Shipping, Wilhelmsen Lines and the Shipping Corporation of India.

      The Company's LASH liner services face competition from foreign flag liner operators and, to a lesser degree, from U.S. flag liner operators, including those who will continue to receive operating differential subsidies through December 31, 1998. In addition, during periods in which the Company participates in conference agreements or rate agreements, competition includes other participants with whom the Company may agree to charge the same rates and non-participants charging lower rates.

      Because the Company's LASH barges are used primarily to transport large unit size items, such as forest products, natural rubber and steel, that cannot be transported as efficiently in container ships, the Company's LASH fleet often has a competitive advantage over these vessels for this type of cargo. In addition, the Company believes that the ability of its LASH system to operate in shallow harbors and river systems and its specialized knowledge of these harbors and river systems give it a competitive advantage over operators of container ships and break bulk vessels, which are too large to operate in these areas.

      The Company's pure car carriers operate worldwide in markets where foreign flag vessels with foreign crews predominate. The Company believes that its U.S. flag pure car carriers can continue to compete effectively if it continues to receive the cooperation of its seamen's unions in controlling costs.

EMPLOYEES

      As of September 30, 1997, the Company employed approximately 400 shipboard personnel and 350 shoreside personnel. The Company considers relations with its employees to be excellent.

      All of the Company's U.S. shipboard personnel and certain shoreside personnel are covered by collective bargaining agreements. Central Gulf, Waterman and other U.S. shipping companies are subject to collective bargaining agreements for shipboard personnel in which the shipping companies servicing U.S. Gulf and East coast ports also must make contributions to pension plans for dockside workers. Waterman's collective bargaining agreements covering its liner service are scheduled to expire in September 1998, while Central Gulf's collective bargaining agreements are scheduled to expire in December 1997 and are currently under negotiation. However, pursuant to memoranda of understanding relating to each of Central Gulf's U.S. flag vessels and Waterman's four U.S. flag vessels time chartered to or operated for the MSC, the terms and conditions of the respective collective bargaining agreements will continue for the duration of the charters under which the vessels are being operated. The Company has experienced no strikes or other significant labor problems during the last ten years.

LEGAL PROCEEDINGS

      In the normal course of its operations, the Company becomes involved in various litigation matters including, among other things, claims by third parties for alleged property damages, personal injuries and other matters. While the outcome of such claims cannot be predicted with certainty, the Company believes that its insurance coverage and reserves with respect to such claims are adequate and that such claims will not have a material adverse effect on the Company's business or financial condition. See Note F of the Notes to the Company's Consolidated Financial Statements incorporated by reference into this Prospectus.

                                  MANAGEMENT

      Set forth below is information concerning the directors and executive officers of the Company as of December 15, 1997.

 NAME                           CURRENT POSITION
 ----                           ----------------
 Niels W. Johnsen........   Chairman and Chief Executive Officer
 Erik F. Johnsen.........   President, Chief Operating Officer and Director
 Niels M. Johnsen........   Executive Vice President and Director
 Erik L. Johnsen.........   Executive Vice President and Director
 Harold S. Grehan, Jr. ..   Vice President and Director
 Gary L. Ferguson........   Vice President and Chief Financial Officer
 David B. Drake..........   Vice President and Treasurer
 Manuel G. Estrada.......   Vice President and Controller
 Laurance Eustis.........   Director
 Raymond V. O'Brien, Jr.    Director
 Edwin Lupberger ........   Director
 Edward K. Trowbridge....   Director

      NIELS W. JOHNSEN, 75, has been the Chairman and Chief Executive Officer of the Company since its commencement of operations in 1979 and served as Chairman and Chief Executive Officer of each of the Company's principal subsidiaries until April 1997. He previously served as Chairman of Trans Union Corporation's ocean shipping group of companies from December of 1971 through May of 1979. He was one of the founders of Central Gulf in 1947 and held various positions with Central Gulf until Trans Union acquired Central Gulf in 1971. He is also a former director of Reserve Fund, Inc., a money market fund, and a former Trustee of Atlantic Mutual Companies, an insurance company. He is the brother of Erik F. Johnsen.

      ERIK F. JOHNSEN, 72, has been the President, Chief Operating Officer and Director of the Company since its commencement of operations in 1979. Until April 1997, Mr. Johnsen served as the President and Chief Operating Officer of each of the Company's principal subsidiaries, except Waterman, which he served as Chairman of the Executive Committee. Along with his brother, Niels W. Johnsen, he was one of the founders of Central Gulf in 1947 and served as its President from 1966 to April 1997. Mr. Johnsen is also a director of First Commerce Corporation, a bank holding company. Mr. Johnsen has served as the Chairman of the Board of Assurance foreningen GARD, a P&I insurance club since 1994 and has been a member since 1982. He is the brother of Niels W. Johnsen.

      NIELS M. JOHNSEN, 52, is Executive Vice President of the Company. Mr. Johnsen has served as a Director of the Company since April of 1988. He joined Central Gulf on a full time basis in 1970 and held various positions with the Company before being named Executive Vice President in April 1997. He has also served as the Chairman of each of the Company's principal subsidiaries, except Waterman, since April 1997. He is also President of Waterman and N. W. Johnsen & Co., Inc., subsidiaries of the Company engaged in LASH liner service and ship and cargo charter brokerage, respectively. He is the son of Niels W. Johnsen.

      ERIK L. JOHNSEN, 40, is Executive Vice President of the Company. He joined Central Gulf in 1979 and held various positions with the Company before being named Executive Vice President in April 1997. He has served as a Director of the Company since 1994. He has also served as the President of each of the Company's principal subsidiaries, except Waterman, since April 1997, and as Executive Vice President of Waterman since September 1989. He is responsible for all operations of the Company's vessel fleet and leads the Company's Ship Management Group.
He is the son of Erik F. Johnsen.

      HAROLD S. GREHAN, JR., 69, is Vice President of the Company. He joined Central Gulf in 1958 and became Vice President in 1959, Senior Vice President in 1973 and Executive Vice President and Director in 1979. He participated in the development of the Company's LASH program and has direct responsibility for conventional and LASH vessel traffic movements.

      GARY L. FERGUSON, 57, is Vice President and Chief Financial Officer of the Company. He joined Central Gulf in 1968 where he held various positions with the Company prior to being named Controller in 1977, and Vice President and Chief Financial Officer in 1989.

      DAVID B. DRAKE, 42, is Vice President and Treasurer of the Company. He joined Central Gulf in 1979 and held various positions prior to being named Vice President and Treasurer in 1996.

      MANUEL G. ESTRADA, 43, is Vice President and Controller of the Company. He joined Central Gulf in 1978 and held various positions prior to being named Vice President and Controller in 1996.

      LAURANCE EUSTIS, 84, has served as a Director of the Company since 1979. He is the Chairman of the Board of Eustis Insurance, Inc., a mortgage banking and general insurance company, located in New Orleans, Louisiana. Mr. Eustis is also a director of First Commerce Corporation, a bank holding company, and Pan American Life Insurance Company.

      RAYMOND V. O'BRIEN, JR., 70, has served as a Director of the Company since 1979. He is also a director of Emigrant Savings Bank. He served as Chairman of the Board and Chief Executive Officer of the Emigrant Savings Bank from January of 1978 through December of 1992.

      EDWIN LUPBERGER, 61, has served as a Director of the Company since April of 1988. Mr. Lupberger is the Chairman of the Board and Chief Executive Officer of Entergy Corporation, an electric utility holding company and its principal operating subsidiaries, Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc. and Entergy New Orleans, Inc. He is also a director of First Commerce Corporation, a bank holding company.

      EDWARD K. TROWBRIDGE, 69, has served as a Director of the Company since April of 1994. He served as Chairman of the Board and Chief Executive Officer of the Atlantic Mutual Companies from July of 1988 through November of 1993.

                            PRINCIPAL STOCKHOLDERS

      The following persons were known by the Company to own beneficially more than five percent of its Common Stock (the only outstanding voting security of the Company) as of September 30, 1997 unless otherwise indicated. The information set forth below has been determined in accordance with Rule 13d-3 under the Exchange Act based upon information furnished by the persons listed. Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.

      As of September 30, 1997, Niels W. Johnsen and Erik F. Johnsen were the beneficial owners of a total of 1,783,842 shares (26.69%) of the Company's Common Stock, and, to the extent they act together, they may be deemed to be in control of the Company.

                                                   AMOUNT
                                                 BENEFICIALLY        PERCENT
          NAME AND ADDRESS                          OWNED           OF CLASS
          ----------------                          -----           --------
Niels W. Johnsen ...........................    1,021,082(1)         15.28%
   (Chairman of the Board of the Company)
   One Whitehall Street
   New York, New York 10004

Erik F. Johnsen ............................      762,760(2)         11.41%
   (President and Director of the Company)
   650 Poydras Street
   New Orleans, Louisiana

T. Rowe Price Associates, Inc...............      727,562(3)         10.89%
   100 E. Pratt Street
   Baltimore, Maryland 21202

Sanford C. Bernstein & Co., Inc.............      445,879(4)          6.67%
   767 Fifth Avenue
   New York, New York 10153

Dimensional Fund Advisors, Inc..............      440,579(5)          6.59%
   1299 Ocean Avenue
   Santa Monica, California 90401

David L. Babson and Company, Incorporated...      437,281(6)          6.54%
   One Memorial Drive
   Cambridge, Massachusetts 02142-1300

Franklin Resource, Inc......................      348,100(7)          5.21%
   777 Mariners Island Blvd.
   San Mateo, California 94404
-------------------
(1) Includes 224,622 shares owned by a corporation of which Mr. Johnsen is a controlling shareholder. Also includes 24,387 shares held in a Grantor Retained Annuity Trust of which Niels W. Johnsen is income and principal beneficiary.

(2) Includes 232,319 shares held as Agent and Attorney-in-Fact with full rights of voting, disposition, or otherwise for the benefit of Erik F. Johnsen's children. Also includes 7,875 shares owned by Mr. Johnsen's wife.

(3) Based on information contained in Schedule 13G as of December 31, 1996. These securities are owned by various individual and institutional investors including T. Rowe Price Small Cap Value Fund, Inc. (which owns 580,000 shares, representing 8.6% of the shares outstanding), for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. Sole voting power is held only with respect to 26,000 of the shares reported. Sole dispositive power is reported with respect to all 727,562 shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

(4) Based on information contained in Schedule 13G as of December 31, 1996. Includes 260,712 shares beneficially owned with sole voting power and 13,802 shares beneficially owned with shared power to vote.
      Sole dispositive power reported with respect to all 445,879 shares.

(5) Based on information contained in Schedule 13G as of December 31, 1996. Includes 333,779 shares beneficially owned with sole voting power. Sole dispositive power reported with respect to all 440,579 shares. Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 440,579 shares, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(6) Based on information contained in Schedule 13G as of December 31, 1996. Includes 296,950 shares beneficially owned with sole voting power and 140,331 shares beneficially owned with shared power to vote.
      Sole dispositive power reported with respect to all 437,281 shares.

(7) Based on information contained in a joint filing on Schedule 13G as of December 31, 1996 by Franklin Resources, Inc. ("FRI"), Charles B. Johnson, Rupert H. Johnson, Jr. , and Franklin Advisory Services, Inc. Franklin Advisory Services, Inc. has sole voting and dispositive power with respect to all 348,100 shares. FRI is the parent holding company of Franklin Advisory Services, Inc., an investment advisor. Charles B. Johnson and Rupert H. Johnson are principal shareholders of FRI. FRI, Charles B. Johnson, Rupert H. Johnson and Franklin Advisory Services, Inc. disclaim any economic interest or beneficial ownership in any of the shares.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

      At September 30, 1997, the Company's consolidated outstanding indebtedness aggregated $296.8 million (excluding capital leases and amounts drawn under lines of credit). Such amount included (i) $41.8 million in Title XI loans guaranteed by the U.S. government bearing interest at fixed rates ranging from 7.08% to 9.05% per annum; (ii) $148.2 million in loans bearing interest at fixed rates ranging from 6.70% to 9.97% per annum; and (iii) $106.8 million in loans bearing interest at variable rates ranging from 6.63% to 7.56% per annum. This indebtedness is represented by 19 loan agreements entered into by the Company and various of its subsidiaries and is secured by a variety of first, and in some cases second, preferred ship mortgages on vessels of the Company, assignments of charters and contracts, assignments of retention accounts and earnings, assignments of insurance, pledges of stock of certain of the Company's subsidiaries, collateral mortgages of certain properties of the Company's subsidiaries and by guarantees of the Company.

      Many of the loan agreements described above contain restrictive covenants requiring minimum levels of working capital, minimum levels of net worth, maintenance of specified financial ratios, minimum levels of liquidity and restrictions on the ability of the Company's subsidiaries to pay dividends to the Company. The loan agreements also contain various provisions restricting the right of the Company and its subsidiaries to make certain investments, to place additional liens on the property of the Company and its subsidiaries, to incur additional long-term debt, to make certain payments (including in certain instances, dividends), to merge or to undergo a similar corporate reorganization, and to enter into transactions with affiliated companies. Additionally, many of the loan agreements contain provisions for prepayment penalties. See "Risk Factors - Ranking of the Notes; Holding Company Structure" and "-Restrictions Imposed by Terms of the Company's Indebtedness."

      Absent waivers, consents or modifications with respect to certain of the Company's loan agreements, the sale of the Notes would cause the Company to be in non-compliance with some of the foregoing restrictions. Accordingly, the Company has reached agreements in principle with its lenders regarding waivers, consents and modifications to such restrictions and is in the process of documenting such agreements.

      The Company and three of its subsidiaries maintain three revolving lines of credit that are available for working capital purposes. These lines are for $5.0 million, $10.0 million and $20.0 million, and expire on July 31, 1999, December 31, 1998 and July 1, 1999, respectively. At December 15, 1997, an aggregate of $8.0 million was drawn under such lines.

                      DESCRIPTION OF NEW CREDIT FACILITY

      On January 23, 1998, the Company entered into a two-year unsecured $25.0 million revolving credit facility (the "New Credit Facility") with Citibank, N.A., an affiliate of the Initial Purchasers, as agent (the "Agent"). The New Credit Facility replaced three prior revolving credit facilities aggregating $35.0 million, of which $16.0 million was outstanding as of September 30, 1997. The borrower under the New Credit Facility is the Company, whereas the borrowers under the replaced facilities were certain subsidiaries of the Company. The New Credit Facility is unsecured. Subject to certain terms and conditions, the New Credit Facility provides for a two-year, $25.0 million revolving credit facility. The New Credit Facility requires the Company to make mandatory prepayments and commitment reductions under certain circumstances. In addition, the Company may make optional prepayments and commitment reductions. It is anticipated that borrowings under the New Credit Facility will accrue interest, at the option of the Company, at either the Agent's base rate or a eurodollar rate plus 1.0%. The New Credit Facility contains customary covenants and requires the Company to comply with certain financial ratios and maintenance tests. The New Credit Facility has been filed as an exhibit to the registration statement of which this Prospectus forms a part and will be made available upon request to the Company.

                         DESCRIPTION OF THE NEW NOTES

      The form and terms of the New Notes are the same as the form and terms of the Old Notes except that (i) the New Notes will have been registered under the Securities Act and thus will not bear restrictive legends restricting their transfer pursuant to the Securities Act and (ii) holders of New Notes will not be entitled to certain rights of holders of the Old Notes under the Registration Rights Agreement which will terminate upon the consummation of the Exchange Offer. The Old Notes have been, and the New Notes will be, issued under an Indenture dated as of January 22, 1998 (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"). Unless the context requires otherwise, all references to the "Notes" in this section shall mean the "New Notes."

      The following is a summary of the material provisions of the Indenture. This summary is not a complete description of the Notes, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and those terms made a part of the Indenture by the Trust Indenture Act of 1939, as amended. A copy of the Indenture may be obtained from the Company and the Initial Purchasers. The definitions of certain capitalized terms used in the following summary are set forth below under "- Certain Definitions." For purposes of this section, references to the "Company" include only the Company and not its subsidiaries.

GENERAL

      The Notes will mature on October 15, 2007 and are limited to $160,000,000 in aggregate principal amount, of which $110,000,000 was issued in the Offering. Additional amounts of Notes may be issued in one or more series from time to time subject to the limitations set forth under "- Certain Covenants -- Limitation on Indebtedness." Each Note will bear interest at a rate of 7 3/4%, payable semi-annually on April 15 and October 15 of each year, commencing April 15, 1998, to the Person in whose name the Note is registered at the close of business on the April 1 or October 1 next preceding such interest payment date. Interest accrues from the most recent Interest Payment Date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

      Principal of, premium, if any, and interest on the Notes are payable, and the Notes are transferable, at the office or agency of the Company in the City of New York maintained for such purposes, which initially will be the Trustee or an agent thereof; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. The Notes may be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

RANKING

      The Notes are senior unsecured obligations of the Company, ranking PARI PASSU in right of payment with all other existing and future senior indebtedness of the Company and senior to all existing and future subordinated obligations of the Company. Upon completion of the Offering and the New Credit Facility, and after giving effect to the application of the net proceeds therefrom, the Company would have had outstanding approximately $108.6 million of senior Indebtedness other than the Notes (not including guarantees of $77.1 million of Indebtedness of Subsidiaries). Since all of the Company's operations are conducted, and substantially all of the Company's assets are owned, by Subsidiaries, the Notes are effectively subordinated to all existing and future liabilities (including trade payables) of Subsidiaries. At September 30, 1997 and after giving effect to the application of the net proceeds of the sale of the Notes offered in the Offering, Subsidiaries of the Company would have had outstanding approximately $113.3 million of Indebtedness (other than intercompany indebtedness).

REDEMPTION

      The Notes will not be redeemable prior to maturity nor will the Company be required to make any mandatory sinking fund payments in respect of the Notes.

CERTAIN COVENANTS

      The Indenture contains, among others, the following covenants:

      LIMITATION ON INDEBTEDNESS. The Company will not, and will not permit any Subsidiaries to, create, incur, assume or, directly or indirectly, guarantee the payment of (collectively, "incur") any Indebtedness (including any Acquired Indebtedness but excluding Permitted Indebtedness) unless (a) at the time of such event and after giving effect thereto on a pro forma basis the Company's Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding such event, taken as one period calculated on the assumption that such Indebtedness had been incurred on the first day of such four-quarter period and, in the case of Acquired Indebtedness, on the assumption that the related acquisition (whether by means of purchase, merger, consolidation or otherwise) also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation, would have been at least equal to 2.0:1.0 and (b) in the case of any Indebtedness of the Company, the Indebtedness is pari passu in right of payment to the Notes or is Subordinated Indebtedness provided that such Subordinated Indebtedness has a Stated Maturity (including any scheduled repayments or sinking fund payments) subsequent to one year after the maturity of the Notes.

      LIMITATION ON RESTRICTED PAYMENTS. The Company will not, and will not permit any Subsidiary to, directly or indirectly:

      (i) declare or pay any dividend on, or make any distribution to holders of, any Capital Stock of the Company (other than dividends or distributions payable in shares of Qualified Capital Stock of the Company or in options, warrants or other rights to purchase Qualified Capital Stock of the Company);

      (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Subsidiary of the Company) or any option, warrant or other right to acquire such Capital Stock;

      (iii) make any principal payment on, or redeem, repurchase, decease or otherwise acquire or retire for value, prior to any scheduled repayment, sinking fund payment or maturity any Subordinated Indebtedness of the Company;

      (iv) declare or pay any dividend or distribution on any Capital Stock of any Subsidiary to any Person other than the Company or any Wholly Owned Subsidiaries or purchase, redeem or otherwise acquire or retire for value any Capital Stock of any Subsidiary held by any Person (other than the Company or any Wholly Owned Subsidiaries);

      (v) incur, create or assume any guarantee of Indebtedness of any Affiliate (other than with respect to (i) guarantees of Indebtedness of any Wholly Owned Subsidiary of the Company by the Company or by any Subsidiary or (ii) guarantees of Indebtedness of the Company by any Subsidiary, in each case in accordance with the terms of the Indenture); or

      (vi) make any Investment (other than any Permitted Investment) in any Person (such payments described in (i) through (vi) collectively, "Restricted Payments");

unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution), (1) no Default or Event of Default shall have occurred and be continuing, (2) immediately before and immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness under the provisions of "-- Limitation on Indebtedness" (other than Permitted Indebtedness), and (3) the aggregate amount of all Restricted Payments declared or made after the date of the Indenture shall not exceed the sum of:

            (A) 50% of the Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on the first day of the fiscal quarter in which the Notes are initially issued and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss);

            (B) the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors of the Company, whose good faith determination shall be conclusive) received after the date of the Indenture by the Company as capital contributions to the Company;

            (C) the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors of the Company, whose good faith determination shall be conclusive) received after the date of the Indenture by the Company from the issuance or sale (other than to any Subsidiaries) of shares of Capital Stock of the Company or any options or warrants to purchase such shares (other than issuances in respect of clause (ii) of the next paragraph) of Capital Stock of the Company;

            (D) the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors of the Company, whose good faith determination shall be conclusive) received after the date of the Indenture by the Company (other than from any Subsidiaries) upon the exercise of any options or warrants to purchase shares of Capital Stock of the Company;

            (E) the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors of the Company, whose good faith determination shall be conclusive) received after the date of the Indenture, by the Company for debt securities that have been converted into or exchanged for Qualified Capital Stock of the Company; and

            (F) $10 million.

      Notwithstanding the foregoing, and in the case of clause (iii) below, so long as there is no Default or Event of Default continuing, the foregoing provisions shall not take into account and shall not prohibit:

       (i) the payment of any dividend within 60 days after the date of declaration if at the date of declaration, such payment would be permitted by the provisions of the preceding paragraph and such payment shall be deemed to have been paid on such date of declaration for purposes of the calculation required by the provisions of the preceding paragraph;

      (ii) any redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of the Company or any Subordinated Indebtedness in exchange for, or out of the net proceeds of, a substantially concurrent issue and sale (other than to a Subsidiary) of other shares of Qualified Capital Stock of the Company, provided that the net proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (C) of the preceding paragraph; or

      (iii) any redemption, repurchase, or other acquisition or retirement of Subordinated Indebtedness of the Company (other than Redeemable Capital Stock) made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness of the Company so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Indebtedness being so redeemed, repurchased, acquired or retired (plus the amount of any premium required to be paid under the terms of the instrument governing the Indebtedness being so redeemed, repurchased, acquired or retired),
(B) such Indebtedness is subordinated to Senior Indebtedness and the Notes to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired, (C) such Indebtedness has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Notes and (D) such Indebtedness has an Average Life to Stated Maturity equal to or greater than the remaining Average Life to Stated Maturity of the Notes.

      PURCHASE OF NOTES UPON CHANGE OF CONTROL. If a Change of Control occurs at any time, each holder of Notes will have the right to require that the Company repurchase such holder's Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase, as provided in and subject to the terms of the Indenture. Within 30 days following any Change of Control, the Company will mail a notice to each holder of Notes stating (a) that a Change of Control has occurred and that such holder has the right to require the Company to repurchase such holder's Notes in cash; (b) the date of purchase (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (c) the purchase price of the repurchase; (d) the circumstances and relevant facts regarding such Change of Control; and (e) the instructions determined by the Company, consistent with this covenant, that a holder must follow in order to have its Notes repurchased.

      There can be no assurance that the Company will have adequate resources to repurchase or refinance all Indebtedness owing under the Notes in the event of a Change of Control. The failure of the Company following a Change of Control to make or consummate an offer or pay the purchase price with respect to such offer when due will give the Trustee and the holders of the Notes the rights described under "- Events of Default."

      The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and other securities laws or regulations in connection with the repurchase of the Notes as described above.

      The existence of a holder's right to require the Company to repurchase its Notes in respect of a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

      LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any Subsidiary to, directly or indirectly (other than pursuant to contractual arrangements in effect on the date of the Indenture), conduct any business or enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than a Wholly Owned Subsidiary or a Joint Venture Entity) unless (i) the terms of such business transaction or series of transactions are (A) set forth in writing and
(B) no less favorable to the Company or such Subsidiary, as the case may be, than would be obtainable in a comparable transaction or series of related transactions in arm's-length dealings with an unrelated third party, and (ii) with respect to a transaction or series of transactions involving aggregate payments in excess of $1 million, such transaction or series of transactions has been approved by a majority of the Independent Directors.

      DISPOSITION OF PROCEEDS OF ASSET SALES. (a) The Company will not, and will not permit any Subsidiary to, make any Asset Sale unless (i) at least 85% of the proceeds from such Asset Sale are received in cash (or, in lieu of cash, (x) a promissory note issued by the purchaser of the Asset covered by the Asset Sale and secured by a first perfected security interest in such Asset provided such security interest remains in full force and perfected until all obligations arising under such promissory note are paid in full or (y) property or assets to be used by the Company in a substantially similar manner as the property or asset which was disposed of in such Asset Sale, as determined by the Board of Directors of the Company, whose good faith determination shall be conclusive) and (ii) the Company or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets subject to such Asset Sale as determined by the Board of Directors and evidenced in a Board Resolution, whose determination shall be conclusive (including valuation of all non-cash consideration).

      (b) If all or a portion of the Net Cash Proceeds of any Asset Sale are not required to be applied to repay permanently any outstanding Pari Passu Indebtedness or any Indebtedness of any Subsidiary as required by the terms thereof, the Company determines not to apply such Net Cash Proceeds to the prepayment of Pari Passu Indebtedness or any Indebtedness of any Subsidiary or if no such Pari Passu Indebtedness or such Indebtedness of any Subsidiary is outstanding, then the Company may, within one year of the Asset Sale, invest (or enter into a legally binding agreement to invest) the Net Cash Proceeds in assets that (as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) will be used by the Company and Wholly Owned Subsidiaries in their marine transportation businesses or in businesses reasonably related thereto. If any legally binding agreement to invest any Net Cash Proceeds is terminated, then the Company may invest such Net Cash Proceeds, prior to the end of such one-year period or six months from such termination, whichever is later, in the business of the Company and Wholly Owned Subsidiaries as provided above. The amount of such Net Cash Proceeds neither used to repay or prepay Indebtedness nor used or invested as set forth in the preceding sentences constitutes "Excess Proceeds."

      (c) When the aggregate amount of Excess Proceeds equals $50 million or more, the Company shall apply the Excess Proceeds to the repayment of the Notes as provided in this paragraph (c). The Company shall make an offer to purchase (an "Offer") from all Holders of the Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of the Excess Proceeds (the "Note Amount"). The offer price shall be payable in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date such Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price tendered pursuant to an Offer is less than the Note Amount (the amount by which the aggregate Offered Price is less than the Note Amount constitutes a "Deficiency"), the Company may use such Deficiency, or a portion thereof, in the business of the Company and Wholly Owned Subsidiaries. Upon completion of the purchase of all the Notes tendered pursuant to an Offer, the amount of Excess Proceeds shall be reset at zero.

      (d) If the Company becomes obligated to make an offer pursuant to clause
(c) above, Notes shall be purchased by the Company, at the option of the holder thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 45 days nor later than 60 days from the date the notice is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act.

      (e) Whenever Excess Proceeds received by the Company equals $50 million or more, such Excess Proceeds shall, prior to the purchase of Notes described in paragraph (c) above, be set aside by the Company in a separate account pending
(i) deposit with the depositary of the amount required to purchase the Notes tendered in an Offer or (ii) delivery by the Company of the Offered Price to the holders of the Notes tendered in an Offer. Such Excess Proceeds may be invested in Temporary Cash Investments the maturity date of which is not later than the Offer Date. The Company shall be entitled to any interest or dividends accrued, earned or paid on such Temporary Cash Investments.

      (f) In the event that the Company shall be unable to purchase Notes from holders thereof in an Offer because of provisions of applicable law, the Company need not make an Offer. The Company shall then be obligated to (i) invest the Excess Proceeds in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that (as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) will be used in the businesses of the Company and Wholly Owned Subsidiaries existing on the date of the Indenture or in businesses reasonably related thereto and/or (ii) apply the Excess Proceeds to repay Pari Passu Indebtedness or Indebtedness of Subsidiaries.

      (g) The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and other securities laws or regulations in connection with the repurchase of the Notes.

      LIMITATION OF LIENS. The Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Liens of any kind upon any of their respective assets or properties having an aggregate book value in excess of $500,000 now owned or acquired after the date of the Indenture or any income or profits therefrom to secure any Indebtedness of the Company unless contemporaneously therewith or prior thereto the Notes are equally and ratably secured with the obligation or liability secured by such Lien, except for the Liens set forth on Schedule I thereto and any extension, renewal, refinancing or replacement, in whole or in part, of any Lien set forth on Schedule I thereto, so long as (1) the amount of security is not increased thereby, (2) the aggregate amount of Indebtedness or other obligations secured by the Lien after such extension, renewal, refinancing or replacement does not exceed the aggregate amount of the Indebtedness or other obligations secured by the existing Lien prior to such extension, renewal, refinancing or replacement and
(3) the Indebtedness secured by such Lien (other than Permitted Indebtedness), if any, is permitted under the provisions of the Indenture.

      LIMITATION OF GUARANTEES BY SUBSIDIARIES. (a) The Company will not permit any Subsidiary, directly or indirectly, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company unless (i) such Subsidiary simultaneously executes and delivers a supplemental indenture evidencing its guarantee of payment of the Notes, on a ranking in right of payment at least equal to such assumption, guarantee or liability (unless such other indebtedness of the Company being guaranteed is subordinated indebtedness, in which case on a ranking in right of payment prior to such assumption, guarantee or liability) and (ii) such Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Subsidiary as a result of any payment by such Subsidiary under its guarantee.

      (b) Each guarantee of the Notes created pursuant to the provisions described in the foregoing paragraph is referred to as a "Guarantee" and the issuer of each such Guarantee is referred to as a "Guarantor." Notwithstanding the foregoing, any Guarantee by a Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Capital Stock owned by the Company (directly or indirectly) in, or all or substantially all the assets of, such Subsidiary, which is in compliance with the Indenture.

      RESTRICTIONS ON PREFERRED STOCK OF SUBSIDIARIES. The Company will not permit any Subsidiary to issue any Preferred Stock (other than to the Company or a Wholly Owned Subsidiary), or permit any Person (other than the Company or a Wholly Owned Subsidiary) to own any Preferred Stock of any Subsidiary.

      LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Company will not, and will not permit any Subsidiary to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind, on the ability of any Subsidiary to (a) pay dividends or make any other distribution on its Capital Stock, (b) pay any Indebtedness owed to the Company or any other Subsidiary, (c) make any Investment in the Company or any other Subsidiary or (d) transfer any of its property or assets to the Company or any other Subsidiary, except (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of the Indenture; (ii) any encumbrance or restriction pursuant to Title XI Financing provided that such encumbrance or restriction is no more onerous to the Company or such Subsidiary than any provision contained in any agreement or other document pertaining to a Title XI Financing to which the Company or such Subsidiary is a party or subject which is outstanding on the date of the Indenture; (iii) any encumbrance or restriction, with respect to a Subsidiary that is not a Subsidiary on the date of the Indenture, in existence at the time such Person becomes a Subsidiary or created on the date it becomes a Subsidiary and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary; and (iv) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the restrictions in the foregoing clauses (i), (ii), and (iii) provided, that the terms and conditions of any such restrictions are not materially less favorable to the holders of the Notes than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced (in the opinion of the Board of Directors of the Company and evidenced in a Board Resolution whose determination shall be conclusive).

      LIMITATIONS ON UNRESTRICTED SUBSIDIARIES. The Company will not make, and will not permit any Subsidiaries to make, any Investments in Unrestricted Subsidiaries if, at the time thereof, (i) the aggregate amount of such Investments would exceed the sum of (x) 10% of the Company's Consolidated Net Tangible Assets at the time of determination and (y) the amount of Restricted Payments then permitted to be made pursuant to "-- Limitation on Restricted Payments" and (ii) after giving effect to such Investment, the Company could not incur $1.00 of additional Indebtedness (other than Permitted Indebtedness). Any Investments in Unrestricted Subsidiaries permitted to be made pursuant to this covenant may be made in cash or property.

      LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. The Company shall not, and shall not permit any Subsidiary to, enter into any sale and leaseback transaction unless (i) the Company or such Subsidiary could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to "-- Limitation on Indebtedness" or (ii) the proceeds of such sale and leaseback transaction are at least equal to the fair value (as determined in good faith by the Board of Directors and evidenced by a Board Resolution) of the property and the Company or such Subsidiary applies or causes to be applied an amount in cash equal to the Net Cash Proceeds from such sale to (A) purchase Notes or prepay Pari Passu Indebtedness or any Indebtedness of any Subsidiary or (B) be used by the Company and Wholly Owned Subsidiaries in their marine transportation businesses or in businesses reasonably related thereto, in each case within 90 days of the effective date of any such sale and leaseback transaction.

MERGER AND SALE OF ASSETS, ETC.

      The Company shall not, in a single transaction or through a series of related transactions, consolidate or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to any other Person or group of affiliated Persons or permit any Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, transfer, lease or disposal of all or substantially all of the properties and assets of the Company and

Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons, or permit any Person to consolidate or merge with or into the Company unless at the time and after giving effect thereto (i) either (a) the Company shall be the continuing Person, or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which all or substantially all of the properties and assets of the Company, substantially as an entirety, are transferred (the "Surviving Entity") shall be a corporation, partnership or trust organized and validly existing under the laws of the United States of America, or any state thereof or the District of Columbia, and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the Notes and the performance and observance of every covenant of the Indenture on the part of the Company to be performed or observed, and the Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or a Subsidiary which becomes the obligation of the Company or any Subsidiary in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing and the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture), after giving effect to such transaction, could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the "-- Limitation on Indebtedness" covenant; (iii) immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or a Subsidiary which becomes the obligation of the Company or any Subsidiary in connection with or as a result of such transaction as having been incurred at the time of such transaction), the Consolidated Net Worth of the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) is at least equal to the Consolidated Net Worth of the Company immediately before such transaction; and (iv) each Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture or guarantee confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the Notes.

      In connection with any consolidation, merger, transfer or lease contemplated hereby, the Company or such Person shall deliver, or cause to be delivered, to the Trustee, in the form and substance reasonably satisfactory to the Trustee, an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease or disposition and the supplemental indenture in respect thereto comply with the requirements under the Indenture.

      A Guarantor, if any (other than any Subsidiary whose Guarantee is being released as described under "-- Limitation of Guarantees by Subsidiaries" as a result of such transaction), shall not, and the Company will not permit a Guarantor, in a single transaction or through a series of related transactions, to consolidate with or merge with or into any other Person, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets on a Consolidated basis substantially as an entirety to any other Person or group of affiliated Persons unless (i) either (1) such Guarantor shall be the continuing corporation, partnership or trust or (2) the entity (if other than such Guarantor) formed by such consolidation or into which such Guarantor is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition the properties and assets of such Guarantor substantially as an entirety (the "Transaction Survivor") shall be a corporation, partnership or trust organized and validly existing under (x) the laws of the United States, any state thereof or the District of Columbia or (y) the laws of any other country recognized by the United States of America and, in either case, shall expressly assume by a supplemental indenture or guarantee, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness not previously an obligation of such Guarantor or a subsidiary thereof which becomes the obligation of such Guarantor or any of its subsidiaries in connection with or as a result of the transaction as having been incurred at the time of the transaction), no Default or Event of Default shall have occurred and be continuing; (iii) the Transaction Survivor shall have delivered to the Trustee opinions of independent counsel to the effect that (a) the holders of the outstanding Notes will not recognize United States federal income, gain or loss for income tax or other tax purposes as a result of such transaction, and will be subject to United States federal income tax and other tax on the same amounts, in the same manner and at the same times as would be the case if such transaction had not occurred and (b) there will be no withholding tax imposed on any payments made pursuant to the Notes or the Guarantees by the jurisdiction in which the Transaction Survivor is domiciled or incorporated; provided that the holders of Notes file any forms with the relevant governments which the Company reasonably requests such holders to file, which filings will have no other material economic or legal consequences to such holders; and (iv) such Guarantor shall have delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture comply with the Indenture, and that all conditions precedent therein relating to such transaction have been complied with.

      Notwithstanding the foregoing, any Subsidiary may (x) merge or consolidate with or into any other Wholly Owned Subsidiary or the Company or (y) sell, assign, convey, transfer, lease, or otherwise dispose of all or substantially all of its properties and assets to any other Wholly Owned Subsidiary or the Company; provided that (A) any Person surviving any such merger or consolidation with a Guarantor or which acquires substantially all of the assets of any Guarantor (the "Acquisition Survivor") shall expressly assume by a supplemental indenture or guarantee executed and delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, any obligations of such Subsidiary to guarantee the obligations owing under this Indenture; and (B) the Acquisition Survivor shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that the transaction and the supplemental guarantee or indenture executed in connection therewith comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

      In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraphs in which the Company or any Guarantor is not the continuing corporation, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, with the same effect as if such successor Person had been named as the Company under the Indenture or such Guarantor under the Guarantee, as the case may be.

EVENTS OF DEFAULT

      An Event of Default will occur under the Indenture if:

      (i) there shall be a failure to pay an installment of interest on any of the Notes when it becomes due and payable and continuance of such default for a period of 30 days after the date when due;

      (ii) there shall be a failure to pay when due the principal of (at its Stated Maturity, required repurchase or otherwise) or premium, if any, on any of the Notes;

      (iii) the Company or any Guarantor, if any, shall fail to comply with its obligations under "- Merger and Sale of Assets, etc." above;

      (iv) (A) the Company shall fail to perform or observe any other covenant, warranty or agreement contained in the Notes or the Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is expressly dealt with elsewhere herein) for a period of 30 days after written notice of such failure, requiring the Company to remedy the same, shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding; or (B) the Company shall have failed to make or consummate an offer in accordance with the provisions of "- Certain Covenants -- Purchase of Notes upon Change of Control" or "- Certain Covenants -- Disposition of Proceeds of Asset Sales";

      (v) (A) a default in the payment of the principal, premium, if any, or interest on any Indebtedness shall have occurred under any agreements, indentures or instruments under which the Company or any Significant Subsidiary then has outstanding Indebtedness in excess of $5 million when the same shall become due and payable and continuation of such default after any applicable grace period or (B) an event of default as defined in any of the foregoing agreements, indentures or instruments shall have occurred and the Indebtedness thereunder, if not already matured at its final maturity in accordance with its terms, shall have been accelerated;

      (vi) any Guarantee, if any, is determined by a court of competent jurisdiction to be null and void or the Guarantor, if any, denies that it has any further liability under the Guarantee, or gives notice to such effect (other than by reason of the release of any such Guarantee in accordance with "- Certain Covenants -- Limitation of Guarantees by Subsidiaries");

      (vii) one or more judgments, orders or decrees for the payment of money in excess of $5 million, either individually or in the aggregate, shall be entered against the Company or any Significant Subsidiary or any of their respective properties which is not fully covered by insurance, bond or surety or similar instrument and shall not be discharged and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 days during which a stay of enforcement of such judgment, order or decree, by reason of an appeal or otherwise, shall not be in effect; or

      (viii) certain events of bankruptcy, insolvency or reorganization with respect to the Company, any Guarantor, if any, or any Significant Subsidiary shall have occurred.

      If an Event of Default (other than as specified in clause (viii)) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal of all the Notes to be due and payable immediately at their principal amount together with accrued and unpaid interest to the date the Notes become due and payable and thereupon the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Notes by appropriate judicial proceeding. If an Event of Default specified in clause (viii) above occurs and is continuing, then the principal of all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

      Notwithstanding the provisions of the next paragraph, after a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of Notes outstanding, by written notice to the Company and the Trustee, may rescind and annul such declaration if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes, (iii) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and (b) all Events of Default, other than the nonpayment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived.

      The holders of not less than a majority in aggregate principal amount of the Notes outstanding may on behalf of the holders of all the Notes waive any past defaults under the Indenture and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

      The Company is also required to notify the Trustee within five business days of the occurrence of any Default.

      The Trust Indenture Act of 1939 contains limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

      The Company may, at its option and at any time, elect to have the obligations of the Company discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of the holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest of such Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option at any time, elect to have the obligations of the Company and any Guarantor, if any, released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "- Events of Defaults" will no longer constitute an Event of Default with respect to the Notes.

      In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity of such principal or installment of principal or interest; (ii) in the case of defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law or the judicial interpretation thereof, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which the Company or any Guarantor, if any, is a party or by which it is bound; (vi) in the case of defeasance or covenant defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel to the effect that (A) the trust funds will not be subject to any rights of holders of any Indebtedness of the Company, including, without limitation, those arising under the Indenture (other than the rights of the holders of the Notes to receive the principal of, and interest on, the Notes) and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally; (vii) no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; (viii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with; and (ix) certain other reasonable customary conditions precedent are satisfied.

SATISFACTION AND DISCHARGE

      The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for the principal of, premium, if any, and interest to the date of such deposit; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company and each of the Guarantor, if any, have delivered to the Trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

PROVISION OF FINANCIAL STATEMENTS

      The Indenture provides that, whether or not the Company is subject to
Section 13(a) or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Sections 13(a) or 15(d) if the Company were so subject, such documents to be filed with the

Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (x) within 15 days of each Required Filing Date file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were subject to such Sections, (y) promptly upon written request supply copies of such documents to any holder of the Notes at the Company's expense and (z) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request, supply copies of such documents to any prospective Holder at the Company's cost.

MODIFICATIONS AND AMENDMENTS

      Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification, amendment or instrument may, without the consent of the holder of each outstanding Note affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the currency in which any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof;
(ii) amend, change or modify the definition of "Change of Control" or the obligation of the Company to make and consummate an offer to purchase the Notes upon a Change of Control on the terms described under "- Certain Covenants -- Purchase of Notes upon Change of Control"; (iii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose holders is required for any such supplemental indenture or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain Defaults thereunder and their consequences provided for in the Indenture or with respect to any Guarantee; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase any such percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Note affected thereby; or (v) except as otherwise permitted under "- Merger and Sale of Assets, etc.," consent to the assignment or transfer by the Company or any Guarantor of any of its rights and obligations under the Indenture.

      The holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

GOVERNING LAW

      The Indenture, the Notes and any Guarantees, if any, will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

CERTAIN DEFINITIONS

      "Acquired Indebtedness" means Indebtedness of a Person (i) assumed in connection with the acquisition of assets or secured by the assets so acquired from such Person or (ii) existing at the time such Person becomes a Subsidiary (other than any Indebtedness incurred in connection with, or in contemplation of, such asset acquisition of such Person becoming a Subsidiary). Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

      "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person that beneficially owns, directly or indirectly, 5% or more of such specified Person's outstanding Capital Stock or (iii) any officer or director of any such specified Person or any such 5% stockholder of such specified Person, and shall not include any employee or consultant of such Person who is not otherwise an Affiliate of such Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

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      "Asset Sale" means any sale, issuance, conveyance, transfer, capital lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of any of the following (each an "Asset"): (i) Capital Stock of any Subsidiary (other than Directors Qualifying Shares); (ii) all or substantially all of the properties and assets of any division or line of business of the Company and Subsidiaries (other than to a Wholly Owned Subsidiary); or (iii) other properties or assets of the Company or any Subsidiary (other than to the Company or a Wholly Owned Subsidiary), other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any transfer of properties and assets that is governed by the provisions described under "- Merger, Sale of Assets, etc."; (ii) any transfer of properties or assets the gross proceeds of which in the aggregate do not exceed $5 million in any year;
or (iii) any transfer of properties or assets to an Unrestricted Subsidiary permitted to be made under the provisions described under "- Certain Covenants
-- Limitations on Unrestricted Subsidiaries."

      "Attributable Debt" means, with respect to a sale and leaseback transaction, as at the time of determination, the greater of (a) the fair market value of the property subject to such sale and leaseback transaction (as set forth in a Board Resolution) and (b) the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended).

      "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

      "Capital Lease Obligations" means any obligations of the Company on a Consolidated basis incurred or assumed in the ordinary course of business under or in connection with any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease.

      "Capital Stock" of any Person means any and all shares, interests, participations, or other equivalents (however designated) of such Person's capital stock, whether now outstanding or issued after the date of the Indenture.

      "Change of Control" means the occurrence of one or more of the following events: (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than the Johnsen Family, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of the greater of (A) forty percent (40%) of the total voting power of the then outstanding Voting Stock of the Company and (B) the total voting power of the then outstanding Voting Stock of the Company beneficially owned in the aggregate by the Johnsen Family; (ii) the individuals who, as of the date of the Indenture, are members of the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the Board of Directors of the Company; provided, however, that if either the election of any new director or the nomination for election of any new director by the Company's stockholders was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board;
(iii) (A) the Company consolidates with or merges into any other Person or conveys, transfers or leases all or substantially all of its assets to any Person or (B) any Person merges into the Company, in either event pursuant to a transaction in which any Voting Stock of the Company outstanding immediately prior to the effectiveness thereof is reclassified or changed into or exchanged for cash, securities or other property (other than any such transactions where
(x) the outstanding Voting Stock of the Company is converted into or exchanged for (I) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation, or (II) cash, securities and/or other property in an amount which could be paid as a Restricted Payment under the Indenture (and is treated as such) and (y) immediately after the consummation of such transaction, no "person" or "group" other than the Johnsen Family is or becomes the "beneficial owner," directly or indirectly of more than 35% of the total Voting Stock of such surviving or transferee corporation); or (iv) the Company is not in material compliance with the citizenship requirements imposed under the Merchant Marine Act of 1920, as amended, the Merchant Marine Act of 1936, as amended, or any other applicable United States laws for entities engaged in coastwise trade or eligible to receive operating differential subsidies.

      "Commission" means the United States Securities and Exchange Commission.

      "Company" means International Shipholding Corporation, a Delaware corporation, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Company" shall mean such successor Person.

      "Consolidated Income Tax Expense" means, for any period, as applied to any Person, the provision for federal, state, local or foreign income taxes of such Person and its Consolidated Subsidiaries for such period as determined in accordance with GAAP consistently applied.

      "Consolidated Interest Expense" means, without duplication, for any period, as applied to any Person, the sum of (a) the interest expense of such Person and its Consolidated Subsidiaries for such period as determined in accordance with GAAP consistently applied including, without limitation, (i) amortization of debt discount and debt issuance cost, (ii) the net cost under interest rate contracts (including amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) accrued interest, (v) noncash interest payments and (vi) commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, plus (b) the interest portion of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Consolidated Subsidiaries, plus (c) capitalized interest, plus (d) Preferred Stock dividends in respect of Preferred Stock of the Company or any Subsidiary held by Persons other than the Company or a Wholly Owned Subsidiary.

      "Consolidated Net Income (Loss)" means, for any period, the Consolidated net income (or loss) of the Company and its Consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding (i) all extraordinary gains or losses (less all fees and expenses relating thereto); (ii) the portion of net income (or loss) of the Company and its Consolidated Subsidiaries allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by such Person or one of its Consolidated Subsidiaries; (iii) net income (or loss) of any Person combined with the Company or any of its Subsidiaries in a "pooling of interests" basis attributable to any period prior to the date of combination; (iv) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan; (v) net gains or losses (less all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business; and (vi) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the end of the fiscal quarter in which such net income was earned permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its shareholders unless, and to the extent, such net income can be paid to the Company in the form of advances or principal repayments on intercompany indebtedness, accounts or other obligations.

      "Consolidated Net Tangible Assets" means, with respect to the Company, the total assets shown on the balance sheet of the Company and its Consolidated Subsidiaries, as determined on a Consolidated basis in accordance with GAAP consistently applied, as of the Company's latest fiscal quarter for which financial information is then required to be available, less goodwill and other intangibles.

      "Consolidated Net Worth" means, with respect to the Company, the Consolidated shareholders' equity of the Company and its Subsidiaries, as determined in accordance with GAAP consistently applied.

      "Consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its Subsidiaries if and to the extent the accounts of such Person and each of its Subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term "Consolidated" shall have a similar meaning.

      "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

      "Directors Qualifying Shares" means shares of Capital Stock of a Person held by nominees, directors or trustees pursuant to the requirements of the law of the jurisdiction in which such Person is organized.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer.

      "Fixed Charge Coverage Ratio" means, for any period, the ratio of (a) the sum of Consolidated Net Income, Consolidated Interest Expense and Consolidated Income Tax Expense plus, without duplication, all depreciation, amortization and all other non-cash charges (excluding any such non-cash charge constituting an extraordinary item of loss or any non-cash charge which requires an accrual of or a reserve for cash charges for any future period), in each case, for such period, of the Company and its Subsidiaries on a Consolidated basis, all determined in accordance with GAAP to (b) Consolidated Interest Expense for such period; provided that in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period.

      "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, which are in effect on the date of the Indenture.

      "Indebtedness" with respect to any Person is defined as, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities, now or hereafter outstanding; (ii) all obligations (other than interest, premium and additional payments, if any) of such Person evidenced by bonds, notes, debentures or other similar instruments; (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business; (iv) all Capital Lease Obligations of such Person; (v) all Indebtedness referred to in clause (i), (ii), (iii), or
(iv) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; (vi) all guarantees of Indebtedness by such Person; (vii) all Redeemable Capital Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price, exclusive of accrued and unpaid dividends; (viii) all obligations under interest rate swap or similar agreements or currency hedge, exchange or similar agreements of such Person; and
(ix) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) through
(viii) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Redeemable Capital Stock.

      "Indenture Obligations" means, the obligations of the Company and any other obligor under the Indenture or under the Notes, including any Guarantor, if any, to pay principal of, premium, if any, and interest on the Notes when due and payable, and all other amounts due or to become due under or in connection with the Indenture or the Notes and the performance of all other obligations to the Trustee and the holders of the Notes under the Indenture and the Notes, according to the terms thereof.

      "Independent Director" means a director of the Company other than a director (i) who (apart from being a director of the Company or any Subsidiaries) is an employee, insider, associate or Affiliate of the Company or a Subsidiary, or has held any such position during the previous five years or
(ii) who is a director, an employee, insider, associate or Affiliate of another party to the transaction in question.

      "Investments" means, with respect to any Person, directly or indirectly, any advance, loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or assets issued or owed by any other Person. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices. For the purpose of making any calculations under the Indenture (i) Investment shall include the amount of Investment attributed to any Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary and shall exclude the amount of Investment attributed to any Unrestricted Subsidiary that is designated a Subsidiary (which exclusion shall be effective upon such designation) and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at Fair Market Value at the time of such transfer; provided that in each case, the Fair Market Value of an asset or property shall be as determined by the Board of Directors of the Company in good faith.

      "Johnsen Family" means (i) Niels W. Johnsen and Erik F. Johnsen, (ii) the wives and issue of Niels W. Johnsen and Erik F. Johnsen and (iii) any Affiliate of any of the foregoing.

      "Joint Venture Entity" means any Person in which the Company (directly or indirectly) owns at least a 50% interest and the remaining interest is owned by Persons who are not Affiliates of the Company or of any Affiliate of the Company.

      "Lien" means any lien, mortgage, charge, pledge, security interest, or other encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

      "Medium or Long Term Contract" means a contract with a duration of more than three years (without taking into account any extension options).

      "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or cash equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where the holder of such Indebtedness has a security interest in the asset sold in the Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Subsidiary, as the case may be, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee.

      "Pari Passu Indebtedness" means Indebtedness of the Company ranking pari passu in right of payment with the Notes.

      "Permitted Indebtedness" means (i) Indebtedness of the Company or any of its Subsidiaries outstanding on the date of the Indenture and not repaid out of the proceeds of the Offering; (ii) Indebtedness of the Company pursuant to the Notes originally issued on the Issue Date; (iii) Indebtedness of the Company under one or more Bank Credit Agreements in an aggregate principal amount at any one time outstanding not to exceed $50,000,000; (iv) Indebtedness incurred in relation to the provision of bonds, guarantees, letters of credit or similar obligations required by the United States Federal Maritime Commission or other governmental or regulatory agencies in connection with Vessels owned or business conducted by the Company or any Subsidiary; (v) Indebtedness of the Company or any Subsidiary to finance the replacement of a Vessel upon a total loss, destruction, condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of such Vessel (provided that such condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of such Vessel does not arise out of any misconduct or negligent omission by the Company or any of its Subsidiaries) (collectively, a "Total Loss") in an aggregate amount up to the contract price for such replacement Vessel less all compensation, damages and other payments (including insurance proceeds other than in respect of business interruption insurance) received by the Company or any Subsidiary from any Person in connection with the Total Loss in excess of amounts actually used to repay Indebtedness secured by the Vessel subject to the Total Loss; (vi) Indebtedness of the Company or any Subsidiary incurred to finance the construction or acquisition of one or more Vessels in the aggregate principal amount outstanding at any time (including any renewals, extensions, substitutions, refundings, refinancings or replacements thereof pursuant to clause (viii) below) of up to $100,000,000 (in addition to any such Indebtedness that was not incurred as Permitted Indebtedness as determined at the time of incurrence by the Board of Directors and evidenced by a Board Resolution); provided that (x) with respect to Indebtedness incurred to finance the construction of any such Vessel, such Indebtedness does not exceed 80% of the contract price for such Vessel, (y) with respect to Indebtedness incurred to finance the acquisition of any such Vessel, such Indebtedness does not exceed the lesser of (i) the contract price for the acquisition of such Vessel or (ii) the fair market value of such Vessel at the time of acquisition and (z) each such Vessel is to be initially employed (after giving effect to any intermediary intercompany transactions) pursuant to a then existing binding Medium or Long-Term Contract with a third party who is not an Affiliate of the Company or a then existing binding contract with the United States Military Sealift Command that has a term (including any extensions at the option of the United States Military Sealift Command) of at least three years; (vii) any guarantees of Indebtedness of the Company by a Subsidiary entered into in accordance with "- Certain Covenants -- Limitations of Guarantees by Subsidiaries"; (viii) any renewals, extensions, substitutions, refundings, refinancings or replacements of an Indebtedness described in clauses (i), (ii), (v) and (vi) of this definition, including any successive renewals, extensions, substitutions, refundings, refinancings or replacements so long as such renewal, extension, substitution, refunding, refinancing or replacement does not result in an increase in the aggregate principal amount of the outstanding Indebtedness represented thereby (plus the amount of any premium required to be paid under the terms of the instrument governing the Indebtedness being so renewed, extended, substituted, refunded, refinanced or replaced) and, in the case of the Notes or any extension, renewal, refunding, refinancing, or replacement thereof, does not change the Stated Maturity of any payment of principal thereof to a date earlier than the Stated Maturity existing at the time of such extension, renewal, refunding, refinancing or replacement; (ix) Indebtedness of the Company owing to and held by any Subsidiary of the Company or Indebtedness of a Subsidiary owing to and held by the Company or any other Subsidiary of the Company; provided, however, that any subsequent transfer or any other event which results in any such Subsidiary ceasing to be a Subsidiary of the Company or any subsequent transfer of any such Indebtedness (except to the Company or another Subsidiary) would be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof; (x) any guarantee of Indebtedness permitted to be incurred under the Indenture; provided, that any Guarantor complies with "- Certain Covenants -- Limitations of Guarantees by Subsidiaries" and (xi) Indebtedness of the Company or a Subsidiary not covered by any other clause of this definition not to exceed an aggregate principal amount at any time outstanding of $50,000,000 (as determined at the time of issuance by the Board of Directors and evidenced by a Board Resolution).

      "Permitted Investment" means (i) Investments in any of the Notes or any Guarantees; (ii) Temporary Cash Investments; (iii) Investments by the Company in or to any Subsidiary of the Company and Investments by a Subsidiary of the Company in or to the Company or a Subsidiary of the Company (or a person who becomes a Subsidiary as a result of such Investment or who merges or consolidates into the Company or a Subsidiary of the Company); (iv) loans or advances not in excess of $1 million outstanding in the aggregate at any time to employees in the ordinary course of business; (v) Investments acquired or retained from another Person in connection with any Asset Sale or other disposition of assets to such Person; (vi) Investments by any Subsidiary or any Unrestricted Subsidiary in the Company; (vii) Investments in an Unrestricted Subsidiary to the extent permitted under clauses (i)(x) and (ii) of "- Certain Covenants -- Limitations on Unrestricted Subsidiaries" (it being understood that any Investment in an Unrestricted Subsidiary made in reliance upon clause (i)(y) thereunder shall not be deemed to be a Permitted Investment); and (viii) Investments not to exceed 5% of the Company's Consolidated Net Tangible Assets at the time of determination.

      "Person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

      "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred stock whether now outstanding, or issued after the date of the Indenture, and including, without limitation, all classes and series of preferred stock.

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      "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

      "Redeemable Capital Stock" means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Significant Subsidiary" means any Subsidiary (including its subsidiaries) of the Company which at the time of determination meets any of the following conditions: (1) the Company's and its other Subsidiaries' investments in the Subsidiary exceeds 10% of the total assets of the Company and its Subsidiaries Consolidated as of the end of the most recently completed fiscal year; (2) the Company's and its other Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10% of the total assets of the Company and its Subsidiaries Consolidated as of the end of the most recently completed fiscal year; or (3) the Company's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exceeds 10% of such income of the Company and its Subsidiaries Consolidated for the most recently completed fiscal year.

      "Stated Maturity" when used with respect to any Note or any installment of interest thereon, means the dates specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness or any installment of interest is due and payable.

      "Subordinated Indebtedness" means Indebtedness of the Company which is subordinated in right of payment to the Notes.

      "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person (other than a corporation) including a partnership in which the Company, a Subsidiary of the Company or the Company and a Subsidiary of the Company, directly or indirectly, at the date of determination thereof, has at least a majority ownership interest. For the purposes of the Indenture, an Unrestricted Subsidiary shall not be deemed a Subsidiary of the Company.

      "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case, maturing within 360 days of the date of acquisition thereof, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States having capital, surplus and undivided profits aggregating in excess of $300,000,000 and whose debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities
Act), (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above and (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-2" (or higher) according to Moody's Investors Service, Inc. or "A-2" (or higher) according to Standard & Poor's Corporation.

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      "Title XI Financing" means any Indebtedness incurred by the Company or any
Subsidiary which is guaranteed by the United States (or any agency thereof) pursuant to Title XI of the Merchant Marine Act of 1936, as amended.

      "Unrestricted Subsidiary" means (1) any subsidiary of the Company that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (2) any subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any subsidiary of the Company (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary if all of the following conditions apply: (a) such subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness and (b) any Investment in such subsidiary (which shall be deemed to be made as a result of designating such subsidiary an Unrestricted Subsidiary) shall not violate the provisions of "- Certain Covenants -- Limitation on Unrestricted Subsidiaries." Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a board resolution giving effect to such designation and an officers' certificate certifying that such designation complies with the foregoing conditions. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Subsidiary; provided that immediately after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the restrictions under "- Certain Covenants -- Limitation on Indebtedness."

      "Unrestricted Subsidiary Indebtedness" of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary (a) as to which neither the Company nor any Subsidiary is directly or indirectly liable (by virtue of the Company or any such Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), except to the extent the Company or any Subsidiary is permitted to incur, create or assume any guarantee of Indebtedness of any Affiliate pursuant to the provisions under "- Certain Covenants -- Limitation on Restricted Payments", in which case the Company shall be deemed to have made a Restricted Payment equal to the principal amount of any such Indebtedness to the extent guaranteed and (b) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Subsidiary to declare, a default on such Indebtedness of the Company or any Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

      "Vessels" means the shipping vessels owned by and registered in the name of the Company or any of its Subsidiaries or operated by the Company pursuant to a lease or other operating agreement constituting a Capital Lease Obligation.

      "Voting Stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

      "Wholly Owned Subsidiary" means a Subsidiary all the Capital Stock of which (other than Directors Qualifying Shares) is owned by the Company or another Wholly Owned Subsidiary of the Company.

REGISTRATION RIGHTS

      Pursuant to the Registration Rights Agreement, the Company agreed to (i) file the Exchange Offer Registration Statement with the Commission with respect to the Exchange Offer and (ii) within 150 calendar days after the Issue Date, use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act. Upon the Exchange Offer Registration Statement being declared effective, the Company will offer the New Notes in exchange for surrender of the Old Notes. The Company will keep the Exchange Offer open for not less than 30 calendar days (or longer if required by applicable law) after the date the Exchange Offer Registration Statement is declared effective. For each Old Note surrendered to the Company pursuant to the Exchange Offer, the Holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Interest on the New Notes will accrue from the last Interest Payment Date on which interest was paid on the Old Notes surrendered in exchange therefor or, if no interest has been paid on such Old Notes, from the date of original issuance of the Old Notes.

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
      Under existing Commission interpretations, the New Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act; provided, that broker-dealers receiving New Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such New Notes. The Commission has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in this Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow broker-dealers and other Persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such New Notes for a period of 180 calendar days following the consummation of the Exchange Offer.

      Each Holder of Old Notes who wishes to exchange such Notes for New Notes in the Exchange Offer will be required to represent that any New Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Exchange Offer it has no intent or arrangement with any Person to participate in the distribution (within the meaning of the Securities Act) of the New Notes and it is not an "affiliate" as defined in Rule 405 of the Securities Act of the Company, or if it is an affiliate it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

      If the Holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the New Notes. If the Holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

      In the event that (i) changes in law or in currently applicable interpretations of the staff of the Commission do not permit the Company to effect such an Exchange Offer, (ii) the Exchange Offer is not consummated within 30 Business Days following the 150th calendar day after the Issue Date, (iii) any Holder of Notes notifies the Company on or by the 20th Business Day following consummation of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer, (b) it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (c) it is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company or (iv) any Holder does not otherwise receive freely tradeable New Notes in the Exchange Offer, the Company will, at its cost, (a) as promptly as practicable, file a shelf registration statement (the "Shelf Registration Statement") covering resales of the Notes, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use its best efforts to keep continuously effective the Shelf Registration Statement until two years after the Issue Date or such shorter period that will terminate when all the Notes covered by such Shelf Registration Statement have been sold pursuant thereto. The Company will, in the event the Shelf Registration Statement is filed, provide to each Holder of the Notes copies of the prospectus, which is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. Holders of Notes will be required to make certain representations to the Company (as described above) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have their Notes included in the Shelf Registration Statement. A Holder of Notes that sells such Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a Holder (including certain indemnification obligations).

      In the event that (i)(A) neither the Exchange Offer Registration Statement nor Shelf Registration Statement is filed with the Commission on or prior to the 60th calendar day following the Issue Date, or (B) notwithstanding that the Company has consummated or will consummate an Exchange Offer, the Company is required to file a Shelf Registration Statement and such Shelf Registration Statement is not filed on or prior to the date required by the Registration Rights Agreement, (ii)(A) neither the Exchange Offer Registration Statement nor a Shelf Registration Statement is declared effective on or prior to the 150th calendar day following the Issue Date, or (B) notwithstanding that the Company has consummated or will consummate an Exchange Offer, the Company is required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the Commission on or prior to the 90th calendar day following the date such Shelf Registration Statement was filed, then commencing on the day after the 90th calendar day following the applicable filing date,
(iii) the Exchange Offer is not consummated within 30 Business Days of the date when the Exchange Offer Registration Statement was declared effective by the Commission, (iv) the Commission shall have issued a stop order suspending the effectiveness of the Exchange Offer Registration Statement or any Shelf Registration Statement with respect to the Notes at a time when such Exchange Offer Registration Statement or Shelf Registration Statement, as the case may be, is required to be kept effective by the Company or (v) the prospectus contained in any such Exchange Offer Registration Statement or Shelf Registration Statement, as amended or supplemented, during any time when any Person may be required to deliver such prospectus under the Securities Act, shall not contain current information required by the Securities Act and the rules and regulations promulgated thereunder or if during such time any such Exchange Offer Registration Statement or Shelf Registration Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, then the Company agrees to pay, or cause to be paid, as liquidated damages and not as a penalty to each Holder of Transfer Restricted Senior Notes (as defined below), additional amounts ("Liquidated Damages") equal to 0.25% per annum of the outstanding principal amount of the Transfer Restricted Notes for the first 90-day period beginning on such 60th calendar day or as otherwise required by the Registration Rights Agreement in case of the foregoing clause
(i), such 150th or 90th calendar day, as the case may be, in the case of the foregoing clause (ii), such 30th Business Day in the case of the foregoing clause (iii), from the date of the order suspending effectiveness in the case of clause (iv), or from the date on which such prospectus shall not contain such current information or the date on which the Exchange Offer Registration Statement or Shelf Registration Statement contains an untrue statement of a material fact or omits to state a material fact in the case of the foregoing clause (v). Liquidated Damages shall be increased by an additional 0.25% per annum of the outstanding principal amount of the Transfer Restricted Notes for each subsequent 90-day period up to a maximum aggregate rate of Liquidated Damages of 1.0% per annum of the outstanding principal amount of the Transfer Restricted Notes. In each case, such Liquidated Damages will be payable in cash semi-annually in arrears on each Interest Payment Date. Upon (1) the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement in the case of the foregoing clause (i), (2) the effectiveness of the Exchange Offer Registration Statement or a Shelf Registration Statement in the case of the foregoing clause (ii), (3) the consummation of the Exchange Offer with respect to the Notes in the case of the foregoing clause (iii), (4) the Exchange Offer Registration Statement or Shelf Registration Statement with respect to the Notes, as the case may be, not being subject to an order suspending the effectiveness thereof in the case of the foregoing clause (iv), or (5) the prospectus contained in any such Exchange Offer Registration Statement or Shelf Registration Statement containing the current information required by the Securities Act and the rules and regulations promulgated thereunder and the Exchange Offer Registration Statement or Shelf Registration Statement not containing an untrue statement of a material fact or omitting to state a material fact, as the case may be, in the case of the foregoing clause (v), Liquidated Damages will cease to accrue. "Transfer Restricted Notes" means each outstanding Note until (i) the date on which such Note has been exchanged for a freely transferable New Note in the Exchange Offer, (ii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iii) the date on which such
Note is distributed to the public pursuant to Rule 144 under the Securities Act or is salable pursuant to Rule 144(k) under the Securities Act. The Company will not be required to pay liquidated damages to the holder of Transfer Restricted Notes if such holder failed to comply with its obligation to make certain representations set forth in the Registration Rights Agreement or failed to provide the information required by it, if any, under the Registration Rights Agreement.

      The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to all the provisions of the Registration Rights Agreement, a copy of which is available upon request to the Trustee. The information set forth above concerning certain interpretations of and positions taken by the Commission is not intended to constitute legal advice, and prospective investors should consult their own legal advisors with respect to such matters.

                         BOOK-ENTRY; DELIVERY AND FORM

      Except as described in the next paragraph, Notes originally purchased by
(i) "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) ("QIBs") will be represented by a single permanent global certificate in definitive, fully registered form (the "QIB Global Certificate"), and (ii) foreign purchasers will be represented by a single global certificate in definitive, fully registered form (the "Regulation S Global Certificate" and, together with the QIB Global Certificate, the "Global Certificates"). Each Global Certificate will be deposited on the Issue Date with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. The Global Certificates will be subject to certain restrictions on transfer set forth herein and will bear a legend regarding such restrictions. Until the expiration of the "40-day restricted period within the meaning of Regulation S," transfers of interests in the Regulation S Global Certificate will not be permitted to be made to a U.S. person or for the account or benefit of a U.S. person within the meaning of Regulation S.

      QIBs, at any time, and purchasers of an interest in the Regulation S Global Certificate at any time after the expiration of the 40-day restricted period, may elect to take physical delivery of Notes issued in certificated form ("Certificated Securities") instead of holding their interest through a Global Certificate. In addition, following the initial distribution of the Notes by the Initial Purchasers, holders of interests in the QIB Global Certificate may transfer such interests to, among other permitted investors, institutional accredited investors. Such institutional accredited investors who do not qualify as QIBs entitled to hold an interest in the QIB Global Certificate or as foreign purchasers entitled to hold an interest in the Regulation S Global Certificate must take physical delivery of Certificated Securities. All Certificated Securities will bear appropriate legends and be subject to restrictions on transfers as set forth herein. Transfers by an owner of a beneficial interest in the QIB Global Certificate to such institutional accredited investors will be made only upon receipt by the Trustee of a certification to the effect that the transferee is an institutional "accredited investor" within the meaning of subparagraph (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act, and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act.

      Upon the transfer of an Certificated Security to a QIB or a foreign purchaser, such Certificated Security, unless the transferee requests Certificated Securities or the Global Certificates have previously been exchanged in whole for Certificated Securities, will be exchanged for an interest in the QIB Global Certificate or the Regulation S Global Certificate, as the case may be. Upon the transfer of an interest in a Global Certificate, such interest will, unless the transferee requests Certificated Securities or must receive Certificated Securities as set forth above, be represented by an interest in the applicable Global Certificate.

      The Company expects that pursuant to procedures established by DTC (i) upon deposit of the Global Certificates, DTC or its custodian will credit, on its internal system, portions of the Global Certificates in the respective accounts of persons who have accounts with such depositary and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Initial Purchasers and ownership of beneficial interests in the Global Certificates will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders may hold their interests in the Global Certificates directly through DTC if they are participants in such system, or indirectly through organizations which are participants in the system.

      Investors may hold their interests in a Regulation S Global Security directly through Euroclear System ("Euroclear") or Cedel Bank, societe anonyme ("Cedel"), if they are participants in such systems, or indirectly through organizations which are participants in such systems. Beginning 40 days after the later of the commencement of the Offering and the Issue Date (but not earlier), investors may also hold such interests through organizations other than Cedel or Euroclear that are participants in the DTC system. Cedel and Euroclear will hold such interests in a Regulation S Global Security on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which in turn will hold such interest in a Regulation S Global Security in customers' securities accounts in the depositories' names on the books of DTC.

      So long as DTC, or its nominee, is the registered owner or holder of the Global Certificates, DTC or such nominee will be considered the sole owner or holder of the Notes represented by the Global Certificates for all purposes under the Indenture and for any other purposes with respect to the Notes. No beneficial Certificate owner of an interest in the Global Certificates will be able to transfer such interest except in accordance with the DTC's applicable procedures, in addition to those provided for under the Indenture with respect to the Notes.

      Payments of the principal of, premium (if any) and interest on, the Global Certificates will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company nor the Trustee will have any responsibility for liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Certificates or for maintaining, supervising or reviewing any records relating to such beneficial interest.

      The Company expects that DTC or its nominee, upon receipt of any payment of the principal of, premium (if any) and interest on, the Global Certificates, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Certificates, as the case may be, as shown on the records of DTC or its nominees. The Company also expects that payments by participants to owners of beneficial interests in such Global Certificates held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

      Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the Global Certificates in accordance with the normal procedures of DTC and including, with respect to the Notes, with the procedures set forth in the Indenture.

      Before the 40th day after the later of the commencement of the Offering and the Issue Date, transfers by an owner of a beneficial interest in the Regulation S Global Certificate to a transferee who takes delivery of such interest through the QIB Global Certificate will be made only in accordance with the applicable procedures and upon receipt by the Trustee of a written certification from the transferor in the form provided in the Indenture to the effect that such transfer is being made to a person whom the transferor reasonably believes in a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A.

      Transfers by an owner of a beneficial interest in a Global Certificate to a transferee who takes delivery of such interest through the Regulation S Global Certificate, whether before, on or after the 40th day after the later of the commencement of the Offering and the Issue Date, will be made only upon receipt by the Trustee and the Company of a certification to the effect that such transfer is being made in accordance with Regulation S.

      Any beneficial interest in one of the Global Certificates that is transferred to a person who takes delivery in the form of an interest in the other Global Certificate will, upon transfer, cease to be an interest in such Global Certificate and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Certificate with respect to the applicable notes for as long as it remains such an interest.

      DTC has advised the Company that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose accounts the DTC interests in the Global Certificates is credited and only in respect of the aggregate principal amount of Notes, as the case may be, as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Certificates for Certificated Securities, which it will distribute to its participants and which, if applicable, will be legended.

      DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      Although DTC, Euroclear and Cedel are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Certificates among participants of DTC, Euroclear and Cedel, they are under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

      Interests in the Global Certificates will be exchanged for Certificated Securities if (i) DTC notifies the Company that it is unwilling or unable to continue as depositary for the Global Certificates, or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by the Company within 40 days, or (ii) an Event of Default has occurred and is continuing with respect to the Notes. Upon the occurrence of any of the events described in the preceding sentence, the Company will cause the appropriate Certificated Securities to be delivered.

                             PLAN OF DISTRIBUTION

      Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until , 1998 (90 days after the date of this Prospectus), all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

      The Company will not receive any proceeds from any sales of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

      For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

      The validity of the New Notes offered hereby will be passed upon for the Company by Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., New Orleans, Louisiana ("Jones, Walker"). 89,788 shares of the Company's outstanding Common Stock are beneficially owned by a partner of Jones, Walker who is a son of the President of the Company, and 90,633 shares are beneficially owned by a partner of the firm who is the Secretary of the Company and serves as Secretary and a director of certain of the Company's subsidiaries.

                                    EXPERTS

      The consolidated balance sheets of the Company as of December 31, 1995 and 1996 and the related statements of income, changes in stockholders' investment and cash flows for each of the three years in the period ended December 31, 1996 incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto and have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                   GLOSSARY

      AGGREGATE VESSEL CAPACITY: The aggregate gross tonnage carrying capacity of the Company's fleet, excluding its LASH barges and its towboats.

      BAREBOAT CHARTER: A "net lease" in which the charterer takes full operational control over the vessel for a specified period of time (usually medium- to long-term) for a specified daily rate that is generally paid monthly to the vessel owner. The bareboat charterer is solely responsible for the operation and management of the vessel and must provide its own crew and pay all operating and voyage expenses.

      BREAKBULK VESSEL: An ocean-going vessel that transports general cargo in its hold without first loading such cargo in separate containers. Loading and unloading of a breakbulk vessel requires shoreside assistance.

      BULK CARGO: Cargo stowed unpackaged in a vessel's hold, not enclosed in any container such as a box, bale, bag or cask and not subject to mark or count.

      CONTAINER SHIPS: Vessels that are designed to transport multi-purpose standard sized cargo containers that can also be transported by trucks or rail cars.

      CONTRACT OF AFFREIGHTMENT: A contract by which the vessel owner undertakes to provide space on a vessel for the carriage of specified goods or a specified quantity of goods on a single voyage or series of voyages over a given period of time between named ports (or within certain geographical areas) in return for the payment of an agreed amount per unit of cargo carried. Generally, the vessel owner is responsible for all operating and voyage expenses.

      DRYDOCK: A large, submersible dock in the form of a basin from which the water can be emptied, into which a ship is taken for cleaning and repair of underwater surfaces.

      DWT: Deadweight tons; the aggregate weight of the cargo, fuel and ballast that a vessel may legally carry.

      FLASH VESSEL: A non-self propelled LASH vessel used to move LASH barges between a large LASH vessel and locations other than the main loading and unloading ports.

      FLO-FLO SPVS:  Float-On/Float-Off special purpose vessels.

      GROSS VOYAGE PROFIT: Total revenues less voyage expenses and vessel and barge depreciation.

      LASH VESSEL: An ocean-going vessel that can pick up and drop off barges (or lighters) with its own gantry crane and without assistance from shoreside facilities.

      LINER SERVICE: Operation of a vessel on an established trade route with regularly scheduled sailing dates. The vessel owner receives revenue for the carriage of cargo within the established trading area and pays the operating and voyage expenses incurred.

      LONG-TERM CONTRACT: A contract with a duration of more than five years.

      MARAD: U.S. Maritime Administration, an agency of the U.S. Department of Transportation.

      MEDIUM-TERM CONTRACT: A contract with a duration of three to five years.

      MSC: Military Sealift Command, a branch of the U.S. Department of Defense that awards contracts for the transportation of military supplies.

      MULTI-PURPOSE VESSEL: A vessel capable of transporting both containerized and bulk cargo.

      PROBO VESSEL: An ocean-going vessel with holds or tanks that are rapidly self-cleaning so as to permit the transportation of bulk and liquid products on back-to-back voyages.

      ROLL-ON/ROLL-OFF VESSEL (OR RO/ROS): An ocean-going vessel designed to load and unload vehicles by driving them on and off the vessel. Generally a roll-on/roll-off vessel can also carry containers.

      SHORT-TERM CONTRACT: A contract with a duration of less than three years.

      SPVS:  Special purpose vessels.

      TIME CHARTER: A contract in which the charterer obtains the right for a specified period to direct the movements and utilization of the vessel in exchange for payment of a specified daily rate, generally paid semi-monthly, but the vessel owner retains operational control over the vessel. Typically, the owner fully equips the vessel and is responsible for normal operating expenses, repairs, wages and insurance, while the charterer is responsible for voyage expenses, such as fuel, port and stevedoring expenses.

      TITLE XI GUARANTEED LOAN: A loan for the purchase or construction of marine equipment, the repayment of which is guaranteed by the United States government in return for a small fee. Such guarantee is secured by vessel mortgages in favor of the government. Because of the government guarantee, such loans are issued at lower interest rates than would otherwise be available.

------------------------------------------------------------------------------

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.
                                --------------

                               TABLE OF CONTENTS
                                                                        PAGE
                                                                        ----
Available Information ...............................................     i
Incorporation of Certain Documents by
  Reference .........................................................     i
Summary .............................................................     1
Risk Factors ........................................................     8
Use of Proceeds .....................................................    13
Capitalization ......................................................    13
Selected Consolidated Financial Data ................................    14
Management's Discussion and Analysis
   of Financial Condition and
   Results of Operations ............................................    16
The Exchange Offer ..................................................    22
Business ............................................................    29
Management ..........................................................    44
Principal Stockholders ..............................................    46
Description of Certain Indebtedness .................................    48
Description of New Credit Facility ..................................    48
Description of the New Notes ........................................    49
Book-Entry; Delivery and Form .......................................    69
Plan of Distribution ................................................    72
Legal Matters .......................................................    72
Experts .............................................................    72
Glossary ............................................................    G-1


UNTIL __________, 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTIVITY AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or serves or served in these capacities for another enterprise, if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

      Article VI of the Company's Restated Certificate of Incorporation provides that the Board of Directors is expressly authorized to provide indemnification to the full extent permitted by Delaware law.

      In addition, Article II, Section 7 of the Company's By-laws provides as follows:

      (a) RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding"), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the company or any of its subsidiaries (including nominees and designees who have not yet taken office) or is or was serving at the request of the Company (including any person who has not been duly elected or appointed) as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (the "Indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law ("GCL"), as presently existing or as it may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than the GCL permitted the Company to provide prior to such amendment), against any and all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, amounts paid in connection with any arbitration or investigation and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Indemnitee's rights hereunder shall be contract rights and shall include the right to be paid by the Company for expenses incurred in defending any such proceeding in advance of its final disposition; PROVIDED, HOWEVER, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such proceeding, shall be made only upon delivery to the Company of an undertaking in a form satisfactory to counsel for the Company, by or on behalf of such Indemnitee, to repay all amounts so advanced if it should be ultimately determined that such Indemnitee is not entitled to be indemnified under this provision or otherwise. For purposes of this provision on the term Company shall include any resulting or constituent entities.

      (b) NONEXCLUSIVITY OF RIGHTS. The rights conferred herein on any person shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, contract or other agreement, vote of stockholders or disinterested directors or otherwise.

      (c) INSURANCE. The Company may maintain at its expense, to protect itself and any such director (including nominees and designees who have not yet taken office), officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans) against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the GCL.

      The Purchase Agreement provides that the Initial Purchasers will, severally, indemnify the directors, officers, employees and agents of the Company against certain liabilities, including liabilities under the Securities Act of 1933, insofar as such liabilities arise out of or are based on written information furnished to the Company by the Initial Purchasers.

      Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result thereof, which may be brought against them by reason of their being or having been directors and officers.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      The following is a list of all exhibits filed as part of this Registration Statement.


    EXHIBIT
    NUMBER                  DESCRIPTION OF EXHIBITS
    ------                  -----------------------
      5.1 Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. as to the legality of the Notes.

      10.1 $25,000,000 Credit Agreement dated as of January 22, 1998 by and among International Shipholder, as Borrower, Certain Lenders, as signatories thereto, Citicorp Securities, Inc., as Arranger, and Citibank, N.A., as Administrative Agent.

      12.1  Statement regarding Computation of Ratio of Earnings to Fixed
            Charges.

      23.1  Consent of Arthur Andersen LLP.

      23.2 Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. (included in Exhibit 5).

      24.1 Power of Attorney (included in Signature Page to the Registration Statement).

      25.1  Statement of Eligibility of The Bank of New York.

      99.1  Form of Letter of Transmittal.

      99.2  Form of Notice of Guaranteed Delivery.

ITEM 22.   UNDERTAKINGS.

      The Registrant hereby undertakes the following:

      (a) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under
Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of such registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated document by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on February 11, 1998.

                                          INTERNATIONAL SHIPHOLDING CORPORATION

                                          By:   /s/ ERIK F. JOHNSEN
                                                    Erik F. Johnsen
                                                    President

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Erik F. Johnsen and Gary L. Ferguson, or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

              Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                       TITLE                         DATE
        ---------                       -----                         ----
   /s/ NIELS W. JOHNSEN       Chairman of the Board            February 11, 1998
     Niels W. Johnsen

    /s/ ERIK F. JOHNSEN       President and Director           February 11, 1998
      Erik F. Johnsen

   /s/ NIELS M. JOHNSEN       Executive Vice President and     February 11, 1998
     Niels M. Johnsen         Director

    /s/ ERIK L. JOHNSEN       Executive Vice President and     February 11, 1998
      Erik L. Johnsen         Director

 /s/ HAROLD S. GREHAN, JR.    Vice President and Director      February 11, 1998
   Harold S. Grehan, Jr.

   /s/ GARY L. FERGUSON       Vice President and Chief         February 11, 1998
     Gary L. Ferguson         Financial Officer

    /s/ LAURANCE EUSTIS       Director                         February 11, 1998
      Laurance Eustis

  /s/ RAYMOND V. O'BRIEN      Director                         February 11, 1998
    Raymond V. O'Brien

    /s/ EDWIN LUPBERGER       Director                         February 11, 1998
      Edwin Lupberger

 /s/ EDWARD K. TROWBRIDGE
   Edward K. Trowbridge       Director                         February 11, 1998